As filed with the Securities and Exchange Commission on
                                January __, 1999
==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                 ----------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                 ----------------------------------------------
                                ANB CORPORATION
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

          INDIANA                                         6021
-------------------------------                 -----------------------------
(State or other jurisdiction of                 (Primary Standard Industrial
 incorporation or organization)                  Classification Code Number)

                                   35-1612066
                      ------------------------------------
                      (I.R.S. Employer Identification No.)


        120 West Charles Street, Muncie, Indiana  47305, (765) 747-7575
        -----------------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James R. Schrecongost                  Timothy M. Harden, Esq.
Vice Chairman, President and CEO       John W. Tanselle, Esq.
ANB Corporation                        Krieg DeVault Alexander & Capehart, LLP
120 West Charles Street                One Indiana Square, Suite 2800
Muncie, Indiana  47305                 Indianapolis, Indiana  46204-2017
(765) 747-7575                         (317) 636-4341
(Agent for Service)                    (Copy to)
------------------------------------------------------------------------------
(Name, address, including zip code, and telephone number, including area code, or agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                                 CALCULATION OF REGISTRATION FEE
===================================================================================================
 Title of each class        Amount         Proposed maximum    Proposed maximum        Amount of
    of securities           to be           offering price    aggregate offering     registration
   to be registered       registered           per unit              price                fee
---------------------------------------------------------------------------------------------------
    Common Stock,                               $ N/A             $10,161,797          $2,824.98
  $1.00 stated value    841,364 shares
===================================================================================================

             -----------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             FARMERS STATE BANCORP
                              101 EAST ELM STREET
                          UNION CITY, OHIO  45390-1711


_______________, 1999


Dear Shareholders:

         I am pleased to invite you to attend a special meeting of shareholders of Farmers State Bancorp on:

                     _______________, _______________, 1999
                               _____:_____ __.m.

                           -------------------------
                          Union City, Ohio  45390-1711

         The purposes of the Special Meeting are (1) to consider and vote upon the proposed merger between Farmers State Bancorp and ANB Corporation pursuant to the Agreement and Plan of Merger, dated October 21, 1998, by and between Farmers and ANB, and to (2) to consider and vote upon such other matters that may properly come before the meeting. Under the terms of the Agreement, Farmers will merge with and into ANB, and each outstanding share of Farmers common stock will be converted into the right to receive 5.4 shares of ANB common stock, as described in the Agreement. The exchange ratio will be adjusted if, among other reasons, ANB issues a stock dividend or effects a stock split prior to closing the merger. A copy of the Agreement is attached to the accompanying Proxy Statement-Prospectus as Appendix A.

         The Board of Directors of Farmers believes that the proposed merger between ANB and Farmers is in the best interests of the shareholders of Farmers and the customers and employees of The Farmers State Bank of Union City, Ohio and the communities which the Bank serves. Your Board of Directors has unanimously approved the Agreement and recommends that the shareholders approve it.

         The Board of Directors of Farmers has received an opinion of City Securities Corporation that the consideration to be received by the shareholders is fair, from a financial point of view. A copy of this opinion is included in this Proxy Statement-Prospectus as Appendix C.

         We have enclosed a Notice of Special Meeting of Shareholders and a Proxy Statement-Prospectus containing information about the Special Meeting and the proposed merger. We encourage you to read this document carefully. Also enclosed is a proxy card so you can vote on the merger without attending the Special Meeting. Please complete, sign and date the enclosed proxy card and return it to us as soon as possible in the envelope we have provided. If you decide to come to the Special Meeting, you may vote your shares in person whether or not you have mailed us a proxy.

         Please give this matter your careful consideration.

                                        Sincerely,



                                        ---------------------------------------
                                        James L. Davis, Chief Executive Officer

                             FARMERS STATE BANCORP
                              101 EAST ELM STREET
                          UNION CITY, OHIO  45390-1711

                     NOTICE SPECIAL MEETING OF SHAREHOLDERS
                        to be held on ____________, 1999

To Our Shareholders:

         A Special Meeting of Shareholders of Farmers State Bancorp ("Farmers") will be held on:

                     _______________, _______________, 1999
                               _____:_____ __.m.

                           -------------------------
                          Union City, Ohio  45390-1711

The purposes of the Special Meeting are:

1. To consider and vote upon the proposed merger between Farmers and ANB Corporation, Muncie, Indiana ("ANB") pursuant to the Agreement and Plan of Merger ("Agreement"), dated October 21, 1998, by and between ANB and Farmers. Farmers will merge with and into ANB. Under the terms of the merger, each outstanding share of Farmers common stock will be converted into the right to receive 5.4 shares of ANB common stock, as described in the Agreement. The Agreement, which describes the terms of the merger in detail, is attached as Appendix A to the accompanying Proxy Statement-Prospectus; and

2. To transact such other business which may properly be presented at the Special Meeting or any adjournment thereof.

         Only shareholders of record at the close of business on ____________, 1999 are entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

         Notice is also given that Farmers shareholders are entitled to assert dissenters' rights under Ohio law with respect to the proposed merger with ANB, provided that they comply with the provisions of Sections 1701.84 and 1701.85 of the Ohio General Corporation Law, as amended. A copy of these statutes are attached as Appendix B to the accompanying Proxy Statement-Prospectus.

         Please do not send your stock certificates at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            JAMES C. GOWER
____________, 1999                          SECRETARY

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                                     PROXY STATEMENT
             PROSPECTUS                                    FOR
                 OF                                 SPECIAL MEETING OF
           ANB CORPORATION                             SHAREHOLDERS
              FOR UP TO                                     OF
   841,364 SHARES OF COMMON STOCK                 FARMERS STATE BANCORP
        ($1.00 STATED VALUE)                 TO BE HELD ON ____________, 1999

                          ---------------------------

         The Board of Directors of ANB Corporation and Farmers State Bancorp have agreed that ANB will acquire Farmers in a merger transaction ("Merger"). After the Merger, Farmers will no longer exist, but The Farmers State Bank will become a wholly owned subsidiary of ANB. The Merger will enable the Bank to offer more products and services to its customers. Farmers' Board of Directors believes the Merger is in the best interests of the shareholders of Farmers.

         As a Farmers shareholder, you will receive 5.4 shares of ANB common stock, $1.00 stated value, for each share of Farmers common stock you own on the date of the Merger, subject to certain adjustments, if any. If this exchange results in you owning a fractional share of ANB common stock, ANB will pay you cash for the fractional share. The number of shares of ANB common stock you receive as a result of the Merger will be proportionally increased or decreased if ANB issues a stock dividend or effects a stock split between now and the closing date of the Merger. You have dissenter's rights established by Ohio law that entitle you to receive cash for your shares of Farmers common stock. In order to exercise your dissenter's rights, you must follow certain procedures, which are more fully discussed in this Proxy Statement-Prospectus and in Appendix B. ANB's common stock is traded on the NASDAQ National Market System under the symbol ANBC.

         YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the holders of at least 1/2 of the outstanding shares of Farmers approve it. The special meeting of shareholders to vote on the Merger ("Special Meeting") will be held on:

                     _______________, _______________, 1999
                               _____:_____ ___.m.

                           -------------------------
                          Union City, Ohio  45390-1711

         This Proxy Statement-Prospectus provides you with detailed information about the Special Meeting and the Merger. In addition, you may obtain information about ANB from documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

                  --------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------

SHARES OF ANB COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                  --------------------------------------------


            THIS PROXY STATEMENT, DATED FEBRUARY __, 1999, WAS FIRST
                  MAILED TO SHAREHOLDERS ON FEBRUARY __, 1999.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY  .................................................................    iv

SUMMARY OF SELECTED FINANCIAL DATA -- ANB.................................    ix

SUMMARY OF SELECTED FINANCIAL DATA -- FARMERS.............................    xi

SUMMARY OF EXISTING AND PRO FORMA PER SHARE INFORMATION...................   xvi

FORWARD-LOOKING STATEMENTS................................................    xv

GENERAL INFORMATION.......................................................     1

PROPOSED MERGER...........................................................     2
         Description of the Merger........................................     2
         Background of and Reasons for the Merger.........................     2
         Fairness Opinion of Financial Advisor to Farmers.................     5
         Recommendation of the Board of Directors.........................    10
         Exchange of Farmers Common Stock.................................    10
         Dissenters' Rights of Farmers' Shareholders......................    11
         Resale of ANB Common Stock by Affiliates of Farmers..............    12
         Conditions to the Merger.........................................    13
         Termination......................................................    14
         Restrictions Affecting Farmers...................................    16
         Regulatory Approvals.............................................    17
         Accounting Treatment for the Merger..............................    18
         Effective Time...................................................    18
         Management, Personnel and Employee Benefits After the Merger.....    18

FEDERAL INCOME TAX CONSEQUENCES...........................................    20
         Tax Opinion......................................................    20
         Tax Consequences to ANB and Farmers..............................    21
         Tax Consequences to Farmers Shareholders.........................    21

COMPARATIVE PER SHARE DATA................................................    22
         Nature of Trading Market.........................................    22
         Dividends........................................................    24
         Existing and Pro Forma Per Share Information.....................    25

ANB CORPORATION PRO FORMA CONDENSED COMBINED FINANCIAL
         INFORMATION (Unaudited)..........................................    27

DESCRIPTION OF ANB........................................................    33
         Business ........................................................    33
         Acquisition Policy...............................................    33
         Incorporation of Certain Information by Reference................    33

DESCRIPTION OF FARMERS....................................................    34
         Business ........................................................    34
         Properties.......................................................    34
         Litigation.......................................................    34
         Employees........................................................    35
         Management.......................................................    35
         Security Ownership of Management.................................    36
         Certain Transactions.............................................    37

FARMERS STATE BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
         FARMERS..........................................................    37
         Analysis of Results of Operations................................    38
         Analysis of Changes in Net Interest Income.......................    41
         New Accounting Matters...........................................    49
         Analysis of the Financial Condition &
           Results of Operations for the Nine Months
           Ended September 30, 1998 and 1997..............................    51

REGULATORY CONSIDERATIONS.................................................    55
         Bank Holding Company Regulation..................................    55
         Capital Adequacy Guidelines for Bank Holding Companies...........    56
         Bank Regulation..................................................    56
         Bank Capital Requirements........................................    57
         Branches and Affiliates..........................................    58
         FDICIA   ........................................................    59
         Deposit Insurance................................................    60
         Additional Matters...............................................    61

COMPARISON OF COMMON STOCK................................................    61
         Authorized But Unissued Shares...................................    62
         Preemptive Rights................................................    62
         Dividend Rights..................................................    62
         Voting Rights....................................................    63
         Dissenters' Rights...............................................    64
         Liquidation Rights...............................................    65
         Redemption.......................................................    65
         Anti-Takeover Provisions.........................................    66
         Director Liability...............................................    68
         Director Nominations.............................................    68

LEGAL OPINIONS............................................................    69

EXPERTS  .................................................................    69

OTHER MATTERS.............................................................    69

AVAILABLE INFORMATION.....................................................    70

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    71

                                    SUMMARY

         This summary highlights some of the information contained in this Proxy Statement-Prospectus. Because this is a summary, it does not contain all the information that may be important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred you to.

THE PARTIES TO THE MERGER

ANB CORPORATION
120 West Charles Street
Muncie, Indiana  47305
(765) 747-7600

ANB is a multibank holding company located in Muncie, Indiana. We own and operate two affiliate banks with 31 offices in eight Indiana counties. As of September 30, 1998, our total assets were approximately $612 million and our ratio of total capital to risk-adjusted assets was 12.3%. This capital ratio is well in excess of applicable regulatory requirements. See "DESCRIPTION OF ANB" on page _____.

FARMERS STATE BANCORP
101 East Elm Street
Union City, Ohio 45390-1711
(937) 968-3141

Farmers is an Ohio corporation and a bank holding company located in Union City, Ohio. It owns all of the outstanding shares of common stock of The Farmers State Bank of Union City, Ohio ("Bank"), which is organized as a state bank chartered under Ohio law. As of September 30, 1998, Farmers had total assets of approximately $92.8 million and its ratio of total capital to risk-adjusted assets was 17.44%. See "DESCRIPTION OF FARMERS" on page _____.

THE MERGER

Description of the Merger. We propose a merger in which Farmers merges into ANB. When the Merger is completed, Farmers will cease to exist. Following the Merger, the Bank will be a wholly owned subsidiary of ANB.

Exchange of Farmers Common Stock. As a Farmers shareholder, each of your shares of Farmers common stock automatically will become exchangeable for 5.4 shares of ANB's common stock. The total number of shares of ANB common stock you will receive therefore will be equal to 5.4 times the number of shares of Farmers common stock you own. The number of shares you may receive as a result of the Merger is subject to adjustment if, among other reasons, ANB issues a stock dividend or effects a stock split prior to closing the Merger. ANB will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based upon the market value of ANB's common stock. Following the Merger, you will be entitled to exchange your shares of Farmers common stock by sending your Farmers common stock share certificates and a form we will send you to ANB or its agent, which will then exchange them for shares of ANB's common stock. For example, if you owned 27 shares of Farmers common stock, after the Merger you will send in the letter of transmittal and your old Farmers certificates and in exchange you will receive 145 shares of ANB's common stock and a check for the market value of eight-tenths (.8) of one share. The price at which ANB common stock traded on __________, 1999, as reported by the NASDAQ National Market System, was $________ per share. See "PROPOSED MERGER -- Exchange of Farmers Common Stock" on page _____ and Appendix A to this Proxy Statement.

Reasons for the Merger. In considering the Merger with ANB, the Board of Directors of Farmers collected and evaluated a variety of economic, financial and market information regarding ANB, its business and its reputation and future prospects. In the opinion of the Board of Directors of Farmers, favorable factors included ANB's management, the compatibility of its markets to those of the Bank and the attractiveness of ANB's offer from a financial perspective. The Board also considered the potential benefits of owning ANB common stock. ANB's common stock is traded in the over-the-counter market and reported on the NASDAQ National Market System. Farmers common stock has no established public trading market. The Farmers Board also determined that the Merger would have a positive, long-term impact on the Bank's customers and employees and the communities served by the Bank. See "PROPOSED MERGER -- Background of and Reasons for the Merger" on page _____.

Recommendation of the Board of Directors of Farmers. The Board of Directors of Farmers believes that the Merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the Merger. See "PROPOSED MERGER -- Recommendation of the Board of Directors" on page _____.

Conditions to the Merger. The completion of the Merger depends on a number of conditions being met. In addition to ANB's compliance with the Agreement and Plan of Merger, these include:

1. Approval of the Agreement and Plan of Merger by the holders of at least one-half (1/2) of the outstanding shares of Farmers common stock.

2. Receipt of a legal opinion that, for federal income tax purposes, ANB, Farmers and Farmers' shareholders who exchange their shares for shares of ANB Common Stock will not recognize any gain or loss as a result of the Merger, except in connection with the payment of cash instead of fractional shares. This opinion will be subject to various limitations, and we recommend that you read the more complete description of tax consequences provided in this document beginning at page _____.

3. The Merger qualifies for use of the pooling-of-interests method of accounting.

See "PROPOSED MERGER -- Conditions to Consummation" on page _____.

Termination of the Merger. ANB and Farmers can agree at any time to terminate the Agreement and Plan of Merger ("Agreement") without completing the Merger, even if the shareholders of Farmers have approved it. Also, either of us can decide, without the consent of the other, to terminate the Agreement if:

1. The other party has breached or misrepresented any warranty contained in the Agreement.

2. The other party has breached or failed to comply with any covenant contained in the Agreement.

3. Certain claims, proceedings or litigation have been commenced or threatened.

4.   The Merger has not been completed by September 30, 1999.

See "PROPOSED MERGER -- Termination" on page _____.

Effective Time of the Merger. ANB and Farmers anticipate that the Merger will be completed during the second quarter of 1999. See "PROPOSED MERGER -- Effective Time" on page _____.

Approval by Banking Regulatory Agencies. The Merger requires the prior approval of the Board of Directors of the Federal Reserve System and the Ohio Division of Financial Institutions. ANB will be filing an application with these agencies for their prior approval of the Merger.

Management, Personnel and Operations After the Merger. After the Merger takes place, Farmers will no longer exist. The Board of Directors and officers of the Bank will remain unchanged following the Merger, except that a representative of ANB will be appointed to the Board of Directors of the Bank. ANB will increase the size of its Board of Directors and elect a representative of the Board of Directors of Farmers, who is serving prior to the time the Merger is consummated. The employees of the Bank will receive the benefits under the current policies and employee benefit plans of ANB. See "PROPOSED MERGER -- Description of the Merger", "-- Management, Personnel and Operations After the Merger" on page _____ and "DESCRIPTION OF FARMERS -- Management" on page _____.

Federal Income Tax Consequences to Shareholders of Farmers. In general, we expect that for federal income tax purposes you will not recognize gain or loss as a result of the exchange of your shares of Farmers common stock for shares of ANB common stock. However, if you receive cash in exchange for your shares of Farmers common stock (in lieu of fractional shares) or if you exercise dissenter's rights, you will recognize capital gain or loss on such exchange. We urge you to consult with your tax advisors with respect to the tax consequences of the Merger to you. See "FEDERAL INCOME TAX CONSEQUENCES" on page _____.

Dissenters' Rights. You have dissenter's rights established by Ohio law which entitle you to receive cash for your shares of Farmers common stock. In the event that holders of greater than 10% of the outstanding shares of Farmers common stock become entitled, by exercise of dissenters' rights or otherwise, to receive cash instead of ANB common stock, the Merger will not qualify as a pooling-of-interests transaction for accounting purposes and ANB would have the right to terminate the Agreement. In order to exercise your dissenter's rights, you must follow certain procedures, including filing certain notices and not voting your shares in favor of the Merger. You will not receive any shares of ANB common stock if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Ohio law governing this process are attached to this document as Appendix B. See "PROPOSED MERGER -- Rights of Dissenting Shareholders of Farmers" on page _____.

Resale of ANB Common Stock. Certain resale restrictions apply to the sale or transfer of shares of ANB common stock issued to directors, executive officers and 10% shareholders of Farmers in exchange for their shares of Farmers common stock. See "PROPOSED MERGER -- Resale of ANB Common Stock by Affiliates of Farmers" on page _____.

Comparative Shareholder Rights. When the Merger is completed, you will become a shareholder of ANB. As a result, your rights as a shareholder, which are now governed by Ohio law and the Articles of Incorporation and Code of Regulations of Farmers, will be governed by Indiana law and ANB's Articles of Incorporation and By-laws. See "COMPARISON OF COMMON STOCK" on page _____.

Trading Market for Common Stock. There is presently no established public trading market for shares of Farmers common stock. Shares of ANB common stock are traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. The closing price of ANB common stock as reported by the NASDAQ National Market System was $24.25 per share on October 20, 1998, the business day before the Merger was publicly announced, and was $__________ per share on ____________, 1999. Assuming the Merger had been completed on ____________, 1999, you and the other Farmers shareholders would have received, in exchange for all of the shares of Farmers common stock, shares of ANB common stock having a total market value of $__________, which represents $__________ per share of Farmers common stock (including cash received in lieu of any fractional share interest). See "COMPARATIVE PER SHARE DATA" on page _____.

SPECIAL MEETING

Date, Time and Place of Special Meeting. ____________, 1999, at _____ __.m., local time, at ________________ ___________, located at ____________________,
Union City, Ohio 45390-1711.

Purposes of Special Meeting. At the Farmers' special meeting, you will be asked:

1.   to approve the merger of Farmers with ANB; and

2. to act upon any other items that may be submitted to a vote at the Special Meeting.

See "NOTICE OF SPECIAL MEETING OF SHAREHOLDERS" and the discussions under the captions "GENERAL INFORMATION" and "PROPOSED MERGER" on pages _____.

Required Shareholder Vote. In order to approve the Merger, the holders of at least one-half (1/2) of the issued and outstanding shares of Farmers common stock must vote in its favor.

Directors and executive officers of Farmers beneficially own in the aggregate, directly and indirectly, approximately 21.7% of the outstanding shares of Farmers common stock. See "GENERAL INFORMATION", "PROPOSED MERGER -- Conditions to Consummation" and "DESCRIPTION OF FARMERS -- Security Ownership of Management" on pages _____, _____ and _____, respectively.

Shares Outstanding and Entitled to Vote. As of _______________, 1999, there were __________ shares of Farmers common stock outstanding. You can vote at the special meeting of Farmers if you owned Farmers common stock at the close of business on _______________, 1999. See "GENERAL INFORMATION" on page _____.

Proxies. You can revoke your proxy at any time before it is exercised by delivering a later dated proxy to Farmers or by written notice delivered to the Secretary of Farmers. See "GENERAL INFORMATION" on page _____.

                   SUMMARY OF SELECTED FINANCIAL DATA -- ANB
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary sets forth selected consolidated financial information relating to ANB. This information should be read in conjunction with the financial statements and notes incorporated herein by reference.

                                                                  Year Ended December 31,
                                            --------------------------------------------------------------------
                                               1997           1996          1995          1994          1993
                                            -----------    -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
  Interest income - tax equivalent (1)     $     41,013   $     38,743  $     36,716  $     30,356  $     26,152
  Interest expense                               17,215         16,396        15,647        11,685        10,507
                                            -----------    -----------   -----------   -----------   -----------
  Net interest income - tax equivalent (1)       23,798         22,347        21,069        18,671        15,645
  Tax equivalent adjustment (1)                   1,294          1,319         1,245         1,260         1,221
                                            -----------    -----------   -----------   -----------   -----------
  Net interest income                            22,504         21,028        19,824        17,411        14,424
  Provision for loan losses                         955          1,089         1,084           277           519
                                            -----------    -----------   -----------   -----------   -----------
  Net interest income after provision for
    loan losses                                  21,549         19,939        18,740        17,134        13,905
  Noninterest income                              7,595          7,000         6,541         6,602         6,126
  Noninterest expense                            18,589         18,139        17,474        16,935        13,188
                                            -----------    -----------   -----------   -----------   -----------
  Income before income taxes and cumulative
    effect of change in accounting method        10,555          8,800         7,807         6,801         6,843
  Income taxes                                    3,548          2,794         2,522         2,031         1,856
                                            -----------    -----------   -----------   -----------   -----------
  Income before cumulative effect of
    change in accounting method                   7,007          6,006         5,285         4,770         4,987
  Cumulative effect of change in method
    of accounting for income tax                    ---            ---           ---           ---           198
                                            -----------    -----------   -----------   -----------   -----------
  Net income                               $      7,007   $      6,006  $      5,285  $      4,770  $      5,185
                                            ===========    ===========   ===========   ===========   ===========
BALANCE SHEET DATA
  Total assets                             $    525,490   $    493,847  $    483,236  $    441,586  $    346,335
  Total loans, net                              405,274        372,681       346,016       326,105       237,908
  Total deposits                                411,262        405,845       415,351       380,132       289,492
  Federal Home Loan Bank advances                39,615         14,000         2,395           395           395
  Shareholders' equity                           56,233         51,341        49,471        44,910        41,703
PER SHARE DATA (2)
  Net income - basic                       $       1.55   $       1.33  $       1.16  $       1.05  $       1.14
  Net income - diluted                             1.52           1.31          1.14          1.03          1.12
  Cash dividends paid                              0.64           0.55          0.46          0.41          0.37
  Book value at year-end                          12.41          11.43         10.92          9.85          9.17
SELECTED PERFORMANCE RATIOS
  Return on assets                                 1.41   %       1.27  %       1.17  %       1.15  %       1.49   %
  Return on equity                                13.34          12.29         11.37         11.01         12.99
  Equity to assets                                10.70          10.40         10.24         10.17         12.04
  Net charge-offs to average loans                 0.22           0.16          0.26          0.04          0.48
  Allowance for loan losses to average loans       0.90           0.94          0.85          0.90          0.57


(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax eq ent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses thuival equivalent basis in order to present net interest income in accordance with generally accepted accounting principlese tax ("GAAP"), as reflected in the consolidated financial statements.

(2) Per share amounts have been restated to give retroactive effect to the 1995 stock split.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         Nine Months ended September 30,
                                                                     ----------------------------------------
                                                                           1998                   1997
                                                                     -----------------     ------------------
RESULTS OF OPERATIONS
    Interest income - tax equivalent (1)                            $           32,634    $            30,384
    Interest expense                                                            13,885                 12,701
                                                                     -----------------     ------------------
    Net interest income - tax equivalent (1)                                    18,749                 17,683
    Tax equivalent adjustment (1)                                                  997                    959
                                                                     -----------------     ------------------
    Net interest income                                                         17,752                 16,724
    Provision for loan losses                                                      387                    683
                                                                     -----------------     ------------------
    Net interest income after provision for loan losses                         17,365                 16,041
    Noninterest income                                                           6,726                  5,580
    Noninterest expense                                                         15,163                 13,553
                                                                     -----------------     ------------------
    Income before income taxes                                                   8,928                  8,068
    Income taxes                                                                 2,972                  2,715
                                                                     -----------------     ------------------
    Net income                                                      $            5,956    $             5,353
                                                                     =================     ==================
BALANCE SHEET DATA
    Total assets                                                    $          612,496    $           513,978
    Total loans, net                                                           432,989                398,270
    Total deposits                                                             497,909                423,077
    Federal Home Loan Bank advances                                             42,145                 18,780
    Shareholders' equity                                                        60,125                 55,083
PER SHARE DATA (2)
    Net income - basic                                              $             1.31    $              1.19
    Net income - diluted                                                          1.28                   1.16
    Cash dividends paid                                                            .53                    .47
    Book value at period-end                                                     13.19                  12.19
SELECTED PERFORMANCE RATIOS
    Return on assets                                                              1.48 %                 1.45 %
    Return on equity                                                             13.99                  13.78
    Equity to assets                                                              9.82                  10.72
    Net charge-offs to average loans                                               .06                    .19
    Allowance for loan losses to average loans                                     .87                    .88

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles ("GAAP"), as reflected in the consolidated financial statements.

(2) Per share amounts have been restated to give retroactive effect to the 1995 stock split.

                 SUMMARY OF SELECTED FINANCIAL DATA -- FARMERS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following summary sets forth selected consolidated financial information relating to Farmers. This summary should be read in conjunction with the consolidated financial statements and the notes thereto of Farmers contained elsewhere herein.

    The historical financial data as of and for the year ended December 31, 1997 have been derived from the audited financial statements of Farmers included elsewhere in this Proxy Statement-Prospectus. The historical financial data as of and for the two years ended December 31, 1996 have been derived from unaudited financial statements of Farmers included herein. The historical data for the two years ended December 31, 1994 and 1993 have been derived from unaudited financial statements of Farmers not included herein. The financial data as of and for the nine months ended September 30, 1998 and 1997 have been derived from Farmers unaudited financial statements included herein. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the entire year.

                                                                               Year ended December 31,
                                                              ------------------------------------------------------
                                                                1997       1996       1995       1994        1993
                                                              ---------  ---------  ---------  ---------  ----------
RESULTS OF OPERATIONS
    Interest income-tax equivalent (1)                       $    7,189 $    7,051 $    6,686 $    6,194 $     6,279
    Interest expense                                              3,570      3,452      3,279      2,611       2,771
                                                              ---------  ---------  ---------  ---------  ----------
    Net interest income-tax equivalent (1)                        3,619      3,599      3,407      3,583       3,508
    Tax equivalent adjustment (1)                                    46         44         41         88         102
                                                              ---------  ---------  ---------  ---------  ----------
    Net interest income                                           3,573      3,555      3,366      3,495       3,406
    Provision for loan losses                                        72         67         60        125         230
                                                              ---------  ---------  ---------  ---------  ----------
    Net interest income after provision for loan losses           3,501      3,488      3,306      3,370       3,176
    Noninterest income                                              349        362        350        274         336
    Noninterest expense                                           2,262      2,205      2,218      2,239       2,282
                                                              ---------  ---------  ---------  ---------  ----------
    Income before income taxes                                    1,588      1,645      1,438      1,405       1,230
    Income tax expense                                              554        581        497        449         388
                                                              ---------  ---------  ---------  ---------  ----------
    Net income                                               $    1,034 $    1,064 $      941 $      956 $       842
                                                              =========  =========  =========  =========  ==========
BALANCE SHEET DATA
    Total assets                                             $   90,893 $   91,097 $   89,990 $   85,621 $    82,418
    Investment in debt securities:
       Available-for-sale                                         7,184      5,965      6,179      5,367         ---
       Held-to-maturity                                          11,343     16,396     20,999     23,961      30,071
                                                              ---------  ---------  ---------  ---------  ----------
          Total investments in debt securities                   18,527     22,361     27,178     29,328      30,071
    Loans                                                        66,291     64,127     57,273     50,816      46,484
    Allowance for loan losses                                     1,109      1,109      1,099      1,045       1,019
    Deposits:
       Noninterest-bearing                                        4,899      5,417      6,484      5,988       5,373
       Interest-bearing                                          75,720     74,844     73,997     70,601      67,967
                                                              ---------  ---------  ---------  ---------  ----------
          Total deposits                                         80,619     80,261     80,481     76,589      73,340
    Stockholders' equity                                          9,504      9,394      8,910      8,456       7,867
PER SHARE DATA
    Net income-basic                                         $     6.63       6.45       5.48       5.54        4.89
    Net income-fully diluted                                       6.63       6.45       5.48       5.54        4.89
    Cash dividends paid                                            2.45       2.25       2.05       1.90        1.65
    Book value per common share                                   61.77      57.37      53.54      49.03       45.62
SELECTED PERFORMANCE RATIOS
    Return on assets                                               1.13%      1.18%      1.08%      1.15 %     1.03%

                                                                               Year ended December 31,
                                                              ------------------------------------------------------
                                                                1997       1996       1995       1994        1993
                                                              ---------  ---------  ---------  ---------  ----------
    Return on equity                                              10.96      11.59      10.66      11.56       11.07
    Equity to assets                                              10.46      10.31       9.90       9.88        9.55
    Net charge-offs to average loans                               0.11       0.10       0.01       0.20        0.17
    Allowance for loan losses to average loans                     1.69       1.88       2.04       2.13        2.19

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles ("GAAP"), as reflected in the consolidated financial statements.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            Nine months ended September 30,
                                                                          ------------------------------------
                                                                                1998                1997
                                                                          ----------------    ----------------
RESULTS OF OPERATIONS
     Interest income-tax equivalent (1)                                  $           5,396   $           5,372
     Interest expense                                                                2,698               2,666
                                                                          ----------------    ----------------
     Net interest income-tax equivalent (1)                                          2,698               2,706
     Tax equivalent adjustment (1)                                                      40                  34
                                                                          ----------------    ----------------
     Net interest income                                                             2,658               2,672
     Provision for loan losses                                                          45                  61
                                                                          ----------------    ----------------
     Net interest income after provision for loan losses                             2,613               2,611
     Noninterest income                                                                270                 261
     Noninterest expense                                                             1,734               1,680
                                                                          ----------------    ----------------
     Income before income taxes                                                      1,149               1,192
     Income tax expense                                                                407                 414
                                                                          ----------------    ----------------
     Net income                                                          $             742   $             778
                                                                          ================    ================
BALANCE SHEET DATA
     Total assets                                                                   92,821              90,638
     Investment in debt securities:
         Available-for-sale                                                         10,681               6,238
         Held-to-maturity                                                           10,187              12,619
                                                                          ----------------    ----------------
                  Total investments in debt securities                              20,868              18,857
     Loans                                                                          67,092              67,212
     Allowance for loan losses                                                         985               1,097
     Deposits:
         Noninterest-bearing                                                         4,390               4,242
         Interest-bearing                                                           77,768              75,981
                                                                          ----------------    ----------------
                  Total deposits                                                    82,158              80,223
     Stockholders' equity                                                           10,032               9,345
PER SHARE DATA
     Net income-basic                                                    $            4.82   $            4.97
     Net income-fully diluted                                                         4.82                4.97
     Cash dividends paid                                                              1.95                1.80
     Book value per common share                                                     65.22               60.61
SELECTED PERFORMANCE RATIOS
     Return on assets                                                                 1.08%               1.14%
     Return on equity                                                                10.11               11.02
     Equity to assets                                                                10.81               10.31
     Net charge-offs to average loans                                                 0.37                0.15
     Allowance for loan losses to average loans                                       1.48                1.67

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. The tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles ("GAAP"), as reflected in the consolidated financial statements.

            SUMMARY OF EXISTING AND PRO FORMA PER SHARE INFORMATION

         The following summary sets forth selected existing and pro forma per share information relating to ANB and to Farmers. This information should be read in conjunctions with the pro forma condensed combined financial information contained elsewhere herein.

                                                                          As Reported
                                            ------------------------------------------------------------------------
                                               Basic Net         Diluted Net           Cash            Book Value
                  ANB                           Income             Income            Dividends        at Period End
----------------------------------------    ---------------    ---------------    ---------------    ---------------
Nine Months Ended September 30,
1998                                       $        1.31        $      1.28        $      0.53       $      13.19
Year Ended December 31,
         1997                                       1.55               1.52               0.64              12.41
         1996                                       1.33               1.31               0.55              11.43
         1995                                       1.16               1.14               0.46              10.92

                                                                          As Reported
                                            ------------------------------------------------------------------------
                                               Basic Net         Diluted Net           Cash            Book Value
                Farmers                         Income             Income            Dividends        at Period End
----------------------------------------    ---------------    ---------------    ---------------    ---------------
Nine Months Ended September 30,
1998                                       $        4.82        $      4.82        $      1.95       $      65.22
Year Ended December 31,
         1997                                       6.63               6.63               2.45              61.77
         1996                                       6.45               6.45               2.25              57.37
         1995                                       5.48               5.48               2.05              53.54

                                                     Basic Net Income                     Diluted Net Income
                                            ----------------------------------    ----------------------------------
                                                                   Farmers                               Farmers
                                                ANB Pro          Equivalent           ANB Pro          Equivalent
                                               Forma (1)             (1)             Forma (1)             (1)
                                            ---------------    ---------------    ---------------    ---------------
Nine Months Ended September 30,
1998                                       $        1.24        $      6.70        $      1.22       $       6.59
Year Ended December 31,
         1997                                       1.50               8.10               1.47               7.94
         1996                                       1.31               7.07               1.29               6.97
         1995                                       1.14               6.16               1.12               6.05

                                                      Cash Dividends
                                            ----------------------------------
                                                  ANB              Farmers
                                             Pro Forma (1)     Equivalent (1)
                                            ---------------    ---------------
Nine Months Ended September 30, 1998       $        0.53       $       2.86
Year Ended December 31,
         1997                                       0.64               3.46
         1996                                       0.55               2.97
         1995                                       0.46               2.48

                                                 Book Value at Period End
                                            ----------------------------------
                                                  ANB              Farmers
                                             Pro Forma (1)     Equivalent (1)
                                            ---------------    ---------------
As of September 30, 1998                   $       13.02       $      70.31
As of December 31, 1997                            12.26              66.20

----------------------------------------

(1) Considers the pending merger with Farmers. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

                           FORWARD-LOOKING STATEMENTS

         This Proxy Statement-Prospectus (including information included or incorporated by reference herein) contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of ANB and Farmers, as well as certain information relating to the Merger, including, without limitation:

         1. statements relating to the cost savings estimated to result from the Merger;
         2. statements relating to revenues estimated to result from the Merger;
         3. statements relating to the restructuring charges estimated to be incurred in connection with the Merger;
         4. statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements due to, among others, the following factors:

         1. expected cost savings from the Merger may not be fully realized or realized within the expected time frame;
         2. revenues following the Merger may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the Merger may be greater than expected;
         3. competitive pressures among depository and other financial institutions may increase significantly;
         4.       changes in the interest rate environment may reduce margins;
         5. general economic or business conditions, either nationally or in the states in which ANB is doing business, may be less favorable than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
         6. legislative or regulatory changes may adversely affect the business in which ANB is engaged;
         7. technological changes (including "Year 2000" data systems compliance issues) may be more difficult or expensive than anticipated; and
         8.       changes may occur in the securities markets.

                              GENERAL INFORMATION

         This Proxy Statement is furnished to the shareholders of Farmers in connection with the solicitation by its Board of Directors of proxies for use at the Special Meeting of Shareholders to be held on ____________, 1999, at ________ __.m., local time, _________________________, located at
________________________, Union City, Ohio 45390-1711. This Proxy Statement is
first being mailed to shareholders of Farmers on February __, 1999.

         The purposes of the Special Meeting of Shareholders are to (1) consider and vote upon the proposed merger between Farmers and ANB and (2) transact such other business which may properly be presented at the Special Meeting or any adjournment thereof. In the Merger, Farmers will merge into ANB and the separate existence of Farmers will cease. Each share of Farmers Common Stock will convert into the right to receive 5.4 shares of ANB common stock, $1.00 stated value per share ("ANB Common Stock"), subject to certain adjustments, if any. See "PROPOSED MERGER."

         The affirmative vote of the holders of at least one-half (1/2) of the outstanding shares of Farmers common stock, $20.00 par value per share ("Farmers Common Stock"), is required for approval of the Merger. Only holders of Farmers Common Stock of record at the close of business on ____________, 1999 ("Record Date") are entitled to notice of, and to vote at, the Special Meeting. There were __________ shares of Farmers Common Stock outstanding on the Record Date, which were held of record by approximately 319 shareholders. For each matter to be voted on at the Special Meeting, each share of Farmers Common Stock is entitled to one vote.

         The cost of soliciting proxies will be borne by Farmers. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and certain employees of Farmers who will not be specially compensated for such soliciting.

         The shares represented by proxies properly signed and returned will be voted at the Special Meeting as instructed by the shareholders of Farmers giving the proxies. In the absence of specific instructions to the contrary, proxies will be voted FOR approval of the Merger, as described in this Proxy Statement and in accordance with the recommendation of the Board of Directors of Farmers with respect to any other matter which may properly be presented at the Special Meeting. Dissenting Farmers shareholders are entitled to certain appraisal rights with respect to the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders of

Farmers". Any shareholder giving a proxy has the right to revoke it at any time before it is exercised. Therefore, execution of a proxy will not affect a shareholder's right to vote in person if he or she attends the Special Meeting. Revocation may be made by a later dated proxy delivered to Farmers by written notice received by the Secretary of Farmers prior to the Special Meeting, or by written notice delivered to the Secretary of Farmers at the Special Meeting. To be effective, any revocation must be received before the proxy is voted.

                                PROPOSED MERGER

         At the Special Meeting, the shareholders of Farmers will consider and vote upon approval of the Merger, certain features of which are summarized below. The following summary of certain aspects of the Merger does not purport to be a complete description of the terms and conditions of the Merger and is qualified in its entirety by reference to the Agreement, which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.

DESCRIPTION OF THE MERGER

         In the Merger, Farmers will merge with and into ANB. ANB will be the surviving corporation in the Merger and the separate corporate existence of Farmers will cease. As a result, the Bank will become a wholly-owned subsidiary of ANB.

         As of September 30, 1998, Farmers had consolidated assets of $92.8 million, consolidated deposits of $82.2 million, consolidated shareholders' equity of $10 million and consolidated net income for the nine months then ended of $742,000. Based upon the pro forma financial information included elsewhere in this Proxy Statement and assuming that the Merger had been consummated on September 30, 1998, Farmers represented as of such date 13.2% of the consolidated assets of ANB, 14.2% of its consolidated deposits, 14.3% of its consolidated shareholders' equity and, for the nine month period then ended, 11.1% of its consolidated net income. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

BACKGROUND OF AND REASONS FOR THE MERGER

         The opportunities and challenges facing a community bank centered in Darke County, Ohio have been under review by the Board of Farmers for the past few years. In September 1997, the Board engaged Young & Associates, Inc. ("Young") to assist it in evaluating growth opportunities for Farmers. Through this focused process, it became apparent to the Board that (i) the regulatory burden every commercial bank faces imposes a special hardship on a community bank that is not operating at a scale to permit it to efficiently spread the costs of development and implementation of compliance systems across a large base of revenues; (ii) technological advances in financial products and services as well as in internal bank systems can be exploited more efficiently by a larger institution; and (iii) increased competition resulting from new and bigger financial services competitors negatively affects the potential for growth of a community bank. Young then developed an analysis of possible expansion strategies including acquisitions of banks or branches and de novo branching. The cumulative effect of these and other factors on creating value for Farmers' shareholders weighed heavily in favor of changing Farmers' historic course of remaining independent.

         In June 1998, the Board formed a special committee of three directors, namely, C. Daniel Wright, Errol Klem and James L. Davis (the "Committee"), and charged it with the responsibility to investigate possible affiliations with other financial institutions. From time to time, Farmers had received various unsolicited indications of interest in possible affiliations with larger financial institutions in nearby markets. The Committee began discussions in earnest with such institutions, as well as with other institutions which were identified as possible candidates for affiliation and which met the criteria the Board and the Committee developed for an attractive merger partner, which is described below.

         As a part of its deliberations in June 1998, the Board reaffirmed (i) its commitment to its various constituencies, including shareholders, customers, employees, and the communities served by Farmers, especially Union City and Losantville and (ii) its desire to maximize shareholder value. As a result of these considerations, the Board developed several criteria to use as a framework for analysis in considering any merger partner, including the following:

         (a) An attractive price, with a clear preference for Farmers' shareholders to have the ability to receive a merger partner's stock in a transaction structured to be tax-deferred to Farmers' shareholders who receive stock;
         (b) The likely continuation of the essential nature of the services offered by Farmers in Union City and Losantville;
         (c) Liquidity, through the ownership of the merger partner's stock as compared to Farmers' stock; and
         (d)      The avoidance of undue disruption of the employees of Farmers.

         The Board decided that Farmers should employ the Indianapolis law firm of Ice Miller Donadio & Ryan as special legal counsel to assist it in evaluating its alternatives and negotiating with possible merger partners. In June and July 1998, members of the Committee met with representatives of financial institutions, some of whom had previously expressed an interest in a merger with Farmers. In addition, the Committee and legal counsel had discussions with other possible merger candidates. By the end of July, six different possible merger candidates had been approached.

         In August 1998, the Committee had further, more detailed, discussions with the two institutions who were regarded preliminarily as the most acceptable merger partners under the criteria the Board had developed. Each of these institutions, one of which was ANB, became increasingly interested in a merger with Farmers and gave the Committee some indication of the range of the bid it might make. Each was given the opportunity, after signing a confidentiality agreement, to conduct an initial investigation of Farmers' books and records relevant to a possible acquisition. By the end of August the Committee believed that of the two institutions, ANB was prepared to make the more attractive offer. This was confirmed on September 3, 1998, when the Farmers' Board met with representatives of ANB and ANB made an offer that provided for a larger amount of consideration to be paid to Farmers' shareholders. The Farmers' Board authorized and directed the Committee and its legal counsel to negotiate with ANB the terms and conditions of a definitive agreement and to submit any such definitive agreement to the Board for its approval. At ANB's request, Farmers signed an exclusive dealing agreement whereby Farmers agreed to refrain, for a limited time period, from negotiating with any other possible merger candidate while negotiations continued and ANB conducted a more detailed "due diligence review" of Farmers' books and records.

         Concurrently with the negotiation of the definitive agreement, the Committee and the full Board continued to analyze the offer to merge into ANB. The Board decided that Farmers should retain the investment banking firm of City Securities Corporation ("CSC"), headquartered in Indianapolis, which possesses expertise with respect to valuation of banks and bank holding companies, to (i) share with the Board its analysis of the offer from the perspective of the shareholders of Farmers and (ii) provide a letter expressing its opinion as to the fairness to the shareholders of Farmers, from a financial point of view, of the terms of the proposed definitive agreement (the "Fairness Opinion"). CSC reviewed drafts of the definitive agreement and participated in related discussions and meetings, including the special meeting of the Board of Directors of Farmers held October 21, 1998. At that meeting, CSC shared with the Board its analysis of the offer from the perspective of the shareholders of Farmers, and it indicated that, based on a number of factors and analyses, CSC believed that the proposed definitive agreement was fair, from a financial point of view, to the shareholders of Farmers.

         At the October 21st Board meeting, the Board discussed the definitive agreement in detail. In addition to being advised by CSC, the Board considered the comments of legal counsel regarding numerous features of the proposed definitive agreement and the considerations involved in the development of its provisions. Having concluded that affiliating with ANB and executing and delivering the definitive agreement were in the best interests of Farmers and its shareholders, the Board of Directors of Farmers unanimously approved the definitive agreement and authorized and directed C. Daniel Wright, Errol Klem and James L. Davis, the three of them acting together, to complete the negotiation, and to execute the definitive agreement and deliver it to ANB. Messrs. Wright, Klem, and Davis did so that same day.

FAIRNESS OPINION OF FINANCIAL ADVISOR TO FARMERS

         CSC was engaged by Farmers to advise the Farmers Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by ANB to Farmers' shareholders as set forth in the Agreement.

         CSC is a recognized investment-banking firm with offices in Indianapolis, Fort Wayne, South Bend, Anderson and Lafayette, Indiana. As part of its investment banking business, CSC is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. CSC does not have a material financial interest in Farmers or ANB. CSC was selected to advise the Farmers Board based on its familiarity with the regional financial institution market and knowledge of the banking industry as a whole.

         In connection with its advice as to the fairness of the consideration paid by ANB, CSC performed certain analyses described herein and verbally presented the range of values for Farmers resulting from such analyses to the Farmers Board at a special meeting on October 21, 1998. The analyses have been updated as of the date of this Proxy Statement/Prospectus and the written Fairness Opinion is attached as Appendix C to this document. The Fairness Opinion, which should be read in its entirety, includes a summary of the assumptions made and information analyzed by CSC in reaching its conclusion.

         In arriving at its Fairness Opinion, CSC reviewed certain publicly available business and financial information relating to Farmers and ANB. CSC considered certain financial and stock market data of Farmers and ANB, compared that data with similar data for certain other publicly-held bank holding companies and considered the financial terms of certain other comparable bank transactions in Ohio, Indiana, Michigan, Illinois and Kentucky that had recently been effected. In addition, CSC also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, CSC did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by CSC were based on assumptions believed by CSC to be reasonable and to reflect currently available information. CSC did not make an independent evaluation or appraisal of the assets of Farmers or ANB. CSC took into consideration discussions Farmers had with other financial institutions concerning possible affiliation with Farmers.

         As a part of preparing the Fairness Opinion, CSC performed a due diligence review of ANB. As part of the due diligence, CSC reviewed the following items: reports filed with the SEC by ANB on Forms 8-K, 10-K and 10-Q for the periods ending December 31, 1997 and year-to-date 1998; the Notice of the 1998 Annual Meeting and Proxy Statement; reports of independent auditors and management letters and responses thereto for the year ending December 31, 1997; board minutes of ANB and its wholly-owned subsidiary and lead bank, American National Bank and Trust Company of Muncie, Muncie, Indiana ("ANBTC"), from October 1997 through November, 1998; the most recent regulatory reports of examinations for ANB and certain subsidiaries issued prior to the date of this Proxy Statement/Prospectus; the analysis and calculation of the allowance for loan and lease losses at September 30, 1998; and Uniform Holding Company and Bank Performance Reports for ANB and ANBTC as of September 30, 1998. CSC also conducted interviews with certain members of senior management.

         In connection with its opinion, CSC reviewed material bearing upon the financial operating condition of the Farmers and its wholly owned subsidiary, The Farmers State Bank (the "Bank"), including, but not limited to: the Annual Report of Farmers for the year ended December 31, 1997; Consolidated Reports of Condition and Income FFIEC Form 034 of the Bank for the years ended 1993-1997 and for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; U.S. Corporate Income Tax Return of Farmers for 1997; Uniform Bank

Performance Report of the Bank for December 31, 1997; and other internal financial and operating information which was provided to CSC by Farmers. CSC also discussed the foregoing as well as other matters relevant to its inquiry, including the past and current business operations and acquisitions, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of Farmers with certain officers and representatives of Farmers. In review of the aforementioned information, CSC took into account its assessment of general market and financial conditions, its experience in other similar transactions and its knowledge of the banking industry generally.

         In connection with rendering the Fairness Opinion, CSC performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by CSC in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, CSC believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, CSC made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond Farmers' or ANB's control. The analyses performed by CSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

         Under the terms of the Agreement, each share of common stock of Farmers outstanding immediately prior to the consummation of the transaction will be exchanged for five and four-tenths (5.4) shares of ANB common stock. To the extent ANB's stock price changes, the value of the transaction will change based on the exchange ratio stated above. The Agreement provides for a potential increase in the exchange ratio in the event ANB's common stock price declines below $18.00 per share and significantly underperforms a selected portfolio of 25 bank stocks. Assuming a price of $24.25 per ANB share, which approximates its trading range immediately prior to the signing of the Agreement, the value of this transaction is $130.95 per Farmers common share. Assuming a price of $23.75 per ANB share, which approximates its trading range immediately prior to the date of this Proxy Statement/Prospectus, the value of this transaction is $128.25 per Company common share. A summary of the financial analyses leading to CSC fairness opinion is summarized below.

         Acquisition Comparison Analysis. CSC analyzed 56 other mergers and acquisitions that were announced from January 1, 1996 through October 19,1998 in Indiana, Ohio, Michigan, Kentucky and Michigan involving financial institutions with assets between $40 million and $150 million. CSC compared the multiple produced by this transaction on a fully diluted basis to the median multiples for the transactions analyzed. Set forth below are the median transaction multiples:

                                             Selected Bank          Farmers w/ANB          Farmers w/ANB
                                              Acquisitions            @ $24.25               @ $23.75
                                           ------------------    -------------------    -------------------
Price/Earnings Multiple                              17.4                   19.8                   19.4
Price/Book Value Multiple                           207.2                  206.1                  201.8
Price/Tangible Book Value Multiple                  210.0                  206.1                  201.8

         CSC's analysis showed that the range of implied valuations of Farmers, applying the median transaction multiples described above to Farmers' earnings, book value and tangible book value were $114.47, $131.35 and $133.42 per share.

         PRO FORMA MERGER ANALYSIS. CSC considered the impact of the proposed transaction on Farmers' recent market value and dividend return on a per share basis. Like many financial institutions of its size and with similar characteristics, Farmers' common stock has historically traded infrequently on a private basis at a price slightly below book value. Though there can be no assurance that ANB common stock will continue to trade at a price approximating $24.25 or $23.75 at historical volumes, the proposed transaction would theoretically result in 106.2% and 102.0% improvement in market value, respectively, and significantly improved liquidity. Though there can be no assurance of future dividends, Farmers' shareholders would theoretically experience a 41.2% increase in annual dividend income as a result of the merger.

         DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow analysis was performed by CSC pursuant to which a value of Farmers was determined by (1) projecting net income over a five year period; (2) determining the amount of annual excess earnings over the amount necessary to maintain a minimum equity capital to asset ratio of 6.0%; (3) calculating annual cash flows by adjusting excess earnings upward for non-cash expenses and downward for capital expenditures; (4) calculating the "terminal value" at the end of the five-year period by applying a multiple of 17.4 times the adjusted excess earnings of the fifth year; (5) discounting the annual cash flows and the terminal value to present values using an assumed discount rate of 13%; and adding the present value of the projected annual cash flows to the present value of the terminal value. The present value per fully diluted share of Farmers' common stock resulting from this analysis was $79.21.

         The terminal value represents the estimated sale or liquidation value of Farmers. The terminal value multiple assumption is based on the median multiple of earnings for the comparable transactions in Indiana, Ohio, Michigan, Illinois and Kentucky discussed earlier. The discount rate assumption of 13% reflects the assumed rate of return required by holders or buyers of Farmers' common stock.

         ADJUSTED NET ASSET VALUE ANALYSIS. CSC reviewed Farmers' balance sheet data to determine the amount of material adjustments required to the shareholders' equity of Farmers based on the differences between the market value of Farmers' assets and liabilities and their value reflected on Farmers' financial statements. Off-balance sheet adjustments were considered, but deemed immaterial. The fair market value per fully diluted share of Farmers' common stock resulting from this analysis was $71.10.

         CSC, in rendering its opinion, has assumed that the transaction will be accounted for as a pooling-of-interests and that it will be treated as a non-taxable reorganization without material adverse tax consequences to any of the parties involved. In addition, CSC has assumed that in the course of obtaining the necessary regulatory approvals for the transaction, no condition will be imposed upon Farmers or ANB that will have a materially adverse impact on the contemplated benefits of the proposed transaction to Farmers, ANB and their respective shareholders.

         The Fairness Opinion is directed only to the question of whether the consideration to be received by Farmers' shareholders under the Agreement is fair from a financial point of view and does not constitute a recommendation to any Farmers shareholder to vote in favor of the Merger. No limitations were imposed on CSC regarding the scope of its investigation or otherwise by Farmers.

         Based on CSC's analysis and subject to the qualifications described herein, considering all circumstances known to us and based upon other matters considered relevant, CSC believes that as of the date of CSC's letter attached as Appendix C, the terms of the Agreement from a financial point of view are fair to Farmers' shareholders.

         Farmers and CSC have entered into an arrangement relating to the services to be provided by CSC in connection with the Agreement. In regards to CSC's services in determining an opinion as to the fairness, from a financial point of view, of the terms of the Agreement, the cost is a contractual $20,000 plus out-of-pocket expenses. In addition, Farmers also has agreed to indemnify CSC and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, arising from or relating to the advice and recommendations given and/or the services performed pursuant to the arrangement, unless such claims, losses, actions, judgments damages or expenses result from the failure to exercise reasonable or ordinary care, malfeasance, or gross recklessness of CSC.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF FARMERS HAS CAREFULLY
CONSIDERED AND UNANIMOUSLY APPROVED THE AGREEMENT AND THE
MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF
FARMERS APPROVE THE MERGER.

EXCHANGE OF FARMERS COMMON STOCK

         Under the terms of the Agreement, shareholders of Farmers of record upon consummation of the Merger will be entitled to receive 5.4 shares of ANB Common Stock ("Exchange Ratio"), subject to adjustment, if any, for stock splits, stock dividends or any similar recapitalization of ANB. As of ____________, 1999, the closing price of ANB Common Stock was $__________ per share, as reported by the NASDAQ National Market System. If the Merger had been consummated on that date, the number of shares of ANB Common Stock and cash exchanged in the Merger would have been __________, plus a cash amount of $__________, with an aggregate value of approximately $__________.

         No fractional shares of ANB Common Stock will be issued to shareholders of Farmers in connection with the Merger. Each shareholder of Farmers who otherwise would be entitled to a fractional interest in a share of ANB Common Stock as a result of the Exchange Ratio will be paid a cash amount equal to such fractional interest multiplied by the market value of ANB Common Stock.

         After the effective time of the Merger, stock certificates previously representing Farmers Common Stock will represent only the right to receive shares of ANB Common Stock and cash for any fractional shares. Following the effective time of the Merger and prior to the surrender by holders of Farmers of their stock certificates to ANB in exchange for ANB Common Stock, such holders will not be entitled to receive payment of dividends or other distributions declared on shares of ANB Common Stock. Upon the subsequent exchange of such certificates, however, any accumulated dividends or other distributions previously declared and withheld on the shares of ANB Common Stock will be paid, without interest. At the effective time of the Merger, the stock transfer book of Farmers will be closed and no transfers of shares of Farmers Common Stock will thereafter be made. If, after the effective time of the Merger, certificates representing shares of Farmers Common Stock are presented for registration or transfer, they will be canceled and exchanged for shares of ANB Common Stock.

         Stock certificates representing shares of ANB Common Stock and any cash payment for fractional shares (without interest) will be made, after the effective time of the Merger, to each former shareholder of Farmers within twenty (20) business days following the shareholder's delivery to ANB of his or her certificate(s) representing shares of Farmers Common Stock. Instructions as to delivery of stock certificates of Farmers to ANB will be sent to each shareholder of Farmers shortly after the effective time of the Merger.

DISSENTERS' RIGHTS OF FARMERS' SHAREHOLDERS

         The Ohio General Corporation Law, as amended ("OGCL"), provides shareholders of merging corporations with certain dissenters' rights. The dissenters' rights of shareholders of Farmers are set forth in Sections 1701.84 and 1701.85 of the OGCL, a copy of which is attached to this Proxy Statement as Appendix B. Shareholders will not be entitled to assert dissenters' rights absent strict compliance with the procedures of Ohio law.

         Section 11.65 of the OGCL provides that shareholders of Farmers have the right to demand payment for the "fair cash value" of their shares of Farmers Common Stock immediately before the Merger becomes effective. To claim this right, the shareholder must first:

         (a) deliver to Farmers not later than ten (10) days after the vote is taken at the Special Meeting a written demand for payment for the shareholder's shares if the Merger is consummated; and

         (b) not vote in favor of the Merger in person or by proxy.

         Dissenting shareholders may send their written notice to James L. Davis, 101 East Elm Street, Union City, Ohio 45390-1711.

         If ANB and the dissenting shareholder have not agreed upon the fair cash value of the shares within three months after the shareholder delivered the written demand for payment, ANB or the dissenting shareholder may file a complaint in the Darke County, Ohio court of common pleas. The court will determine whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, it will appoint an appraiser to recommend a decision on the amount of the fair cash value. ANB must pay the fair cash value of the shares that is agreed upon by the parties or fixed by a court within thirty days after the final determination of the value.

         THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS ADDRESSES ALL MATERIAL FEATURES OF THE APPLICABLE DISSENTERS' RIGHTS STATUTES UNDER THE LAWS OF THE STATE OF OHIO BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED HERETO AS APPENDIX B.

         A SHAREHOLDER'S FAILURE TO COMPLY WITH THE STATUTORY REQUIREMENTS FOR EXERCISING DISSENTERS' RIGHTS WILL RESULT IN A LOSS OF SUCH RIGHTS, AND SHAREHOLDERS WHO MAY WISH TO EXERCISE DISSENTERS' RIGHTS SHOULD CONSIDER SEEKING LEGAL COUNSEL.

RESALE OF ANB COMMON STOCK BY AFFILIATES OF FARMERS

         No restrictions on the sale or transfer of the shares of ANB Common Stock issued pursuant to the Merger will be imposed solely as a result of the Merger, other than restrictions on the transfer of such shares issued to any shareholder of Farmers who may be deemed to be an "affiliate" of Farmers for purposes of Rule 145 under the Securities Act. Directors, executive officers and 10% shareholders of Farmers are deemed to be affiliates for purposes of Rule 145.

         The Agreement provides that Farmers will provide ANB with a list identifying each affiliate of Farmers. The Agreement also requires that each affiliate of Farmers deliver to ANB, prior to the effective time of the Agreement, a written agreement to the effect that such affiliate (1) will not sell, pledge, transfer, dispose of or otherwise reduce the affiliate's market risk with respect to the shares of Farmers Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the effective time of the Merger, and (2) will not sell, pledge, transfer or otherwise dispose of or reduce the affiliate's market risk with respect to the shares of ANB Common Stock to be received by such person pursuant to the Agreement (i) until such time as financial results covering at least thirty (30) days of combined operations of Farmers and ANB have been published within the meaning of Section 201.01 of the Commission's Codification of Financial Reporting Policies and (ii) unless done pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to Rule 145 or another exemption from the registration requirements under the Securities Act. The certificates representing ANB Common Stock issued to affiliates of Farmers in the Merger may contain a legend indicating these resale restrictions.

         This is only a general statement of certain restrictions regarding the sale or transfer of the shares of ANB Common Stock to be issued in the Merger. Therefore, those shareholders of Farmers who may be deemed to be affiliates of Farmers should consult with their legal counsel regarding the resale restrictions that may apply to them.

CONDITIONS TO THE MERGER

         Consummation of the Merger is conditioned upon, among other items:

         1. approval of the Merger by the affirmative vote of the holders of at least one-half (1/2) of the outstanding shares of Farmers Common Stock;
         2. receipt by ANB and Farmers of all applicable regulatory approvals required for the Merger;
         3. receipt of an opinion of counsel with respect to certain federal income tax matters;
         4. receipt by ANB of certain undertakings from affiliates of Farmers;
         5. receipt by ANB and Farmers of certain officers' certificates and other legal opinions;

         6. the accuracy at the effective time of the Merger of representations and warranties contained in the Agreement;
         7. the fulfillment of certain covenants set forth in the Agreement; 8. issuance by City Securities Corporation a written fairness opinion dated not later than the mailing date of this Proxy Statement-Prospectus;
         8. issuance by CSC of a written fairness opinion dated not later than the mailing date of this Proxy Statement - Prospectus.
         9. The Merger qualifying for pooling-of-interests accounting treatment for ANB; and
         10. Farmers' shareholders' equity being not less than that amount as of December 31, 1997.

The conditions to consummation of the Merger are more fully described in the Agreement. The party entitled to the benefit of such conditions may unilaterally waive the fulfillment of the requirement, as set forth in the Agreement. See "PROPOSED MERGER -- Resale of ANB Common Stock by Farmers Affiliates", "-- Regulatory Approvals", "FEDERAL INCOME TAX CONSEQUENCES" and Appendix A.

TERMINATION

         Either ANB or Farmers may terminate the Agreement before the Merger is consummated if, among other reasons:

         1. Farmers or ANB has misrepresented or breached any warranty contained in the Agreement, which has had or would be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Farmers, the Bank or ANB;
         2. ANB or Farmers has breached or failed to comply with any covenant set forth in the Agreement;
         3. consummation of the Merger has become inadvisable or impracticable due to the commencement or threat of any claim, litigation or proceeding against ANB or Farmers or any subsidiary of ANB or Farmers or any director or officer of any such entities relating to the Agreement or which is likely to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB a consolidated basis, or Farmers or the Bank; or
         4. consummation of the Merger has not occurred by September 30, 1999.

         Additionally, ANB may terminate the Agreement before the Merger is consummated if:

         1. Farmers or the Bank has experienced a material adverse change in its business, assets, capitalization, financial condition or results of operation as of the effective time of the Merger compared to that in existence as of December 31, 1997 unless the changes are caused by financial or market conditions affecting the banking industry generally in the Bank's market area; or
         2. Farmers' Board of Directors does not approve and recommend the Agreement or the Merger or has resolved or publicly announced its intention to do so.

         Farmers has the right to terminate the Agreement prior to the consummation of the Merger, if, among other reasons ,ANB entered into an agreement that causes the present shareholders of ANB to either own less than 51% of the outstanding voting shares of ANB or lack the ability to elect a majority of the Board of Directors of ANB.

         Additionally, the Agreement establishes an "Index Group, " which consists of 25 selected financial institution holding companies (which are listed in Section 9 of the Agreement). At any time during the five-day period commencing on the day of expiration of the last waiting period for any required regulatory approvals for the Merger, Farmers is entitled to terminate the Merger if both of the following conditions are satisfied:

         (1) The average of the high asked price of a share of ANB common stock, as reported on the Nasdaq Stock Market National Market System for the 30 consecutive trading days immediately preceding the day of expiration of the last waiting period with respect to any of the required regulatory approvals for the Merger, is less than $18.00 (adjusted for, among other things, any stock splits or dividends or any exchange of shares); and

         (2) the number (the "ANB Ratio") obtained by dividing the average of the high asked price of a share of ANB common stock, as reported on the Nasdaq Stock Market National Market System for the 30 consecutive trading days immediately preceding the day of expiration of the last waiting period for any of the required regulatory approvals for the Merger, by $24.00 shall be less than a specified amount. This specified amount (the "Index Ratio") is calculated as the sum of the numbers obtained by multiplying (i) the quotient of (A) the average of the daily closing sales prices of a share of common stock of each company comprising the Index Group during the period of 30 trading days ending on the day immediately preceding the day of expiration of the last waiting period with respect to any of the required regulatory approvals for the Merger, and (B) the closing price of the common stock of each company comprising the Index Group on the trading day immediately preceding the public announcement of the Agreement, by (ii) the applicable weighting for such company as set forth in
                  Section 9 of the Agreement, and then subtracting .200 from this amount.

         If Farmers elects to terminate for this reason, it must give prompt written notice of this to ANB (also, Farmers may withdraw this notice within the time specified in the Agreement). During the five-day period commencing with its receipt of such notice, ANB may, at its option, increase the consideration to be received by the holders of Farmers common stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 5.4 multiplied by $24.00, and the denominator of which is the average of the high asked price of a share of ANB Common Stock, as reported on the Nasdaq Stock Market National Market System for the 30 consecutive trading days immediately preceding the day of expiration of the last waiting period with respect to any of the required regulatory approvals for the Merger, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 5.4 and the denominator of which is the ANB Ratio. If ANB elects to do this, it must give, within such five-day period, written notice to Farmers of such election and the revised Exchange Ratio. If this occurs, no termination will be considered to have occurred and the Agreement will remain in full force and effect in accordance with its terms (except as to the adjusted Exchange Ratio).

         The Agreement more fully describes the reasons why ANB and Farmers can terminate the Agreement. Upon termination for any of these reasons, the Agreement will be of no further force or effect. See Appendix A.

RESTRICTIONS AFFECTING FARMERS

         The Agreement contains a number of restrictions regarding the conduct of business of Farmers pending consummation of the Merger. Among other items, Farmers may not, without the prior written consent of ANB:

         1.       change its capital stock accounts;
         2. distribute or pay any dividends, or authorize a stock split, except that (A) the Bank may pay cash dividends to Farmers in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Farmers and to provide funds for Farmers dividends and (B) Farmers may pay to its shareholders its usual and customary quarterly cash dividend of up to $.70 per share at approximately the same times during each fiscal quarter which it has historically declared and paid such dividends;
         3.       amend its Articles of Incorporation or By-Laws;
         4. carry on their business other than substantially in the manner as conducted as of the date of the Agreement and in the ordinary course of business; or
         5. negotiate or discuss with third parties relative to a merger, combination or sale of Farmers, except under certain limited circumstances.

See Appendix A.

REGULATORY APPROVALS

         The Merger requires the prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") under the Bank Holding Company Act of 1956, as amended ("BHC Act") and the Ohio Division of Financial Institutions. ANB will file an application with the Federal Reserve for its prior approval of the Merger. ANB will file an application with the Ohio Division of Financial Institutions for its prior approval of the Merger.

         Approval of the Merger by the Federal Reserve or the Ohio Division of Financial Institutions is not to be interpreted as the opinion of such regulatory authority that the Merger is favorable to the shareholders of Farmers from a financial point of view or that the regulatory authority has considered the adequacy of the terms of the Merger. An approval by the Federal Reserve or the Ohio Division of Financial Institutions in no way constitutes an endorsement or a recommendation of the Merger by such regulatory authority.

ACCOUNTING TREATMENT FOR THE MERGER

         It is anticipated that the Merger will be accounted for as a "pooling-of-interests" transaction. Under this method of accounting, shareholders of ANB and Farmers will be deemed to have combined their existing voting common stock interests. See "SUMMARY OF SELECTED FINANCIAL DATA" and "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".

         In order for the Merger to qualify for pooling-of-interests accounting treatment, among other items, 90% or more of the outstanding shares of Farmers Common Stock must be exchanged for ANB Common Stock. In the event the holders representing more than 10% of the outstanding shares of Farmers Common Stock become entitled by the exercise of dissenters' rights or otherwise to receive cash instead of ANB Common Stock, the Merger would not qualify for pooling-of-interests method of accounting and ANB would have the right to elect not to consummate the Merger. See "PROPOSED MERGER -- Dissenters' Rights of Farmers' Shareholders."

EFFECTIVE TIME

         The Merger will become effective at the close of business on the day specified in the Articles of Merger of Farmers with and into ANB as filed with the Indiana Secretary of State and a certificate of Merger filed with the Ohio Secretary of State. The effective time of the Merger will occur on the last business day of the month following (1) the fulfillment of all conditions precedent to the Merger set forth in the Agreement and (2) the expiration of all waiting periods in connection with the bank regulatory applications filed for approval of the Merger, unless in each case otherwise mutually agreed to by ANB and Farmers.

         ANB and Farmers currently anticipate that the Merger will be consummated during the second quarter of 1999.

MANAGEMENT, PERSONNEL AND EMPLOYEE BENEFITS AFTER THE MERGER

         ANB will be the surviving corporation in the Merger and, upon consummation of the Merger, Farmers will no longer exist. Consequently, the directors and officers of Farmers will no longer serve in such capacities after the effective time of the Merger.

         The Bank will become a wholly-owned subsidiary of ANB. The Board of Directors and officers of the Bank serving at the effective time of the Merger will continue as the Board of Directors and officers of the Bank after the effective time of the Merger. Additionally, ANB will appoint a designee to serve on the Board of Directors of the Bank, and will expand its Board of Directors by one member and elect a representative of the Board of Directors of Farmers (serving immediately prior to the effective time of the Merger) who is a mutually acceptable representative. Following the effective time of the Merger, ANB, as the sole shareholder of Bank, will have the ability to elect the Board of Directors and officers of the Bank. The current officers of the Bank will continue in their respective positions after the Merger, until the Board of Directors of the Bank determines otherwise.

         Full-time officers or employees of the Bank as of the effective time of the Merger who continue as full-time officers or employees of the Bank or any other subsidiary of ANB after the effective time of the Merger will receive substantially the same employee benefits on substantially the same terms and conditions that ANB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. ANB has agreed to increase the annual salary of certain officers of the Bank by $2,000 when the officers are no longer covered by a group health insurance plan for which the employer pays 100% of the premium. In addition, years of service of an employee of the Bank prior to the effective time of the Merger will be credited to each such employee for purposes of eligibility under ANB's employee welfare benefit plans and for purposes of eligibility and vesting, but not for accrual or contributions, under the ANB Corporation Employees' Pension Plan ("ANB Pension Plan") and the ANB Corporation Savings and Incentive Plan ("ANB 401(k) Plan").

         Those officers and employees of Farmers or the Bank who otherwise meet the eligibility requirements of the ANB Pension Plan or ANB 401(k) Plan, based upon their age and years of service to the Bank, will become participants under the ANB Pension Plan and the ANB 401(k) Plan on the January 1st which coincides with or next follows the effective time of the Merger. Those officers and employees who do not meet the eligibility requirements of the ANB Pension Plan and the ANB 401(k) Plan on such date will become participants thereunder on the first "plan entry date" (as defined in the ANB Pension Plan or the ANB 401(k)
Plan) which coincides with or next follows the date on which such eligibility requirements are satisfied.

         The Farmers State Bank Directors' Deferred Compensation Plan will be merged with and into the ANB Corporation Directors' Deferred Compensation Plan effective as of the effective time of the Merger. The Farmers State Bank of Union City, Ohio Employees' 401(k) Plan ("Farmers 401(k) Plan") will be merged with the ANB 401(k) Plan. All account balances maintained under the Farmers 401(k) Plan will become fully vested on the day on which the effective time of the Merger occurs. Until such Plans are merged, Farmers may continue to make contributions to the Farmers 401(k) Plan with contributions in comparable amounts to past contributions to such Plan. All benefits accrued under the Farmers State Bank of Union City, Ohio Employees' Pension Plan ("Farmers Pension Plan") will become fully vested on the effective date of the Merger. Participants in the Farmers Pension Plan will continue to accrue benefits under the Farmers Pension Plan through the date the Farmers Pension Plan is terminated or merged. The Board of Directors of ANB has the discretion to determine whether to terminate the Farmers Pension Plan and distribute all vested accrued benefits to participants or to merge the Farmers Pension Plan into the ANB Pension Plan.

         In addition, the holders of any outstanding options, warrants, agreements or subscription rights relating to any shares of Farmers common stock must exercise their rights prior to the effective date of the Merger. Further, the trustees of the Farmers State Bancorp Employee Stock Option Plan must take the necessary actions to terminate this plan prior to the effective time of the Merger. Finally, The Farmers State Bank of Union City Policy Concerning Medical Insurance Payments for Retirees and Disabled Employees and The Farmers State Bank Group Life Insurance Plan must be terminated effective as of December 31, 1999.

                        FEDERAL INCOME TAX CONSEQUENCES

         The following discussion only summarizes certain federal income tax aspects of the Merger. This discussion does not cover all federal income tax consequences relating to the Merger and does not contain any information with respect to state, local or other tax laws.

TAX OPINION

         ANB and Farmers have requested the law firm of Krieg DeVault Alexander & Capehart, LLP to render an opinion to the effect that the Merger constitutes a tax-free reorganization for federal income tax purposes under the Internal Revenue Code of 1986, as amended ("Code") to ANB and Farmers and to the shareholders of Farmers, except with respect to cash received by Farmers' shareholders (i) for fractional share interests of ANB Common Stock or (ii) pursuant to the exercise of dissenters' rights.

         The opinion rendered by Krieg DeVault Alexander & Capehart, LLP will be based upon the assumption of certain facts to be stated in the opinion. Under the Agreement, the obligations of each of ANB and Farmers to consummate the Merger is conditioned upon the receipt of an opinion of counsel substantially to the effect as set forth above.

TAX CONSEQUENCES TO ANB AND FARMERS

         The merger of Farmers with and into ANB constitutes a statutory merger under applicable law. Consequently, based upon the assumption of certain facts to be stated in the opinion, the merger of Farmers with and into ANB should constitute a tax-free reorganization. As a result, ANB and Farmers will recognize neither gain nor loss as a result of the Merger for federal income tax purposes.

TAX CONSEQUENCES TO FARMERS SHAREHOLDERS

         A.       Farmers Shareholders Receiving Solely ANB Common Stock
                  ------------------------------------------------------

         A Farmers shareholder who receives solely ANB Common Stock in exchange for all of the shares of Farmers Common Stock actually owned by the shareholder will not recognize any gain or loss upon such exchange for federal income tax purposes. See paragraph C. below for a discussion of the tax consequences of receiving cash in lieu of fractional share interests of ANB Common Stock.

         B.       Dissenting Farmers Shareholders Receiving Solely Cash
                  -----------------------------------------------------

         The transaction will result in income being recognized for federal income tax purposes for Farmers shareholders who dissent to the Merger and receive solely cash in exchange for their shares of Farmers Common Stock. A shareholder who receives solely cash for the shareholder's shares of Farmers Common Stock through the exercise of dissenters' rights and, as a result of the surrender of all of the shareholder's shares of Farmers Common Stock, owns no Farmers Common Stock either directly or through the constructive ownership rules of Section 318 of the Code, would recognize capital gain or loss (assuming that the Farmers Common Stock is held by such shareholder as a capital asset) equal to the difference between the amount of the cash received and the shareholder's tax basis of its shares of Farmers Common Stock.

         C.       Cash Received in Lieu of Fractional Shares
                  ------------------------------------------

         A Farmers shareholder who receives cash in lieu of a fractional share interest of ANB Common Stock will be treated as having received such fraction of a share of ANB Common Stock and then as having received cash in redemption of the fractional share interest, subject to the provisions of Section 302 of the Code.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE HAS NOT BEEN VERIFIED WITH THE INTERNAL REVENUE SERVICE, IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON THE FEDERAL INTERNAL REVENUE CODE AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT WITHOUT CONSIDERATION OF ANY STATE LAWS OR THE PARTICULAR FACTS OR CIRCUMSTANCES OF ANY SHAREHOLDER OF FARMERS. THE ABOVE DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES ACQUIRED PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE RECEIVED AS COMPENSATION. SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISOR WITH RESPECT TO ALL TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND ANY OTHER TAX CONSEQUENCES.

                           COMPARATIVE PER SHARE DATA

NATURE OF TRADING MARKET

         Shares of ANB Common Stock are traded in the over-the-counter market and share prices are reported by the NASDAQ National Market System under the symbol "ANBC". On October 20, 1998, the business day immediately preceding the public announcement of the Merger, the closing price of ANB Common Stock reported by the NASDAQ National Market System was $24.25 per share. On ____________, 1999, the closing price of ANB Common Stock reported by the NASDAQ National Market System was $____________ per share. The following table sets forth, for the periods indicated, the high and low per share closing prices of ANB Common Stock as reported by the NASDAQ National Market System.

                                       HIGH            LOW
                                       ----            ---
      1996
      ----
First Quarter                   $        16.50   $          15.50
Second Quarter                           17.50              16.50
Third Quarter                            18.00              17.50
Fourth Quarter                           21.00              18.00
      1997
      ----
First Quarter                   $        19.75   $          18.50
Second Quarter                           19.50              18.00
Third Quarter                            21.875             19.50
Fourth Quarter                           26.25              21.50
      1998
      ----
First Quarter                   $        29.625  $          26.00
Second Quarter                           29.00              27.875
Third Quarter                            28.125             25.625
Fourth Quarter                           25.75              22.25
      1999
      ----
First Quarter (as of            $        24.1875  $         23.75
January 25, 1999)


         There is no established trading market for the Common Stock of Farmers. Farmers is not aware of the prices at which its Common Stock has been sold or purchased in private trades.

                                            FARMERS
                                            -------
                                                             NUMBER OF                TOTAL
                                                               SHARES               NUMBER OF
                    HIGH                   LOW                 TRADED                 TRADES
             ------------------     -----------------     -----------------     ----------------
1996        $      54.50          $       51.50                 3,043                     22
1997               59.00                  56.00                10,285                     12
1998               63.00                  60.00                   193                      4
1999             No trades              No trades                   0                   None

         As of the Record Date, there were 319 holders of record of Farmers Common Stock.

DIVIDENDS

         The following table sets forth the per share cash dividends paid on shares of ANB Common Stock and Farmers Common Stock since January 1, 1996.


                                      ANB                  Farmers
                                Common Stock (1)       Common Stock (2)
                              --------------------   --------------------
      1996
      ----
First Quarter                      $    0.125           $     0.55
Second Quarter                          0.125                 0.55
Third Quarter                           0.15                  0.55
Fourth Quarter                          0.15                  0.60
      1997
      ----
First Quarter                      $    0.15            $     0.60
Second Quarter                          0.15                  0.60
Third Quarter                           0.17                  0.60
Fourth Quarter                          0.17                  0.65
      1998
      ----
First Quarter                      $    0.17            $     0.65
Second Quarter                          0.17                  0.65
Third Quarter                           0.19                  0.65
Fourth Quarter                          0.19                  0.70
      1999
      ----
First Quarter (as of
January 25, 1999)                  $    0.00                  0.00
-----------------------------

(1) There can be no assurance as to the amount of future dividends that may be declared or paid on shares of ANB Common Stock since dividend policies are subject to the discretion of the Board of Directors of ANB, general business conditions and dividends paid to ANB by its affiliate banks. For certain restrictions on the payment of dividends on shares of ANB Common Stock, see "COMPARISON OF COMMON STOCK -- Dividend Rights".
(2) The Agreement provides that Farmers may continue to pay its customary quarterly dividends of up to $.70 per share at approximately the same times during each fiscal quarter which it has historically declared and paid such dividends. The Bank may pay cash dividends to Farmers in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Farmers and to provide funds for Farmers' dividends. See "DESCRIPTION OF FARMERS -- Business".

EXISTING AND PRO FORMA PER SHARE INFORMATION

         The following table sets forth certain historical, pro forma and equivalent per share information. The data is based on historical financial statements and the pro forma financial information included on pages 28 through 34 and has been restated to give effect to all stock splits. Equivalent per share data is calculated by multiplying the pro forma ANB information by the Exchange Ratio under the Agreement of 5.4 shares of ANB Common Stock for each share of Farmers Common Stock.

                                                                          As Reported
                                            ------------------------------------------------------------------------
                                                                                                        Book Value
                                               Basic Net         Diluted Net            Cash            at Period
                  ANB                           Income             Income            Dividends             End
----------------------------------------    ---------------    ---------------    ----------------    --------------
Nine Months Ended September 30,
1998                                       $        1.31      $        1.28       $        0.53      $      13.19
Year Ended December 31,
         1997                                       1.55               1.52                0.64             12.41
         1996                                       1.33               1.31                0.55             11.43
         1995                                       1.16               1.14                0.46             10.92

                                                                          As Reported
                                            ------------------------------------------------------------------------
                                                                                                        Book Value
                                               Basic Net         Diluted Net            Cash            at Period
                Farmers                         Income             Income            Dividends             End
----------------------------------------    ---------------    ---------------    ----------------    --------------
Nine Months Ended September 30,
1998                                       $        4.82      $        4.82       $        1.95      $      65.22
Year Ended December 31,
         1997                                       6.63               6.63                2.45             61.77
         1996                                       6.45               6.45                2.25             57.37
         1995                                       5.48               5.48                2.05             53.54


                                       25

                                                     Basic Net Income                     Diluted Net Income
                                            ----------------------------------    ----------------------------------
                                                                   Farmers                               Farmers
                                                ANB Pro          Equivalent           ANB Pro           Equivalent
                                               Forma (1)             (1)             Forma (1)             (1)
                                            ---------------    ---------------    ----------------    --------------
Nine Months Ended September 30,
1998                                       $        1.24      $        6.70       $        1.22      $       6.59
Year Ended December 31,
         1997                                       1.50               8.10                1.47              7.94
         1996                                       1.31               7.07                1.29              6.97
         1995                                       1.14               6.16                1.12              6.05

                                                             Cash Dividends
                                               -------------------------------------------
                                                     ANB Pro                Farmers
                                                    Forma (1)            Equivalent (1)
                                               -------------------    --------------------
Nine Months Ended September 30, 1998              $        0.53         $      2.86
Year Ended December 31,
         1997                                              0.64                3.46
         1996                                              0.55                2.97
         1995                                              0.46                2.48

                                                        Book Value at Period End
                                                   -----------------------------------
                                                         ANB              Farmers
                                                    Pro Forma (1)      Equivalent (1)
                                                   ---------------    ----------------
As of September 30, 1998                          $       13.02$        $     70.31
As of December 31, 1997                                   12.26               66.20

                                                         Market Value of Common
                                                                  Stock
                                                   -----------------------------------
                                                                          Farmers
                                                         ANB             Equivalent
                                                   ---------------    ----------------
As of October 20, 1998 (2)                        $       24.25$        $    130.95

----------------------------------------

(1) Considers the pending merger with Farmers. See "PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION".
(2) Represents the last business day prior to the public announcement of the proposed merger with Farmers.

                                ANB CORPORATION
               PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                  (UNAUDITED)

         The accompanying financial statements present a Pro Forma Condensed Combined Balance Sheet of ANB as of September 30, 1998 and Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1998 and for the years ended December 31, 1997, 1996 and 1995.

         The Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995 are presented giving effect to the Merger as of January 1 of each of the years presented.

         The pro forma information is based upon historical consolidated financial statements of ANB and its subsidiaries and the historical financial statements of Farmers and its subsidiary. The assumptions give effect to the Merger under the pooling-of-interests method of accounting. The information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparative purposes only. The information does not purport to be indicative of the results that actually would have occurred had the mergers been effected on January 1 of the periods presented.

                                ANB CORPORATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
           (Unaudited - Dollars in Thousands, Except Per Share Data)

                                                                                                                        Pro Forma
                                                                                             Adjustments                Condensed
                                                                                      --------------------------        Combined
                                                          ANB           Farmers          Debit         Credit         Balance Sheet
                                                     -------------   --------------   ------------   -----------     ---------------
ASSETS
    Cash and cash equivalents                       $       57,256  $         3,344  $      109(1)                  $         60,709
    Investment securities available for sale                82,276           10,681                                           92,957
    Investment securities held to maturity                                   10,187                                           10,187
    Net loans                                              432,989           66,107                                          499,096
    Premises and equipment                                  12,620            1,272                                           13,892
    Goodwill and core deposit intangibles                   11,868                                                            11,868
    Other assets                                            15,487            1,230                                           16,717
                                                     -------------   --------------                                  ---------------
       Total assets                                 $      612,496  $        92,821  $         109                  $        705,426
                                                     =============   ==============   ============                   ===============

LIABILITIES
    Deposits                                        $      497,909  $        82,158                                 $        580,067
    Short-term borrowings                                    6,833              137                                            6,970
    Federal Home Loan Bank advances                         42,145                                                            42,145
    Other liabilities                                        5,484              494                                            5,978
                                                     -------------   --------------                                  ---------------
       Total liabilities                                   552,371           82,789                                          635,160
                                                     -------------   --------------                                  ---------------

STOCKHOLDERS' EQUITY
    Common stock, $1 stated value; $20 par value;
       pro forma combined $1 stated value; issued
       shares - 4,557,313; 172,500; pro forma
       combined 5,398,677                                    4,557            3,450  $    2,648(2)  $      40(1)               5,399
    Additional paid-in capital                               8,278            1,589                        69(1)              11,575
                                                                                                        1,639(2)
    Retained earnings                                       45,827            5,838                                           51,665
    Treasury stock                                                          (1,009)                     1,009(2)
    Accumulated other comprehensive income                   1,463              164                                            1,627
                                                     -------------   --------------   ------------   -----------     ---------------
       Total stockholders' equity                           60,125           10,032          2,648         2,757              70,266
                                                     -------------   --------------   ------------   -----------     ---------------

       Total liabilities and stockholders' equity   $      612,496  $        92,821  $       2,648  $      2,757    $        705,426
                                                     =============   ==============   ============   ===========     ===============

Book value per share                                $        13.19  $         65.22                                 $          13.02

(1) Represents the cash proceeds from the exercise of Farmers State Bancorp stock options and related stockholders' equity.

(2) Represents the acquisition adjustment that includes the elimination of 155,808 net outstanding shares of Farmers State Bancorp common stock (including 2,000 shares issued upon the exercise of stock options) and the issuance of 841,364 shares of ANB Corporation common stock in the merger. The value of the issued shares compared to the eliminated shares is allocated as follows:
$841,364 to common stock and the balance to capital surplus after elimination of treasury stock.

                                ANB CORPORATION
                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
           (Unaudited - Dollars in Thousands, Except Per Share Data)

                                                                                                       Pro Forma
                                                                                                       Condensed
                                                                                                        Combined
                                                                                                      Statement of
                                                                          ANB           Farmers          Income
                                                                     -------------   -------------   --------------
Interest income                                                     $       31,637  $        5,356  $        36,993
Interest expense                                                            13,885           2,698           16,583
                                                                     -------------   -------------   --------------

Net interest income                                                         17,752           2,658           20,410

Provision for loan losses                                                      387              45              432
                                                                     -------------   -------------   --------------

Net interest income after provision for loan losses                         17,365           2,613           19,978

Other income                                                                 6,726             270            6,996
Other expenses                                                              15,163           1,734           16,897
                                                                     -------------   -------------   --------------

Income before income tax expense                                             8,928           1,149           10,077

Income tax expense                                                           2,972             407            3,379
                                                                     -------------   -------------   --------------

Net income                                                          $        5,956  $          742  $         6,698
                                                                     =============   =============   ==============

Basic earnings per share                                            $         1.31  $         4.82  $          1.24
Diluted earnings per share                                                    1.28            4.82             1.22

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
           (Unaudited - Dollars in Thousands, Except Per Share Data)

                                                                                                         Pro Forma
                                                                                                         Condensed
                                                                                                          Combined
                                                                                                        Statement of
                                                                     ANB               Farmers             Income
                                                               ---------------     ---------------    ----------------
Interest income                                              $          39,719   $           7,143   $          46,862
Interest expense                                                        17,215               3,570              20,785
                                                               ---------------     ---------------    ----------------

Net interest income                                                     22,504               3,573              26,077

Provision for loan losses                                                  955                  72               1,027
                                                               ---------------     ---------------    ----------------

Net interest income after provision for loan losses                     21,549               3,501              25,050

Other income                                                             7,595                 349               7,944
Other expenses                                                          18,589               2,262              20,851
                                                               ---------------     ---------------    ----------------

Income before income tax expense                                        10,555               1,588              12,143

Income tax expense                                                       3,548                 554               4,102
                                                               ---------------     ---------------    ----------------

Net income                                                   $           7,007   $           1,034   $           8,041
                                                               ===============     ===============    ================

Basic earnings per share                                     $            1.55   $            6.63   $            1.50
Diluted earnings per share                                                1.52                6.63                1.47

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
           (Unaudited - Dollars in Thousands, Except Per Share Data)

                                                                                                    Pro Forma
                                                                                                    Condensed
                                                                                                     Combined
                                                                                                   Statement of
                                                                       ANB           Farmers          Income
                                                                  -------------   -------------   --------------
Interest income                                                  $       37,424  $        7,007  $        44,431
Interest expense                                                         16,396           3,452           19,848
                                                                  -------------   -------------   --------------

Net interest income                                                      21,028           3,555           24,583

Provision for loan losses                                                 1,089              67            1,156
                                                                  -------------   -------------   --------------

Net interest income after provision for loan losses                      19,939           3,488           23,427

Other income                                                              7,000             362            7,362
Other expenses                                                           18,139           2,205           20,344
                                                                  -------------   -------------   --------------

Income before income tax expense                                          8,800           1,645           10,445

Income tax expense                                                        2,794             581            3,375
                                                                  -------------   -------------   --------------

Net income                                                       $        6,006  $        1,064  $         7,070
                                                                  =============   =============   ==============

Basic earnings per share                                         $         1.33  $         6.45  $          1.31
Diluted earnings per share                                                 1.31            6.45             1.29

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
           (Unaudited - Dollars in Thousands, Except Per Share Data)

                                                                                                    Pro Forma
                                                                                                    Condensed
                                                                                                     Combined
                                                                                                   Statement of
                                                                       ANB           Farmers          Income
                                                                  -------------   -------------   --------------
Interest income                                                  $       35,471           6,645           42,116
Interest expense                                                         15,647           3,279           18,926
                                                                  -------------   -------------   --------------

Net interest income                                                      19,824           3,366           23,190

Provision for loan losses                                                 1,084              60            1,144
                                                                  -------------   -------------   --------------

Net interest income after provision for loan losses                      18,740           3,306           22,046

Other income                                                              6,541             350            6,891
Other expenses                                                           17,474           2,218           19,692
                                                                  -------------   -------------   --------------

Income before income tax expense                                          7,807           1,438            9,245

Income tax expense                                                        2,522             497            3,019
                                                                  -------------   -------------   --------------

Net income                                                       $        5,285  $          941  $         6,226
                                                                  =============   =============   ==============

Basic earnings per share                                         $         1.16  $         5.48  $          1.14
Diluted earnings per share                                                 1.14            5.48             1.12

                               DESCRIPTION OF ANB

BUSINESS

         ANB is a multibank holding company with two affiliate banks located in Indiana and engages in the business of commercial banking and trust and asset management. ANB provides its commercial banking trust and asset management products and services through 31 affiliated offices in eight Indiana counties. As of September 30, 1998 ANB had consolidated assets of $612.5 million. ANB conducts its business through its financial institution and trust subsidiaries, American National Bank and Trust Company of Muncie, American National Trust and Investment Management Company and Peoples Loan and Trust Bank. The subsidiaries provide a broad range of financial services to their customers.

         ANB anticipates that it will continue its policy of geographic expansion through strategic mergers with additional commercial banks and thrifts. See "DESCRIPTION Of ANB -- Acquisition Policy".

         The principal activity of ANB is to own, manage and supervise its affiliate banks and its non-bank subsidiaries, each of which is held by ANB as a separate wholly-owned subsidiary. The primary sources of ANB's revenues are dividends and fees received from its subsidiaries. There are various legal limitations on the extent to which the affiliate banks may finance, pay dividends to or otherwise supply funds to ANB. See "REGULATORY CONSIDERATIONS" and "COMPARISON OF COMMON STOCK -- Dividend Rights".

ACQUISITION POLICY

         ANB anticipates that it will continue its policy of geographic expansion through consideration of acquisitions of financial institutions located in Indiana and Ohio, although there can be no assurance of this.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The foregoing information concerning ANB does not purport to be complete. For additional information, see the documents filed by ANB and listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" in this Proxy Statement which are specifically incorporated herein by reference.

                             DESCRIPTION OF FARMERS

BUSINESS

         Farmers is an Ohio corporation which was incorporated in 1984 and which is a registered bank holding company owning all of the issued and outstanding common stock of the Bank. Farmers' principal office is located in Union City, Ohio, and its business consists primarily of the ownership, supervision and control of the Bank. The common stock of the Bank is Farmers' principal asset, and dividends paid by the Bank are Farmers' principal source of income.

         The Bank is a state banking corporation organized in 1916 under the laws of the State of Ohio. The Bank provides various commercial and consumer banking services to its customers located primarily in Darke and Mercer Counties, Ohio and Randolph County in Indiana. These services include accepting demand, savings, and time deposits; making agricultural, commercial, consumer, and real estate loans; administering trusts and estates; and providing other services relating to the general business of banking, such as, for example, safe deposit facilities.

PROPERTIES

         The main office of Farmers and the Bank is located at 101 East Elm Street, Union City, Ohio, which is owned by the Bank. The Bank also owns and operates a branch located in Randolph County, Indiana.

LITIGATION

         There is no litigation of a material nature in which Farmers or the Bank is a party or in which any of their respective property is subject, other than ordinary routine litigation incidental to their normal business. Further, there is no material legal proceeding in which any director, executive officer, principal shareholder or associate of any such person or affiliate is a party or has a material interest adverse to Farmers or the Bank. None of the ordinary routine litigation in which Farmers or the Bank is involved is expected to have a material adverse impact upon the financial condition or results of operations of Farmers or the Bank.

EMPLOYEES

         As of December 31, 1998, the Bank had thirty-seven (37) full-time equivalent employees to whom it provides a variety of benefits. Management of the Bank considers its relations with its employees to be good. As of the same date, Farmers had two (2) employees who are officers of both Farmers and the Bank, neither of whom is separately compensated by Farmers for his services to Farmers.

MANAGEMENT

         The following table contains certain information about each director and executive officer of Farmers as of the date of this Proxy
Statement-Prospectus:

DIRECTORS:

                                                                                             Served as Director
Name                       Age      Principal Occupation for Last 5 Years                  Continuously since (1)
-------------------------------------------------------------------------------------------------------------------
Clyde Bateman              43       Farmer                                                      1992 (1992)
Gene R. Bennett            71       Insurance Agent                                             1988 (1988)
James L. Davis             65       Executive Vice President and Chief Executive                1984 (1982)
                                    Officer of Farmers, and President and Chief
                                    Executive Officer of Bank
Lyle Gilbert               62       Insurance Agent                                             1991 (1991)
James C. Gower             59       Secretary of Farmers, and Executive Vice                    1990 (1990)
                                    President of Bank
Errol Klem                 60       President of Farmers and Businessman                        1988 (1988)
C. Daniel Wright           64       Chairman of the Board of Farmers, retired                   1984 (1964)
                                    Businessman

(1) Years in parenthesis relate to service as a director of the Bank. All of Farmers directors are also directors of the Bank.

         All Farmers' directors hold office for staggered two-year terms or until their respective successors are duly elected and qualified. All Farmers' executive officers hold office for a term of one year or until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the directors or executive officers and any other persons according to which any of Farmers' or the Bank's directors or executive officers have been selected for their respective positions.

         In accordance with the Agreement and in connection with the first annual meeting of the shareholders of ANB after the Merger, ANB shall cause all necessary corporate action to be taken to cause one (1) of the current members of the Board of Directors of Farmers to be nominated for election as a member of ANB's Board of Directors for a three-year term. See "PROPOSED MERGER -- Management After the Merger."

EXECUTIVE OFFICERS:


Name                   Age       Office and Experience
--------------------------------------------------------------------------------
James L. Davis         65        President and Chief Executive Officer of Bank
                                 since 1991 and an employee of Bank since 1953, Executive Vice President and Chief Executive
                                 Officer of Farmers since 1991.

James C. Gower         59        Executive Vice President of Bank since 1991 and
                                 an employee of Bank since 1958, Secretary of Farmers since 1991.

SECURITY OWNERSHIP OF MANAGEMENT

         The table below sets forth, as of December 31, 1998, the total number of shares of Farmers Common Stock beneficially owned by each director and executive officer of Farmers, by all directors and executive officers as a group and by each person known to management to own more than 5% of the outstanding shares of Farmers Common Stock.


                                           Amount and Nature       Percent
Beneficial Owner                        of Beneficial Ownership   of Class(1)
-----------------------------------------------------------------------------
Clyde Bateman (2)                                 220                 *
Gene R. Bennett (3)                               626                 *
James L. Davis (4)                               2,480               1.6%
Lyle Gilbert                                      475                 *
David S. Golub                                   9,966               6.4%
Mark S. Golub                                    9,966               6.4%
James C. Gower (5)                               3,572               2.3%
Errol Klem (6)                                   1,983               1.3%
C. Daniel Wright (7)                             4,494               2.9%
Directors and Executive Officers as a
Group (9 persons)                               33,782              21.7%

* Represents less than 1% of the outstanding shares of common stock of Farmers.

(1) Based upon 155,808 shares of Farmers Common Stock outstanding. The information contained in this table is based upon information furnished to Farmers by the persons named and the shareholder records of Farmers.
(2) Mr. Bateman beneficially owns 90 shares directly and 85 shares jointly with his wife, Christine Bateman. Mr. Bateman beneficially owns 15 shares jointly with each of his children, Emily, Molly and Jonathan Bateman.
(3) Mr. Bennett beneficially owns 425 shares directly, and Mr. Bennett's wife, Roberta Bennett, beneficially owns 201 shares directly. Mr. Bennett disclaims any beneficial interest in his wife's shares.
(4) Mr. Davis beneficially owns 900 shares directly, and Mr. Davis' wife, Lois Davis, beneficially owns 580 shares directly. Mr. Davis disclaims any beneficial interest in his wife's shares. Mr. Davis has options to acquire an additional 1,000 shares.
(5) Mr. Gower beneficially owns 1,300 shares directly, and Mr. Gower's wife, Kay Gower, beneficially owns 750 shares directly, in which Mr. Gower disclaims any beneficial interest. Additionally, Mr. Gower beneficially owns 380 shares jointly with his wife and 142 shares jointly with his son, Aaron Gower. Mr. Gower has options to acquire an additional 1,000 shares.
(6) Mr. Klem beneficially owns 1,125 shares directly, and Mr. Klem's wife, Patricia Klem, beneficially owns 523 shares directly, in which Mr. Klem disclaims any beneficial interest. Additionally, Mr. Klem beneficially owns 335 shares jointly with his wife.
(7) Mr. Wright beneficially owns 4,416 shares directly, and Mr. Wright's wife, Sara Wright, beneficially owns 78 shares directly, in which Mr. Wright disclaims any beneficial interest.


CERTAIN TRANSACTIONS

         From time to time, the Bank has made loans to one or more of its directors and executive officers. Such transactions have been made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not notice more than the normal risk of collectibility or present other unfavorable features.

  FARMERS STATE BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL
                 CONDITION AND RESULTS OF OPERATIONS OF FARMERS
                    FOR JANUARY 1, 1995 - DECEMBER 31, 1997

         The following discussion and analysis is intended to cover the significant factors affecting the consolidated financial statements of Farmers and its subsidiary, The Farmers State

Bank, from January 1, 1995 through December 31, 1997. It is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an analysis of the financial statements alone. It should, however, be read in conjunction with the financial statements and notes included elsewhere herein.

         Certain statements in this section constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Farmers to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

ANALYSIS OF RESULTS OF OPERATIONS

         NET INCOME. Net income for 1997 was $1,034,000 compared to $1,064,000, which was reported for 1996. Net income for 1996 was higher by $123,000 when compared to the $941,000 in net income recorded for 1995. Generally, a 2.5% increase in 1997 operating expenses caused the slight decline in net income from 1996 to 1997, and an increase in net interest income from 1995 to 1996 primarily contributed to the increase in net income for 1996.

         Basic and diluted earnings per common share for 1997, 1996 and 1995 was $6.63, $6.45 and $5.48, respectively.

The following table presents certain key performance ratios for the last three years:


                                                    1997       1996       1995
-------------------------------------------------------------------------------
Return on average assets                            1.13%      1.18%      1.08%
Return on average equity                           10.96      11.59      10.66
Net interest spread                                 3.58       3.62       3.55
Net interest margin (fully taxable equivalent)      4.15       4.21       4.12


         NET INTEREST INCOME. Net interest income is Farmers' largest component of income and represents the difference between interest and fees earned on loans, investments and other earning assets, and the interest paid on interest-bearing liabilities. An increase or decrease in net interest income is the combined result of volume and rate changes for both earning assets and interest-bearing liabilities. Loan volume increases were the principal factor in increasing the level of net interest income, particularly in 1996 over 1995. Farmers experienced a decrease in the volume of investment securities, particularly in 1997, reducing interest income and offsetting an interest income increase related to loan volume. Interest expense rose in 1996 and 1997 over 1995 due to volume and rate increases.

         Net interest income on a tax-equivalent basis for 1997 and 1996 totaled $3,619,000 and $3,599,000 compared to $3,407,000 for 1995. The increases in net interest income from loan volume were reduced significantly due to modest increases in the volume of deposits and rates paid on deposits. In addition, loan rates declined from 8.98% for 1996 to 8.83% for 1997 causing a decline in net interest income.

         Total interest income on a tax-equivalent basis of $7,189,000 for 1997 was $138,000 higher than the $7,051,000 earned in 1996. The increase for 1996 over 1995 was $365,000. The yield on earning assets rose from 8.08% for 1995 to 8.24% for 1996 and to 8.25% for 1997. Net volume increases in earnings assets generally caused the increase in total interest income.

         Interest expense rose from $3,279,000 for 1995 to $3,452,000 and $3,570,000 for 1996 and 1997, respectively. Approximately 65% of the increase for each period was due to volume increases in deposits.

         Average earning assets increased to $87.135 million for 1997, from $85.568 million for 1996 and $82.787 million for 1995. Average interest-bearing liabilities were $76.447 million for 1997 compared to $74.756 million for 1996 and $72.449 million for 1995. Substantially all of the increases in interest-bearing liabilities were due to deposit growth.

         The following table is a summary of total interest income and expense, net interest income/spread and net interest margin. The spread is the difference between the rates earned on earning assets less the rates paid on interest-bearing deposits. The net interest margin is a percent computed by dividing net interest income on a fully-taxable equivalent basis by average earning assets and represents a measure of basic income on earning assets held by Farmers.

                                                        1997                         1996                          1995
                                               -----------------------      -----------------------       -----------------------
Year Ended December 31                          Amount         Rate           Amount        Rate            Amount        Rate
---------------------------------------------------------------------------------------------------------------------------------
Total interest income
    Loans receivable                          $    5,808          8.83%    $     5,294         8.98%     $     4,741         8.79%
    Investment securities                          1,297          6.57           1,709         6.65            1,879         6.78
    Federal funds sold                                76          5.38              47         5.37               66         5.86
    Deposits with financial institutions               8          4.88               1         5.26
                                               ---------    ----------      ----------   ----------       ----------   ----------
         Total interest income                     7,189          8.25           7,051         8.24            6,686         8.08
                                               ---------    ----------      ----------   ----------       ----------   ----------

Total interest expense
    Deposits                                       3,555          4.67           3,437         4.61            3,264         4.52
    Short-term borrowings                             15          5.58              15         5.34               15         5.68
                                               ---------    ----------      ----------   ----------       ----------   ----------
         Total interest expense                    3,570          4.67           3,452         4.62            3,279         4.53
                                               ---------    ----------      ----------   ----------       ----------   ----------

Net interest income/spread                    $    3,619          3.58%    $     3,599         3.62%     $     3,407         3.55%
                                               =========    ==========      ==========   ==========       ==========   ==========

Net interest margin                                               4.15%                        4.21%                         4.12%
                                                            ==========                   ==========                    ==========

Adjustment of interest on tax-exempt          $       46                   $        44                   $        41
    securities and loans to a tax-
    equivalent basis

              The following table presents net interest income components on a tax-equivalent basis and reflects changes between periods attributable to movement in either the average balance or average interest rate for both earning assets and interest-bearing liabilities. The volume differences were computed as the difference in volume between the current and prior year multiplied times the prior year's interest rate, while the interest rate changes were computed as the difference in rate between the current and prior year multiplied times the volume of the prior year. Volume/rate variances have been allocated on the basis of the absolute relationship between volume variances and rate variances.

         ANALYSIS OF CHANGES IN NET INTEREST INCOME.

                                           Year Ended December 31, 1997           Year Ended December 31, 1996
                                              Compared to Year Ended                 Compared to Year Ended
                                                December 31, 1996                       December 31, 1995
                                       ----------------------------------------------------------------------------
                                         Volume        Rate        Total        Volume        Rate         Total
-------------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)
Total interest income
    Loans receivable                  $       606  $      (92)  $       514  $       450   $      103   $       553
    Investment securities                   (392)         (20)        (412)        (134)         (36)         (170)
    Federal funds sold                         29                        29         (14)          (5)          (19)
    Deposits with financial
         institutions                           7                         7            1                          1
                                       ----------   ----------   ----------   ----------    ---------    ----------
         Total interest income                250        (112)          138          303           62           365

Total interest expense
    Deposits                                   79           39          118          105           68           173
    Short-term borrowings                     (1)            1                         1          (1)
                                       ----------   ----------   ----------   ----------    ---------    ----------
         Total interest expense                78           40          118          106           67           173
                                       ----------   ----------   ----------   ----------    ---------    ----------

Change in net interest income
    (fully taxable equivalent
    basis)                            $       172  $     (152)           20  $       197   $      (5)           192
                                       ==========   ==========                ==========    =========
Taxable equivalent adjustment                                           (2)                                     (3)
                                                                 ----------                              ----------

Change in net interest income                                   $        18                             $       189
                                                                 ==========                              ==========

         PROVISION FOR LOAN LOSSES. During 1997, 1996 and 1995, Farmers provided $72,000, $67,000 and $59,500, respectively, to replenish the allowance for loan losses for charge-offs recorded, and to maintain an adequate balance for potential losses that may exist in the portfolio. Net charge-offs in 1997 were $72,000, compared to $57,000 in 1996 , and $6,000 in 1995.

         SUMMARY OF LOAN LOSS EXPERIENCE. The following table summarizes the loan loss experience for the years indicated:

                                                                     Year ended December 31
                                                 --------------------------------------------------------------
                                                    1997         1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
Allowance for loan losses
   Balance at January 1                         $     1,109  $     1,099  $     1,046  $     1,012  $       863
                                                 ----------   ----------   ----------   ----------   ----------
   Loan charge-offs
     Commercial and agricultural                         15           17           10           24           36
     Real estate mortgage                                 8          ---          ---           45           87
     Installment                                         76           56           18           92            5
         Total charge-offs                               99           73           28          161          128
                                                 ----------   ----------   ----------   ----------   ----------
   Loan recoveries
     Commercial and agricultural                          4            3            8           26           14
     Real estate mortgage                               ---          ---          ---            8           25
     Installment                                         23           13           14           29            8
                                                 ----------   ----------   ----------   ----------   ----------
         Total recoveries                                27           16           22           63           47
                                                 ----------   ----------   ----------   ----------   ----------
   Net charge-offs                                       72           57            6           98           81
                                                 ----------   ----------   ----------   ----------   ----------
   Provision for loan losses                             72           67           60          132          230
                                                 ----------   ----------   ----------   ----------   ----------
   Balance at December 31                       $     1,109  $     1,109  $     1,099  $     1,046  $     1,012
                                                 ==========   ==========   ==========   ==========   ==========
Percentage of net charge-offs to average loans          .11%         .10%         .01%         .20%         .17%
                                                 ==========   ==========   ==========   ==========   ==========

         The following table presents nonaccrual loans and 90 days or more past due loans for the years indicated:

                                                    1997         1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------------
                                                                         (In Thousands)
Nonaccrual loans                                $         8  $        19  $       ---  $       ---  $       107
90 days or more past due                                666          412          342          644          427
Restructured loans                                      ---          ---          ---          ---          ---
         Total                                  $       674  $       431  $       342  $       644  $       534
                                                 ----------   ----------   ----------   ----------   ----------
Percent of total loans                                 1.02%         .67  %       .60%        1.26  %      1.15%
                                                 ==========   ==========   ==========   ==========   ==========

         Loans with principal or interest contractually past due but not yet paid are reviewed at regular intervals by management and are placed on a nonaccrual status when scheduled payments remain unpaid for 90 days, unless the loan is adequately secured and in the process of collection. Interest income on nonaccrual loans is recorded when actually received (cash basis) in contrast to the accrual basis, which records interest over the period in which it is earned, regardless of when it is received. Loans are charged to the allowance for loan losses when deemed uncollectible by management, unless sufficient collateral exists to adequately secure the loan.

         Management designates certain loans for internal monitoring purposes on a watch list. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Also, watch list loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower. Loans on the watch list considered classified by management totaled $1,070,000 at December 31, 1997.

         Impaired loans are those loans for which full payment in accordance with the contractual terms is not expected. Loans designated as impaired during 1997 were not considered significant.

         The allowance for loan losses is maintained at a level considered adequate by management to absorb potential loan losses as determined by evaluations of the loan portfolio on a continuing basis. This evaluation by management includes consideration of past loan loss experience, changes in the composition of the loan portfolio, the volume and condition of the loan portfolio, as well as the financial condition of specific borrowers and current economic conditions.

         During the process of evaluating the level of the allowance, nonaccrual and delinquent loans and loans on the watch list or considered impaired are reviewed to determine the amount of potential losses that may be incurred. Potential losses on other loans being monitored are also considered as well as the maintaining of a general allowance for all other loans not specifically being monitored.

         The allowance for loan losses at year-end 1997 and 1996 approximated $1,109,000. Total loans at the end of these periods were $66,291,000 and $64,127,000, and the ratio of the allowance for loan losses to total loans was 1.67% and 1.73%.

         Based on management's analysis of the composition of the loan portfolio and current economic conditions, management considers the current allowance for loan losses to be adequate.

         OTHER INCOME. The following table shows the components of other income for 1997, 1996, and 1995:

                                                              1997                  1996                  1995
                                                          -------------         -------------        --------------
                                                                                (In Thousands)
Fiduciary activities                                     $           24        $           18       $            16
Service charges on deposit accounts                                 240                   251                   227
Other income                                                         85                    93                    96
Investment securities gains                                                                                      11
                                                          -------------         -------------        --------------
         Total other income                              $          349        $          362       $           350
                                                          =============         =============        ==============

         Other income is comprised of income items not directly related to Farmers' interest-earning assets. Other income excluding investment securities gains increased by $23,000 from 1995 to 1996. From 1996 to 1997, other income decreased $13,000. These levels of service charges and other income generally reflect no changes in fees' structure during the periods and only natural variations that can occur in assessment of fees.

         OTHER EXPENSES. The following table shows the components of other expenses for 1997, 1996, and 1995:

                                                                  1997                1996                1995
                                                              -------------       -------------      --------------
                                                                                  (In Thousands)
Salaries and employee benefits                               $        1,216      $        1,203     $         1,189
Premises and equipment expenses                                         323                 300                 269
Directors' fees                                                          96                  96                  91
Deposit insurance expense                                                 9                   4                  88
Franchise tax                                                           122                 115                 113
Printing and office supplies                                             81                  81                  84
Other operating expenses                                                415                 407                 384
                                                              -------------       -------------      --------------
         Total other expenses                                $        2,262      $        2,206     $         2,218
                                                              =============       =============      ==============

         Other expenses are noninterest operating expenses of Farmers. Total other expenses increased by $56,000, or 2.5% from 1996 to 1997. Excluding the decrease in deposit insurance expense, other expenses increased from 1995 to 1996 by $72,000 or 3.4%.

         Increases to premises and equipment expenses primarily reflect increased depreciation and maintenance related to data processing equipment purchased.

         Deposit insurance premiums declined sharply for 1996 and 1997 due to a lower assessment rate on deposits by the Federal Deposit Insurance Corporation. Beginning with the final two quarters in 1995, the Federal Deposit Insurance Corporation lowered the rate assessed on deposits insured by the Bank Insurance Fund resulting in the reductions in expense.

         As a result of no significant changes in operations, certain other categories increased by modest inflationary increases.

         INCOME TAX. The effective tax rates for 1997, 1996 and 1995 were 34%, 35.3% and 34.6%, respectively. The change in income tax expense is generally due to changes in income upon which applicable federal and state income taxes are calculated.

         BALANCE SHEET ANALYSIS. Total assets decreased slightly from $91,097,000 at December 31, 1996 to $90,893,000 at December 31, 1997. Loans and
federal funds sold increased while investment securities decreased.

         The loan portfolio at December 31, 1997 of $66,291,000 increased by $2,164,000 for the year, an increase of 3.4% over the 1996 year end portfolio of $64,127,000. Real estate loans increased in 1997 while consumer loans decreased. Real estate loans were 63.4% and 61.3% of the loan portfolio at December 31, 1997 and 1996, respectively. The increase in real estate loans occurred in both 1-4 family loans and loans secured by farmland. Farmers' concentration in real estate loans provides for lower risk than other loan categories and has contributed significantly to the overall growth in the loan portfolio. Commercial and agricultural production loans were 13.8% and 14.4% of the loan portfolio at December 31, 1997 and 1996, respectively. Loan growth is consistent with the demand in Farmers' market area.

         The following table presents a summary of loans by type:

                                                               December 31
                                                ----------------------------------------
                                                     1997                     1996
                                                ---------------         ----------------
                                                           (In Thousands)
Commercial and agricultural                    $          9,769        $           9,811
Real estate                                              44,244                   40,944
Installment                                              12,278                   13,372
                                                ---------------         ----------------
         Total loans                           $         66,291        $          64,127
                                                ===============         ================

The following table presents loan maturities at December 31, 1997:

                                                    Within              1-5            Over 5
                                                    1 Year             Years            Years             Total
                                                 -------------    --------------    -------------     -------------
                                                                           (In Thousands)
Commercial and agricultural                     $        8,503   $           797   $          469    $        9,769
Real estate                                              2,853             9,960           31,431            44,244
Installment                                              4,995             7,283                             12,278
                                                 -------------    --------------    -------------     -------------
         Total loans                            $       16,351   $        18,040   $       31,900    $       66,291
                                                 =============    ==============    =============     =============

         Variable rate and fixed rate loans totaled $ 49,667,000 and $ 16,624,000, respectively, at December 31, 1997.

         Maturities in the investment securities portfolio for 1997 primarily funded the growth in loans. The investment securities portfolio totaled $18,527,000 at December 31, 1997, down from $22,361,000 at the prior year end. Included in the portfolio at year-end 1997 were securities held to maturity of $11,343,000 and securities available for sale of $7,184,000.

         Investment securities classified as available for sales are reported at fair value, with unrealized gains and losses excluded from earnings, but reported as a separate component of stockholders' equity. As a result of a management decision to maintain greater liquidity and flexibility within the portfolio, the available-for-sale category of investment securities rose while the held-to-maturity category of the portfolio declined. The investment portfolio totals included net unrealized gains totaling $74,000 at December 31, 1997.

         Maturities and weighted average yields of investment securities at December 31, 1997 are as follows (based on contract maturities and on a fully taxable equivalent basis):


                          1 Year or Less           1-5 Years            5-10 Years           Over 10 Years             Total
                         -----------------     -----------------     -----------------    ------------------    ------------------
                         Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield      Amount     Yield
                         -------   -------     -------  --------     -------  --------    --------  --------    --------  --------
Available for sale
  U.S. Treasury         $  1,302      6.06 %  $  3,591      6.75 %                                             $   4,893      6.57 %
  U.S. agencies                                  1,003      6.34    $    498      6.62 %                           1,501      6.43
  State and municipals                             325      7.48         458      7.12   $       7      7.48 %       790      7.27
                         -------               -------               -------              --------              --------  --------
                           1,302      6.06       4,919      6.71         956      6.86           7      7.48       7,184      6.62
Held to maturity
  U.S. Treasury            2,609      7.02       5,757      6.58                                                   8,366      6.72
  U.S. agencies                                    500      6.25         500      6.87                             1,000      6.56
  State and municipals        86      5.93       1,891      6.70                                                   1,977      6.67
                           2,695      6.98       8,148      6.59         500      6.87                            11,343      6.69
                         -------               -------               -------              --------              --------
         Total          $  3,997      6.68    $ 13,067      6.64    $  1,456      6.87   $       7      7.48   $  18,527      6.66
                         =======               =======               =======              ========              ========
                            21.6  %               70.5 %                 7.9 %                                     100.0 %
                         =======               =======               =======                                    ========

         Farmers experienced minimal growth in deposits in 1997, as total deposits were approximately $80,619,000. There was a decline of approximately $1,505,000 in noninterest-bearing and other deposit categories bearing lesser rates of interest, while the category of certificates of deposit rose during 1997. Total certificate of deposits were $54,082,000, an increase of $1,863,000 over 1996. Farmers has generally relied on deposits to fund its earning assets. Total certificates of deposits of $100,000 or more were $6,798,000 at December 31, 1997, compared to $6,439,000 at year-end 1996.

         LIQUIDITY. Liquidity is a measure of Farmers' ability to meet its customers' present and future deposit withdrawals and/or increased loan demand. Farmers manages its liquidity through a coordinated asset/liability management program.

         Liquidity is provided by projecting credit demand and other needs and then maintaining sufficient cash and assets readily convertible into cash to meet these requirements. Farmers has provided for its liquidity needs through limited growth in core deposits, maturing loans, investments in its securities portfolio and by maintaining adequate balances in cash and cash equivalents. At December 31, 1997, Farmers had $5,722,000 or 6.3% of total assets in investment securities maturing within one year and federal funds sold. An additional $5,881,000 was held in securities available for sale. This is considered by management to be adequate in view of projected liquidity needs.

         Cash flows have generally been provided by operations, net maturities or sales of investments securities and certificates of deposit. Cash has been used to fund increases in loans, decreases in deposits other than certificates of deposits, purchases of treasury stock and payment of dividends.

         CAPITAL. Farmers has a strong capital base to support its current operations and future growth opportunities. Stockholders' equity was $9,504,000 at December 31, 1997 compared to $8,456,000 at January 1, 1995. Net income retained after payment of dividends approximating 35 - 37% of net income, less treasury stock purchased, has increased capital for the three-year period ended December 31, 1997.

         At December 31, 1997 the Bank's leverage capital ratio was 10.3%, which was 6.3% greater than the requirement for adequately capitalized institutions. The Bank's total risk-based capital ratio at December 31, 1997 was 17.1%, which is 9.1 % above the level considered "adequately capitalized" under the current regulatory guidelines.

         INFLATION. Changing prices of goods, services and capital affect the financial position of every business enterprise. The level of market interest rates and the price of funds loaned or borrowed fluctuate due to changes in the rate of inflation and various other factors, including government monetary policy. Fluctuating interest rates affect the Bank's net interest income and loan volume. Farmers and the Bank's other expenses, such as employee salaries and benefits, reflect the effects of escalating prices as well as increased levels of operation and other factors. As the inflation rate increases, the purchasing power of the dollar decreases. Those holding fixed-rate monetary assets incur a loss, while those holding fixed-rate monetary liabilities enjoy a gain. The nature of a bank holding company's operations is such that there will be an excess of monetary assets over monetary liabilities and thus, a bank holding company will tend to suffer from an increase in the rate of inflation and benefit from a decrease.

         YEAR 2000 COMPLIANCE. Many businesses will face a potentially serious information systems (computer) problem because many software applications and operational programs written in the past may not properly recognize calendar dates beginning in the year 2000. This problem could force computers to either shut down or provide incorrect data or information. Farmers has begun the process of identifying any changes that may be required to its computer programs and hardware to become year 2000 compliant. While Farmers believes it is taking all appropriate steps to assure year 2000 compliance, it is dependent on vendor compliance to some extent. Farmers is requiring its systems and software vendors to represent that the services and products provided are, or will be, year 2000 compliant, and contemplates a program of testing compliance. Farmers estimates that its costs related to year 2000 compliance will not be material.

NEW ACCOUNTING MATTERS.

         EARNINGS PER SHARE. In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, Earnings Per Share, and specified the computation, presentation, and disclosure requirements for earnings per share
(EPS) for entities with publicly held common stock or potential common stock. Statement No. 128 was issued to simplify the computation of EPS and replaces Primary EPS and Fully Diluted EPS with Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the Basic EPS computation to the numerator and denominator of the Diluted EPS computation.

         Statement No. 128 is effective for financial statement periods (both interim and annual) ending after December 15, 1997. Farmers adopted Statement No. 128 for 1997.

         REPORTING COMPREHENSIVE INCOME. During 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income, establishing standards for the reporting of comprehensive income and its components in financial statements. Enterprises that have no items of other comprehensive income in any period presented are excluded from the scope of this Statement. Statement No. 130 is effective for interim and annual periods beginning after December 15, 1997. Earlier application is permitted. Farmers will adopt Statement No. 130 for 1998, which requires disclosure of comprehensive income.

         EMPLOYERS' DISCLOSURES ABOUT PENSION AND OTHER POSTRETIREMENT BENEFITS. SFAS No. 132, which amends FASB Statements No. 87, 88, and 106, was issued in February, 1998. While this statement does not change the measurement or recognition of pension or other postretirement benefit plans, it revises employers' disclosures about pension and other postretirement benefit plans. Some of the provisions of the Statement include:

         o The standardization of the disclosure requirements for pensions and other postretirement benefits to the extent practicable.
         o A requirement for additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis.

         o The elimination of certain disclosures that are no longer as useful as they were when FASB Statements No. 87, Employers' Accounting for Pension, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, were issued.
         o Suggested combined formats for presentation of pension and other postretirement benefit disclosures.

This statement is effective for fiscal years beginning after December 15, 1997.

         ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires companies to record derivatives on the balance sheet at their fair value. SFAS No. 133 also acknowledges that the method of recording a gain or loss depends on the use of the derivative. If certain conditions are met, a derivative may be specifically designed as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

         The new Statement applies to all entities. If hedge accounting is elected by the entity, the method of assessing the effectiveness of the hedging derivative and the measurement approach of determining the hedge's ineffectiveness must be established at the inception of the hedge.

         SFAS No. 133 amends SFAS No. 52 and supercedes SFAS Nos. 80, 105, and
119. SFAS No. 107 is amended to include the disclosure provision about the concentrations of credit risk from SFAS No. 105. Several Emerging Issues Task Force consensuses are also changed or nullified by the provisions of SFAS No. 133.

         SFAS No. 133 will be effective for all fiscal years beginning after June 15, 1999. The impact on Farmers' operations is not expected to be material.

           FARMERS STATE BANCORP MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS
               FOR NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

         The following discussion and analysis reviews the consolidated operating results and financial condition of Farmers and its subsidiary, The Farmers State Bank, as of September 30, 1998 and for the nine months ended September 30, 1998 and 1997. This discussion should be read in conjunction with the consolidated financial statements, notes thereto and other financial information presented herein.

         NET INCOME. Net income for the first nine months of 1998 was $741,859 compared to $778,152 for the first nine months of 1997. An increase in operating expenses primarily caused earnings to decrease by $36,293 or 4.9%.

         Farmers' annualized return on average assets for the first nine months of 1998 was 1.08%, a decrease of 6 basis points compared to the first nine months of 1997 and a 5 basis point decrease from the 1997 year-end return on average assets of 1.13%.

         The annualized return on average equity for the first nine months of 1998 was 10.11% compared to 11.02% for the same period in 1997.

         NET INTEREST INCOME. Net interest income is the difference between interest and fees earned on earning assets and interest paid on interest-bearing liabilities. It is the largest and most critical component of Farmers' earnings and is impacted by both rates and volume of earning assets and interest-bearing liabilities. Farmers' net interest income, reported on a fully tax equivalent basis was $2,698,000 for the nine months ended September 30, 1998 compared to $2,706,000 for the same nine month period in 1997. The net interest margin, expressed as a percent of earning assets, was 4.10% for the first nine months of 1998, down five basis points from 4.15% reported for the first nine months of 1997.

         Total interest income increased by $24,000 due primarily to a volume increase in loans. Slight volume and rate increases for deposits primarily caused total interest expense to increase by $32,000.

         An analysis of total interest income, total interest expense, net interest income/spread and net interest margin follows:

                                                                      Nine Months Ended
                                                                        September 30
                                             ------------------------------------------------------------------
                                                          1998                                1997
                                             ------------------------------       -----------------------------
                                                 Amount           Rate               Amount           Rate
                                             --------------   -------------       -------------   -------------
                                                                   (Dollars in Thousands)
Total interest income
   Loans receivable                         $         4,376            8.77 %    $        4,328            8.81 %
   Investment securities                                967            6.47                 991            6.56
   Federal funds sold                                    53            5.48                  48            5.39
   Deposits with financial institutions                                                       5            5.42
                                             --------------   -------------       -------------   -------------
         Total interest income                        5,396            8.20               5,372            8.24
                                             --------------   -------------       -------------   -------------

Total interest expense
   Deposits                                           2,691            4.69               2,654            4.64
   Short-term borrowings                                  7            5.52                  12            5.57
                                             --------------   -------------       -------------   -------------
         Total interest expense                       2,698            4.69               2,666            4.65
                                             --------------   -------------       -------------   -------------

Net interest income/spread                  $         2,698            3.51  %   $        2,706            3.59   %
                                             ==============   =============       =============   =============

Net interest margin (annualized)                                       4.10  %                             4.15   %
                                                              =============                       =============

Adjustment of interest on tax-              $            40                      $           34
exempt securities and loans to a
tax-equivalent basis

         PROVISION FOR LOAN LOSSES. Farmers' provision for loan losses was $45,000 for the nine months ended September 30, 1998 compared to $61,500 for the same period in 1997.

         Net charge-offs during the first nine months of 1998 were $168,255 compared to net charge-offs of $73,025 for the comparable period in 1997. During 1998, Farmers charged off $49,622 in commercial and agricultural loans, $5,712 in mortgage loans and $112,921 in consumer installment loans. The 1998 charge-offs included an unusually large amount due to bankruptcies, and an agricultural loan of $40,000. Management will continue to review the allowance for loan losses quarterly and adjust the provision accordingly.

         OTHER INCOME AND EXPENSES. Total other income increased by $9,188 or 3.5% during the first nine months of 1998 compared to the same period one year ago. Fees generated from fiduciary activities decreased by $9,017 for the first nine months of 1998 compared to the same period in 1997. Other categories increased from 1997 to 1998 due to increased activity for services for which Farmers assesses fees.

         Total other expenses increased by $54,029 or 3.2% for the first nine months of 1998 compared to the same period in 1997. Salaries and employee benefits increased by $84,121 or 9.4%. Merit increases in compensation for officers and employees and an increase in employee benefits for health insurance primarily resulted in the 1998 increase. No significant change occurred in the number of Farmers' full time equivalent employees.

         Directors' fees decreased from $72,000 for the nine months of 1997 to $46,500 for the comparable period for 1998. The merger in late 1997 of Farmers' subsidiary in Losantville, Indiana into its subsidiary in Union City, Ohio caused the reduction in the amount of fees being paid. Franchise tax recorded by Farmers decreased by $46,157 in 1998 compared to 1997 due to applying enacted apportionment procedures to the Ohio franchise tax base.

         INCOME TAXES. Income tax expense, including both federal income tax and the Indiana franchise tax decreased by $6,390 for the first nine months of 1998 compared to 1997. Income before income tax decreased causing income tax expense to decrease. The effective tax rate for the period ending September 30, 1998 was 35.4% compared to 34.7% for the comparable period in 1997.

         BALANCE SHEET. Farmers' total assets increased to $92,820,901 from $90,893,365 reported at year-end 1997.

         Total loans were $67,092,279 at September 30, 1998, an increase of $801,003 over the year-end level of $66,291,276. Generally loans by category remained the same with the increase occurring in the mortgage loan component of the loan portfolio. Real estate loans continue to be the largest asset category of Farmers. Farmers continues to emphasize loan growth in accordance with its strategic plan and in accordance with credit policies.

         Total deposits of Farmers at September 30, 1998 increased by $1,538,945 from the level reported at year-end 1997 with the increase occurring in interest-bearing deposits.

         ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING LOANS. Farmers' nonperforming loans at September 30, 1998, which include nonaccrual loans of $1,000 and loans past due 90 days or more of $1,497,000, increased $824,000 from year-end 1997. Total nonperforming loans were $1,498,000 compared to $674,000 at year-end 1997. Total nonperforming loans represented 2.23% of total loans at September 30, 1998, compared to 1.02% at December 31, 1997. The increase in nonperforming loans at September 30, 1998 was primarily in the real estate loan category which includes loans secured by farmland. Management is monitoring these larger farmland mortgage loans that are delinquent and does not expect to incur any significant losses related to these loans.

         The allowance for loan losses at September 30, 1998 was $985,492 compared to $1,108,747 at year-end 1997. The allowance equaled 65.8% of nonperforming loans at September 30, 1998, compared to 113.8% at December 31, 1997. The ratio of the allowance to outstanding loans at September 30, 1998 was 1.47%.

         CAPITAL RESOURCES. Stockholders' equity, including net unrealized gains on securities available for sale of $163,694, increased from $9,504,302 at December 31, 1997 to $10,031,912 at September 30, 1998. Book value per share was $65.22 at September 30, 1998 compared to $61.77 at year-end 1997.

         At September 30, 1998, the Bank's Tier I risk based capital ratio was 16.2% and its leverage capital ratio was 10.6%. The Bank currently exceeds all capital requirements mandated by regulatory authorities.

                           REGULATORY CONSIDERATIONS

BANK HOLDING COMPANY REGULATION

         ANB and Farmers are registered as bank holding companies and are subject to the regulations of the Federal Reserve under the BHC Act. Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHC Act requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHC Act, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

         ANB and Farmers are prohibited by the BHC Act from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or savings association or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, ANB and Farmers are prohibited by the BHC Act from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a nonbanking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto. The BHC Act does not place territorial restrictions on the activities of such nonbanking-related activities.

CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES

         Bank holding companies are required to comply with the Federal Reserve's risk-based capital guidelines which require a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities such as standby letters of credit) of 8%. At least half of the total required capital must be "Tier 1 capital," consisting principally of common shareholders' equity, noncumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries, less certain goodwill items. The remainder ("Tier 2 capital") may consist of a limited amount of subordinated debt and intermediate-term preferred stock, certain hybrid capital instruments and other debt securities, cumulative perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a Tier 1 (leverage) capital ratio under which the bank holding company must maintain a minimum level of Tier 1 capital to average total consolidated assets of 3% in the case of bank holding companies which have the highest regulatory examination ratings and are not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a ratio of at least 1% to 2% above the stated minimum.

         The following are ANB's and the Bank's regulatory capital ratios as of September 30, 1998. (As Farmers has less than $150 million in assets, it is not subject to the Federal Reserve's capital ratio requirements. Therefore, the Bank's capital ratios are provided below.)


                                     ANB                          Bank
                             --------------------      ----------------------
Tier 1 Capital:                     11.42                         16.19
Total Capital:                      12.30                         17.44
Leverage Ratio:                      8.65                         10.62

BANK REGULATION

         American National Bank and Trust Company of Muncie, a national bank, is supervised, regulated and examined by the OCC. Peoples Loan and Trust Bank, another subsidiary bank of ANB, is a state bank chartered in Indiana, and is supervised, regulated and examined by the Indiana Department of Financial Institutions. The Bank is chartered in Ohio and, therefore, is supervised, regulated and examined by the Ohio Division of Financial Institutions. In addition, Peoples is a member of the Federal Reserve and, therefore, is supervised and regulated by the Federal Reserve. The Bank will continue to be supervised, regulated and examined by the Ohio

Division of Financial Institutions following consummation of the Merger. The Bank also is supervised and regulated by the FDIC because it is not a member of the Federal Reserve. Each regulator has the authority to issue cease-and-desist orders if it determines that activities of the bank regularly represent an unsafe and unsound banking practice or a violation of law.

         Both federal and state law extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosure, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things to make deposited funds available within specified time periods.

         Insured state-chartered banks are prohibited under FDICIA from engaging as principal in activities other than equity investments that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. Further, an insured state bank may not acquire or retain as principal any equity investment that is not permitted for national banks unless the investment comes within certain regulatory exceptions.

BANK CAPITAL REQUIREMENTS

         The FDIC and the OCC have adopted risk-based capital ratio guidelines to which state-chartered banks and national banks under their respective supervision are subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

         Like the capital guidelines established by the Federal Reserve, these guidelines divide a bank's capital into two tiers. Banks are required to maintain a total risk-based capital ratio of 8%. The FDIC or OCC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

         In addition, the FDIC and OCC established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional 100 to 200 basis points.

         Both of ANB's affiliate banks as well as the Bank exceed the risk-based capital guidelines of the FDIC and OCC as of September 30, 1998.

         The Federal Reserve, the OCC and the FDIC issued a joint policy statement providing guidance in sound practices for managing interest rate risk. The statement sets forth the factors the federal regulatory examiners use to determine the adequacy of a bank's capital for interest rate risk exposure. These qualitative factors include the adequacy and effectiveness of the bank's internal interest rate risk management process and the level of interest rate exposure. Other qualitative factors that are considered include the size of the bank, the nature and complexity of its activities, the adequacy of its capital and earnings in relation to the bank's overall risk profile and its earnings exposure to interest rate movements.

         The interagency supervisory policy statement describes the responsibilities of a bank's board of directors in implementing a risk management process and the requirements of the bank's senior management in ensuring the effective management of interest rate risk. Further, the statement specifies the elements that a risk management process must contain.

         The capital requirements described above are minimum requirements. Higher capital levels will be required by the federal banking regulators if warranted by the particular circumstances or risk profiles of individual institutions. For example, the regulations of both the FDIC and the OCC provide that additional capital may be required to take adequate account of the risks posed by concentrations of credit and nontraditional activities, interest rate risk and the bank's ability to manage such risks.

BRANCHES AND AFFILIATES

         Branching by ANB affiliate banks in Indiana is subject to the jurisdiction, and requires the prior approval of, the bank's primary federal regulatory authority and, if the branching bank is a state bank, of the Indiana Department of Financial Institutions.

         ANB's affiliate banks and the Bank are subject to the Federal Reserve Act, which restricts financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

FDICIA

         FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

         The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier 1 risk-based capital ratio of 4% or greater, and generally a leverage ratio 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, or a Tier 1 risk-based capital ratio of less than 4% and generally a leverage ratio of less than 4%, and "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

         "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institution as described above. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks are subject to one or more of a number of requirements and restrictions, including an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks, and restrictions on compensation of executive officers. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized", make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

DEPOSIT INSURANCE

         The deposits of each of ANB's affiliate banks and Bank are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization and (ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

         Effective January 1, 1997, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

         The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of financing corporation ("FICO") funding. The FDIC established the FICO assessment rates effective January 1, 1997 at $0.013 per $100 annually for BIF-assessable deposits and $0.0648 per $100 annually for SAIF-assessable deposits. The FICO assessments does not vary depending upon a depository institution's capitalization or supervisory evaluations.

ADDITIONAL MATTERS

         In addition to the matters discussed above, ANB's affiliate banks and the Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

         The earnings of financial institutions are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the United States Government and its various agencies, particularly the Federal Reserve.

         Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, state legislatures and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation of administrative action will be enacted or the extent to which the banking industry in general or ANB and its affiliate banks in particular would be affected thereby.

                           COMPARISON OF COMMON STOCK

         The rights of holders of Farmers Common Stock who receive ANB Common Stock in the Merger will be governed by the laws of the State of Indiana, the state in which ANB is incorporated, and by ANB's Articles of Incorporation, as amended ("ANB's Articles of Incorporation") and ANB's By-Laws, as amended ("ANB's By-Laws"). The rights of the shareholders of Farmers are presently governed by the laws of the State of Ohio, the state in which Farmers is incorporated, and by Farmers' Articles of Incorporation and Code of Regulations. The rights of the shareholders of Farmers differ in certain respects from the rights they would have as ANB shareholders, including for ANB anti-takeover measures and the vote required for the amendment of significant provisions of the articles of incorporation and for the approval of significant corporate transactions. The following summary comparison of ANB Common Stock and Farmers Common Stock includes all material features of such shares but does not purport to be complete and is qualified in its entirety by reference to ANB's and Farmers' Articles of Incorporation and their By-Laws.

AUTHORIZED BUT UNISSUED SHARES

         ANB's Articles of Incorporation authorize the issuance of 20,000,000 shares of ANB Common Stock, of which ____________ shares were outstanding as of _______________, 1999. The remaining authorized but unissued shares of common stock may be issued upon authorization of the Board of Directors of ANB without prior shareholder approval. ANB has 250,000 shares of preferred stock authorized. These shares are available to be issued, without prior shareholder approval, in classes with relative rights, privileges and preferences determined for each class by the Board of Directors of ANB. No shares of preferred stock are presently outstanding. The issuance of additional shares of ANB Common Stock or the issuance of ANB preferred stock may adversely affect the interests of ANB shareholders.

         Farmers' Articles of Incorporation authorizes the issuance of 172,500 shares of Farmers Common Stock, $20.00 par value per share, 153,808 of which were issued and outstanding as of September 30, 1998. Following the Merger, all of the outstanding shares of Farmers Common Stock will convert to the right to receive 5.4 shares of ANB Common Stock, except for shares with respect to which dissenters' rights have been exercised.

PREEMPTIVE RIGHTS

         As permitted by Indiana law, ANB's Articles of Incorporation do not provide for preemptive rights to subscribe for any new or additional ANB Common Stock or other securities. Preemptive rights may be granted to ANB's shareholders if ANB's Articles of Incorporation are amended accordingly. Under Farmers' Articles of Incorporation, shareholders of Farmers do not have preemptive rights to subscribe for any new or additional Farmers Common Stock or other securities.

DIVIDEND RIGHTS

         The holders of common stock of ANB and Farmers are entitled to dividends and other distributions when, as and if declared by their respective Boards of Directors out of funds legally available therefor. With respect to ANB, a dividend may not be paid if, after giving it effect, (1) ANB would not be able to pay its debts as they become due in the usual course of business, or (2) ANB's total assets would be less than the sum of its total liabilities plus, unless ANB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if ANB were to be dissolved at the time of the dividend. With respect to Farmers, a dividend may not be paid if, after giving it effect, (i) Farmers would be insolvent, or (ii) the net assets of Farmers would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if Farmers was then to be liquidated.

         The amount of dividends, if any, that may be declared by ANB in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since ANB is primarily dependent upon dividends paid by its subsidiaries for its revenues), the discretion of ANB's Board of Directors and other factors that may be appropriate in determining dividend policies.

         ANB's national bank subsidiaries and its Indiana-chartered affiliate bank may pay cash dividends on their common stock to ANB only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

         Dividends paid by ANB's affiliate banks will ordinarily be restricted to a lesser amount than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks' principal federal regulatory authorities. See "REGULATORY CONSIDERATIONS". If a bank's capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited without prior regulatory approval. None of ANB's affiliate banks are currently subject to such a restriction.

VOTING RIGHTS

         The holders of the outstanding shares of ANB Common Stock and Farmers Common Stock are entitled to one vote per share on all matters presented for shareholder vote, except shareholders of Farmers have cumulative voting rights in the election of directors. Shareholders of ANB do not have cumulative voting rights in the election of directors.

         Ohio law generally requires that an agreement of merger or consolidation be approved by a shareholder vote of two-thirds of the votes entitled to be cast at the shareholders meeting, subject to provisions in the corporation's articles of incorporation requiring a lower or higher percentage vote requirement not less than a majority of the outstanding shares entitled to vote. Indiana law generally require that mergers, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders meeting, subject in each case to provisions in the corporation's articles of incorporation requiring a higher percentage vote for certain transactions. ANB's Articles of Incorporation provide that certain business combinations may, under certain circumstances, require approval of more than a simple majority of the issued and outstanding shares of ANB Common Stock. See "COMPARISON OF COMMON STOCK -- Anti-Takeover Provisions".

         Both Indiana and Ohio law require shareholder approval for most amendments to a corporation's articles of incorporation -- under Indiana law, by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) and under Ohio law, by two-thirds of all shares entitled to vote unless the corporation's articles of incorporation require a lower or higher percentage vote, but not less than a majority of the shares entitled to vote. Both Indiana and Ohio law permit a corporation in its articles of incorporation to prescribe a higher shareholder vote for certain amendments to the articles of incorporation, and Ohio law permits a corporation in its articles of incorporation to prescribe a lower shareholder vote for certain amendments to the articles of incorporation, but not lower than a majority of the outstanding shares entitled to vote. ANB's Articles of Incorporation require a super-majority shareholder vote of two-thirds (2/3) of the outstanding shares of ANB Common Stock for the amendment of certain significant provisions, if the Board of Directors has not unanimously recommended the amendment.

DISSENTERS' RIGHTS

         The holders of Indiana business corporations possess dissenters' rights in connection with certain mergers and other significant corporate actions. Under Indiana law, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of (1) consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote thereon, (2) consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote thereon, (3) consummation of a sale or exchange of all, or substantially all, the property of the corporation other than in the usual course of business, if the shareholder is entitled to vote thereon, (4) approval of a control share acquisition under Indiana law, and (5) any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws or a resolution of the Board of Directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.

         The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to a merger, share exchange or sale or exchange of property if the shares of that class or series were registered on a United States securities exchange registered under the Securities Exchange Act of 1934 or traded on the NASDAQ National Market System or a similar market. As of the date of this Proxy Statement, shares of ANB Common Stock are traded on the NASDAQ National Market System and, therefore, ANB shareholders presently are not entitled to assert dissenters' rights under Indiana law with respect to any of the transactions discussed above.

         With respect to dissenters' rights of the shareholders of Farmers under Ohio law in connection with Merger, see the discussion under the caption "PROPOSED MERGER -- Dissenters' Right of Farmers Shareholders"

LIQUIDATION RIGHTS

         In the event of any liquidation or dissolution of ANB, the holders of shares of ANB Common Stock are entitled to receive pro rata with respect to the number of shares held by them any assets distributable to shareholders, subject to the payment of ANB's liabilities and any rights of creditors and holders of shares of ANB preferred stock then outstanding. In the event of any liquidation, dissolution or winding up of Farmers, Farmers' Articles of Incorporation are silent with respect to what shareholders are entitled to receive upon liquidation or dissolution. Under Ohio law, a shareholder may request that a court determine the assets available for distribution among shareholders and determine the right of shareholders in and to the assets of the corporation.

REDEMPTION

         Under Indiana law, ANB may redeem or acquire shares of ANB Common Stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. ANB may not redeem or acquire shares of ANB Common Stock if, after giving such redemption or acquisition effect, ANB would not be able to pay its debts as they become due in the usual course of business, or ANB's total assets would be less than the sum of its total liabilities plus, unless ANB's Articles of Incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose stock is being redeemed or acquired if ANB were to be dissolved at the time of the redemption or acquisition. Under Ohio law, Farmers may not redeem or repurchase shares of Farmers Common Stock if immediately after such transaction its assets will be less than its liabilities plus its stated capital, or if there is reasonable ground to believe that by such redemption or repurchase Farmer will be rendered insolvent.

         In addition, ANB and Farmers must give prior notice to the Federal Reserve if the consideration to be paid by them for any redemption or acquisition of their respective shares, when aggregated with the consideration paid for all redemptions or acquisitions for the preceding twelve (12) months, equals or exceeds 10% of their respective consolidated net worth.

ANTI-TAKEOVER PROVISIONS

         The anti-takeover measures applicable to ANB and Farmers, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of ANB or Farmers. These measures may have the effect of discouraging certain tender offers for shares of ANB Common Stock or Farmers Common Stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

         Indiana Law. Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation's articles of incorporation, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

         An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. ANB is covered by the business combinations provision of Indiana law and Farmers is not covered. The constitutional validity of the business combinations provision of Indiana law has in the past been challenged and has been upheld by the United States Supreme Court.

         In addition to the business combinations provision, Indiana law also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation's articles of incorporation or by-laws, certain acquisitions of shares of the corporation's common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision.

         This provision does not apply to a plan of merger and merger, if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. ANB is subject to the control share acquisition provision.

         ANB's Articles of Incorporation. In addition to the protections provided by Indiana law, ANB's Articles of Incorporation include the business combination provisions of Indiana law, which were discussed above. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of ANB Common Stock entitled to vote thereon, unless the Board of Directors unanimously approves the amendment.

         ANB's Articles of Incorporation also include a provision requiring the Board of Directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers. This provision requires two-thirds (2/3) affirmative vote of the issued and outstanding shares of ANB Common Stock entitled to vote thereon in order to be altered, amended or repealed, unless the Board of Directors unanimously recommends the amendment.

         Ohio Law and Farmers' Articles of Incorporation. Under the business combinations provision of the OGCL, any interested shareholder (defined as a shareholder owning at least 10% of the outstanding shares of common stock) of an Ohio corporation is prohibited for a period of three (3) years following the date on which the shareholder becomes an interested shareholder from engaging in any business combination with the corporation unless (i) the board of directors approves the business combination prior to the shareholder becoming an interested shareholder, or (ii) one of several other conditions regarding a shareholder holding 10% or more beneficial ownership in the company is satisfied.

         Farmers is not covered by the Ohio statute's business combinations provision, but it could elect to be covered through an amendment to its Articles of Incorporation.

DIRECTOR LIABILITY

         Under Indiana law, a director of ANB will not be liable to shareholders for any action taken as a director, or any failure to take any action, unless
(1) the director has breached or failed to perform his duties as a director in good faith with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation and (2) such breach or failure to perform constitutes willful misconduct or recklessness.

         Under Ohio law, Farmers may indemnify or agree to indemnify a director of Farmers who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by reason of the fact that he is or was a director of Farmers against expenses actually and reasonably incurred by the director in connection with the defense or settlement of such action or suit, if the director acted in good faith and in a manner the director reasonably believed to be in or not opposed to the best interests of the corporation. A director may be liable for his negligence or misconduct in the performance of his duty to the corporation.

DIRECTOR NOMINATIONS

         ANB's By-Laws require that all nominations for election as directors of ANB shall be made in accordance with the By-Laws. Under the By-Laws, a shareholder who desires to nominate an individual for election to the Board of Directors must make the nomination in writing and deliver or mail the nomination to ANB's President not less than ten days nor more than 50 days prior to any meeting at which directors will be elected.

                                 LEGAL OPINIONS

         Certain legal matters in connection with the Agreement will be passed upon for ANB by the law firm of Krieg DeVault Alexander & Capehart, LLP, One Indiana Square, Suite 2800, Indianapolis, Indiana 46204, and for Farmers by the law firm of Ice Miller Donadio & Ryan, One American Square, Box 82001, Indianapolis, Indiana 46282-0002.

                                    EXPERTS

         The consolidated financial statements of ANB and its subsidiaries incorporated into this Proxy Statement have been audited by Olive LLP, independent auditors, to the extent and for the years indicated in their report thereon, and have been so incorporated into this Proxy Statement in reliance upon the report of Olive LLP and upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of Farmers as of and for the fiscal year ended December 31, 1997 included in this Proxy Statement have been audited by Olive LLP, independent auditors, to the extent and for the year indicated in their report thereon. Such consolidated financial statements have been included in this Proxy Statement in reliance upon such report and upon the authority of such firm as experts in auditing and accounting.

         Representatives of Olive LLP are not expected to be at the Special Meeting.

                                 OTHER MATTERS

         The Special Meeting is called for the purposes set forth in the Notice attached to this Proxy Statement - Prospectus. The Board of Directors of Farmers knows of no other matters for action by shareholders at the Special Meeting other than the matters described in the Notice. However, the enclosed proxy will confer discretionary authority to the persons named therein with respect to any such matters, none of which are known to the Board of Directors of Farmers as of the date hereof, which may properly come before the Special Meeting. It is the intention of the persons named in the proxy to vote pursuant to the proxy with respect to such matters in accordance with the recommendation of the Board of Directors of Farmers.

                             AVAILABLE INFORMATION

         ANB is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding ANB and the address of that site is (http://www.sec.gov). ANB common stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information concerning ANB are available for inspection and copying at prescribed rates at the office of the National Association of Securities Dealers, Inc., 1735 K Street, Washington, D.C. 20006.

         ANB has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Securities Act"), with respect to the shares of ANB Common Stock to be issued in connection with its merger with Farmers. This Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement, including the exhibits filed as a part thereof or incorporated therein by reference, which can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at the addresses set forth above.

         All information contained in this Proxy Statement with respect to Farmers and its affiliates has been supplied by Farmers, and all information contained in this Proxy Statement with respect to ANB and First National has been supplied by ANB.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement-Prospectus incorporates by reference documents relating to ANB which are not presented in the Proxy Statement-Prospectus or delivered to you with this document. The following documents previously filed by ANB (SEC File No. 0-18925) with the SEC pursuant to the Exchange Act are incorporated herein by reference:

         1. ANB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         2. ANB's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         3. ANB's Annual Report to Shareholders for the fiscal year ended December 31, 1997.

         4. The description of ANB's common stock contained in the Registration Statement on Form 8-A dated December 6, 1990, including any amendment or report filed for the purpose of updating such description.

         These documents (excluding unincorporated exhibits) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement-Prospectus is delivered, upon written or oral request to the following: ANB Corporation, 120 West Charles Street, Muncie, Indiana 47305,
(765) 747-7575, Attn: Larry L. Thomas, Chief Financial Officer. In order for you to receive these documents prior to the shareholders' meeting, you should make your request by __________________, 1999. All documents subsequently filed by ANB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Special Meeting is held shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANB OR FARMERS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT.

                         INDEX TO FINANCIAL STATEMENTS

                             FARMERS STATE BANCORP
                                                                           PAGE
-------------------------------------------------------------------------------

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

INDEPENDENT AUDITOR'S REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE YEAR ENDED DECEMBER 31, 1997.............................  F-1

FINANCIAL STATEMENTS

     Consolidated Balance Sheet as of December 31, 1997 and
         1996 (Unaudited).................................................  F-2

     Consolidated Statement of Income for the years ended
         December 31, 1997, 1996 (Unaudited) and 1995 (Unaudited).........  F-3

     Consolidated Statement of Changes in Stockholders' Equity for the
         years ended December 31, 1997, 1996 (Unaudited) and
         1995 (Unaudited).................................................  F-4

     Consolidated Statement of Cash Flows for the years ended
         December 31, 1997, 1996 (Unaudited) and 1995 (Unaudited).........  F-5

     Notes to Consolidated Financial Statements...........................  F-6

FINANCIAL STATEMENTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1998 AND
1997 (UNAUDITED)

     Consolidated Condensed Balance Sheet
         as of September 30, 1998 and December 31, 1997................... F-29

     Consolidated Condensed Statement of Income
         for the nine months ended September 30, 1998 and 1997............ F-30

     Consolidated Condensed Statement of Changes in Stockholders' Equity
         for the nine months ended September 30, 1998 and 1997............ F-32

     Consolidated Condensed Statement of Cash Flows
         for the nine months ended September 30, 1998 and 1997............ F-33

     Notes to Consolidated Financial Statements........................... F-35

                          Independent Auditor's Report

To the Stockholders and
Board of Directors
Farmers State Bancorp
Union City, Ohio

We have audited the consolidated balance sheet of Farmers State Bancorp and subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Farmers State Bancorp and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Olive LLP


Indianapolis, Indiana
December 28, 1998

                             FARMERS STATE BANCORP

                           CONSOLIDATED BALANCE SHEET

December 31                                                                             1997             1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                      (Unaudited)
ASSETS
    Cash and due from banks                                                       $     2,913,886  $      2,448,792
    Federal funds sold                                                                  1,725,000           800,000
                                                                                   --------------   ---------------
           Cash and cash equivalents                                                    4,638,886         3,248,792
    Investment securities
        Available for sale                                                              7,183,825         5,965,137
        Held to maturity (fair value of $11,467,000 and $16,568,000)                   11,343,052        16,395,516
                                                                                   --------------   ---------------
           Total investment securities                                                 18,526,877        22,360,653

    Loans, net of allowance for loan losses of $1,108,747 and $1,108,730               65,182,529        63,018,449
    Premises and equipment                                                              1,390,225         1,252,791
    Interest receivable                                                                   881,296           941,877
    Foreclosed assets                                                                      40,000
    Other assets                                                                          233,552           274,105
                                                                                   --------------   ---------------
           Total assets                                                           $    90,893,365  $     91,096,667
                                                                                   ==============   ===============

LIABILITIES
    Deposits
        Noninterest bearing                                                       $     4,899,200  $      5,417,032
        Interest bearing                                                               75,720,226        74,843,902
                                                                                   --------------   ---------------
           Total deposits                                                              80,619,426        80,260,934
    Short-term borrowings                                                                 385,906         1,039,339
    Interest payable                                                                      241,973           241,080
    Other liabilities                                                                     141,758           161,242
                                                                                   --------------   ---------------
           Total liabilities                                                           81,389,063        81,702,595
                                                                                   --------------   ---------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
    Common stock, $20 par value
        Authorized and issued -- 172,500 shares                                         3,450,000         3,450,000
    Additional paid-in capital                                                          1,588,568         1,587,263
    Retained earnings                                                                   5,395,765         4,744,814
    Treasury stock, at cost -- 18,625 and 8,760 shares                                (1,004,011)         (449,396)
    Unrealized gain on securities available for sale                                       73,980            61,391
                                                                                   --------------   ---------------
           Total stockholders' equity                                                   9,504,302         9,394,072
                                                                                   --------------   ---------------
           Total liabilities and stockholders' equity                             $    90,893,365  $     91,096,667
                                                                                   ==============   ===============

See notes to consolidated financial statements.

                             FARMERS STATE BANCORP

                        CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31                                                1997              1996             1995
-------------------------------------------------------------------------------------------------------------------
                                                                                    (Unaudited)       (Unaudited)
INTEREST INCOME
    Loans receivable                                            $     5,799,599   $     5,287,305  $      4,733,059
    Investment securities
        Taxable                                                       1,143,692         1,567,459         1,745,440
        Tax exempt                                                      116,013           104,573           100,731
    Federal funds sold                                                   75,745            46,587            66,003
    Deposits with financial institutions                                  7,774               964
                                                                 --------------    --------------   ---------------
           Total interest income                                      7,142,823         7,006,888         6,645,233
                                                                 --------------    --------------   ---------------
INTEREST EXPENSE
    Deposits                                                          3,555,179         3,436,612         3,264,096
    Short-term borrowings                                                15,118            15,422            15,255
                                                                 --------------    --------------   ---------------
           Total interest expense                                     3,570,297         3,452,034         3,279,351
                                                                 --------------    --------------   ---------------
NET INTEREST INCOME                                                   3,572,526         3,554,854         3,365,882
    Provision for loan losses                                            72,000            67,000            59,500
                                                                 --------------    --------------   ---------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   3,500,526         3,487,854         3,306,382
                                                                 --------------    --------------   ---------------
OTHER INCOME
    Fiduciary activities                                                 23,568            18,359            16,063
    Service charges on deposit accounts                                 240,009           251,359           227,339
    Net realized gains on sales of available-for-sale securities                                             10,531
    Other income                                                         85,289            92,748            96,355
                                                                 --------------    --------------   ---------------
           Total other income                                           348,866           362,466           350,288
                                                                 --------------    --------------   ---------------
OTHER EXPENSES
    Salaries and employee benefits                                    1,215,934         1,202,821         1,189,225
    Premises and equipment expenses                                     322,794           299,814           268,680
    Directors' fees                                                      96,000            96,000            90,600
    Deposit insurance expense                                             9,157             4,000            88,221
    Franchise tax                                                       121,732           115,314           113,041
    Printing and office supplies                                         81,112            80,795            84,552
    Other expenses                                                      414,870           407,034           383,938
                                                                 --------------    --------------   ---------------
           Total other expenses                                       2,261,599         2,205,778         2,218,257
                                                                 --------------    --------------   ---------------
INCOME BEFORE INCOME TAX                                              1,587,793         1,644,542         1,438,413
    Income tax                                                          553,915           581,024           497,014
                                                                 --------------    --------------   ---------------
NET INCOME                                                      $     1,033,878   $     1,063,518  $        941,399
                                                                 ==============    ==============   ===============

BASIC EARNINGS PER SHARE                                        $          6.63   $          6.45  $           5.48
                                                                 ==============    ==============   ===============
DILUTED EARNINGS PER SHARE                                      $          6.63   $          6.45  $           5.48
                                                                 ==============    ==============   ===============

See notes to consolidated financial statements.

                             FARMERS STATE BANCORP

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                  Additional
                                                                                                    Paid-in         Retained
                                                                         Common Stock               Capital         Earnings
-------------------------------------------------------------------------------------------------------------------------------
                                                                   Shares
                                                                 Outstanding        Amount
-------------------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1, 1995 (UNAUDITED)                                 172,500   $   $3,450,000  $    1,586,558   $    3,460,942
Net income                                                                                                              941,399
Cash dividends declared ($2.05 per share)                                                                             (350,172)
Sale of 312 shares of treasury stock                                                                       116
Purchase of 6,365 shares of treasury stock
Net change in unrealized gain on available-for-sale securities
                                                                -------------    -------------   -------------    -------------

BALANCES, DECEMBER 31, 1995 (UNAUDITED)                               172,500        3,450,000       1,586,674        4,052,169
Net income                                                                                                            1,063,518
Cash dividends declared ($2.25 per share)                                                                             (370,873)
Sale of 94 shares of treasury stock                                                                        589
Purchase of 2,749 shares of treasury stock
Net change in unrealized gain on available-for-sale securities
                                                                -------------    -------------   -------------    -------------

BALANCES, DECEMBER 31, 1996 (UNAUDITED)                               172,500        3,450,000       1,587,263        4,744,814
Net income                                                                                                            1,033,878
Cash dividends declared ($2.45 per share)                                                                             (382,927)
Sale of 210 shares of treasury stock                                                                     1,305
Purchase of 10,075 shares of treasury stock
Net change in unrealized gain on available-for-sale securities
                                                                -------------    -------------   -------------    -------------

BALANCES, DECEMBER 31, 1997                                           172,500   $    3,450,000  $    1,588,568   $    5,395,765
                                                                =============    =============   =============    =============

                                                                                    Unrealized
                                                                                   Gain (Loss)
                                                                    Treasury      On Securities
                                                                      Stock     Available For Sale     Total
----------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------   -------------
BALANCES, JANUARY 1, 1995 (UNAUDITED)                            $      (2,945)  $      (38,169)  $    8,456,386
Net income                                                                                               941,399
Cash dividends declared ($2.05 per share)                                                              (350,172)
Sale of 312 shares of treasury stock                                     15,800                           15,916
Purchase of 6,365 shares of treasury stock                            (321,103)                        (321,103)
Net change in unrealized gain on available-for-sale securities                           167,145         167,145
                                                                  -------------   --------------   -------------

BALANCES, DECEMBER 31, 1995 (UNAUDITED)                               (308,248)          128,976       8,909,571
Net income                                                                                             1,063,518
Cash dividends declared ($2.25 per share)                                                              (370,873)
Sale of 94 shares of treasury stock                                       9,742                           10,331
Purchase of 2,749 shares of treasury stock                            (150,890)                        (150,890)
Net change in unrealized gain on available-for-sale securities                          (67,585)        (67,585)
                                                                  -------------   --------------   -------------

BALANCES, DECEMBER 31, 1996 (UNAUDITED)                               (449,396)           61,391       9,394,072
Net income                                                                                             1,033,878
Cash dividends declared ($2.45 per share)                                                              (382,927)
Sale of 210 shares of treasury stock                                     10,605                           11,910
Purchase of 10,075 shares of treasury stock                           (565,220)                        (565,220)
Net change in unrealized gain on available-for-sale securities                            12,589          12,589
                                                                  -------------    -------------   -------------

BALANCES, DECEMBER 31, 1997                                      $  (1,004,011)  $        73,980  $    9,504,302
                                                                  =============   ==============   =============

See notes to consolidated financial statements.

Farmers State Bancorp
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


                             FARMERS STATE BANCORP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31                                                   1997            1996             1995
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)     (Unaudited)
OPERATING ACTIVITIES
    Net income                                                      $    1,033,878  $    1,063,518  $       941,399
    Adjustments to reconcile net income to net cash provided by operating activities
        Investment securities amortization, net                             86,301         128,720          149,004
        Provision for loan losses                                           72,000          67,000           59,500
        Investment securities gains                                                                        (10,531)
        Depreciation and amortization                                      173,580         151,697          139,528
        Deferred income tax                                                 25,764           (816)            8,281
        Net change in
           Interest receivable                                              60,581          89,395         (64,757)
           Interest payable                                                    893        (21,477)           49,516
           Other assets and liabilities                                   (11,180)           6,688         (10,965)
                                                                     -------------   -------------   --------------
               Net cash provided by operating activities                 1,441,817       1,484,725        1,260,975
                                                                     -------------   -------------   --------------
INVESTING ACTIVITIES
    Purchases of securities held to maturity                           (1,096,287)       (808,782)        (792,202)
    Proceeds from maturities of securities held to maturity              6,076,703       5,300,000        3,625,000
    Purchases of securities available for sale                         (2,440,290)     (1,123,748)      (1,501,000)
    Proceeds from sale of securities available for sale                                                     426,525
    Proceeds from maturities of securities available for sale            1,226,423       1,218,540          505,000
    Net change in loans                                                (2,276,080)     (6,911,691)      (6,460,628)
    Purchases of premises and equipment                                  (311,014)       (151,371)        (144,348)
                                                                     -------------   -------------   --------------
           Net cash provided (used) by investing activities              1,179,455     (2,477,052)      (4,341,653)
                                                                     -------------   -------------   --------------
FINANCING ACTIVITIES
    Net change in
        Noninterest-bearing, interest-bearing demand
         and savings deposits                                           (1,504,597)     (1,310,304)        (667,612)
        Certificates of deposit                                          1,863,089       1,089,896        4,560,275
        Short-term borrowings                                            (653,433)         844,465         (78,407)
    Cash dividends                                                       (382,927)       (370,873)        (350,172)
    Sale of treasury stock                                                  11,910          10,331           15,916
    Purchase of treasury stock                                           (565,220)       (150,890)        (321,103)
                                                                     -------------   -------------   --------------
           Net cash provided (used) by financing activities            (1,231,178)         112,625        3,158,897
                                                                     -------------   -------------   --------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                  1,390,094       (879,702)           78,219

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             3,248,792       4,128,494        4,050,275
                                                                     -------------   -------------   --------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $    4,638,886  $    3,248,792  $     4,128,494
                                                                     =============   =============   ==============
ADDITIONAL CASH FLOWS INFORMATION
    Interest paid                                                   $    3,569,404  $    3,563,511  $     3,229,835
    Income tax paid                                                        499,062         574,625          482,672

See notes to consolidated financial statements.

                             FARMERS STATE BANCORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Table Dollar Amounts in Thousands)

NOTE 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Farmers State Bancorp ("Company") and its wholly owned subsidiary, The Farmers State Bank ("Bank"), conform to generally accepted accounting principles and reporting practices followed by the banking industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Company is a bank holding company whose principal activity is the ownership and management of the Bank. The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Division of Financial Institutions, State of Ohio and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Darke County, Ohio; Randolph County, Indiana; and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in the agricultural industry.

CONSOLIDATION - The consolidated financial statements include the accounts of the Company and Bank after elimination of all material intercompany transactions.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


INVESTMENT SECURITIES - Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in stockholders' equity, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. A loan is impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Loan payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially delinquent loans may be considered to be impaired. The Company considers its investment in one-to-four family residential loans and installment loans to be homogeneous and therefore excluded from separate identification of evaluation of impairment. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received.

ALLOWANCE OF LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of December 31, 1997, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the banking subsidiary operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FORECLOSED ASSETS are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

TREASURY STOCK is stated at cost. Cost is determined by the first-in, first-out method.

STOCK OPTIONS are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Company files consolidated income tax returns with its subsidiary.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


EARNINGS PER SHARE have been computed based upon the weighted average common and potential common shares outstanding during each year.

RECLASSIFICATIONS of certain amounts in the consolidated financial statements have been made to such statements previously presented.


NOTE 2 -- RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The required reserve at December 31, 1997 and 1996 (unaudited), was $125,000 and $190,000, respectively.

NOTE 3 -- INVESTMENT SECURITIES

                                                                                 1997
                                                    ---------------------------------------------------------------
                                                                         Gross           Gross
                                                      Amortized       Unrealized      Unrealized
December 31                                             Cost             Gains          Losses         Fair Value
-------------------------------------------------------------------------------------------------------------------
Available for sale
    U. S. Treasury                                 $        4,808   $           86  $            1  $         4,893
    Federal agencies                                        1,489               12                            1,501
    State and municipal                                       775               15                              790
                                                    -------------    -------------   -------------   --------------
        Total                                      $        7,072   $          113  $            1  $         7,184
                                                    =============    =============   =============   ==============

Held to maturity
    U.S. Treasury                                  $        8,366   $          109  $            3  $         8,472
    Federal agencies                                        1,000                                             1,000
    State and municipal                                     1,977               19               1            1,995
                                                    -------------    -------------   -------------   --------------
        Total                                      $       11,343   $          128  $            4  $        11,467
                                                    =============    =============   =============   ==============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

                                                                                 1996
                                                    ---------------------------------------------------------------
                                                                         Gross           Gross
                                                      Amortized       Unrealized      Unrealized
December 31                                             Cost             Gains          Losses         Fair Value
-------------------------------------------------------------------------------------------------------------------
                                                                              (Unaudited)
Available for sale
    U. S. Treasury                                 $        5,319   $           94  $            7  $         5,406
    Federal agencies                                          200                3                              203
    State and municipal                                       325                3               1              327
    Mortgage-backed securities                                 28                1                               29
                                                    -------------    -------------   -------------   --------------
        Total                                      $        5,872   $          101  $            8  $         5,965
                                                    =============    =============   =============   ==============

Held to maturity
    U.S. Treasury                                  $       13,328   $          173  $           19  $        13,482
    Federal agencies                                          698               15                              713
    State and municipal                                     2,160               14              15            2,159
    Corporate obligations                                     210                4                              214
                                                    -------------    -------------   -------------   --------------
        Total                                      $       16,396   $          206  $           34  $        16,568
                                                    =============    =============   =============   ==============

The amortized cost and fair value of securities held to maturity and available for sale at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Available for Sale                Held to Maturity
                                                    ------------------------------   ------------------------------
                                                      Amortized                        Amortized
                                                        Cost          Fair Value         Cost          Fair Value
                                                    -------------    -------------   -------------   --------------
One year or less                                   $        1,300   $        1,303  $        2,694  $         2,711
After one year through five years                           4,830            4,925           8,142            8,248
After five years through ten years                            942              956             500              500
After ten years                                                                                  7                8
                                                    -------------    -------------   -------------   --------------

    Totals                                         $        7,072   $        7,184  $       11,343  $        11,467
                                                    =============    =============   =============   ==============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Proceeds from sales of securities available for sale during 1995 (unaudited) were $426,525. Gross gains of $10,531 were realized on those sales.

Securities with a carrying value of approximately $5,207,000 and $7,015,000 were pledged at December 31, 1997 and 1996 (unaudited) to secure certain deposits.

The tax expense for securities gains was $4,200 for 1995 (unaudited).


NOTE 4 -- LOANS AND ALLOWANCE

December 31                                                                            1997              1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                      (Unaudited)
Commercial and industrial loans                                                  $         3,629   $          3,774
Real estate loans (includes $12,680 and $11,594 secured by farmland)                      42,036             39,283
Construction loans                                                                         2,208              1,661
Agricultural production financing and other loans to farmers                               5,532              5,464
Individuals' loans for household and other personal expenditures                          12,183             13,211
Tax-exempt loans                                                                             608                573
Other loans                                                                                   96                161
                                                                                  --------------    ---------------
                                                                                          66,292             64,127
Allowance for loan losses                                                                  1,109              1,109
                                                                                  --------------    ---------------
    Total loans                                                                  $        65,183   $         63,018
                                                                                  ==============    ===============

December 31                                                         1997               1996              1995
-------------------------------------------------------------------------------------------------------------------
                                                                                   (Unaudited)        (Unaudited)
Allowance for loan losses
    Balance, January 1                                        $         1,109    $         1,099   $          1,045
    Provision for losses                                                   72                 67                 60
    Loans charged off                                                    (99)               (73)               (28)
    Recoveries on loans                                                    27                 16                 22
                                                               --------------     --------------    ---------------
    Balances, December 31                                     $         1,109    $         1,109   $          1,099
                                                               ==============     ==============    ===============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Bank has entered into transactions with certain directors, executive officers, significant stockholders, and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The aggregate amount of loans, as defined, to such related parties were as follows:


   Balances, January 1, 1997                            $          2,511
   New loans, including renewals                                   1,446
   Payments, etc., including renewals                              (889)
                                                         ---------------
   Balances, December 31, 1997                          $          3,068
                                                         ===============


NOTE 5 -- PREMISES AND EQUIPMENT


December 31                          1997                1996
-------------------------------------------------------------------
                                                      (Unaudited)
Land                           $            215    $            215
Buildings                                 1,163               1,071
Equipment                                 1,088                 869
                                ---------------     ---------------
                                          2,466               2,155
Accumulated depreciation                (1,076)               (902)
                                ---------------     ---------------

    Total                      $          1,390    $          1,253
                                ===============     ===============

Farmers State Bancorp
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


NOTE 6 -- DEPOSITS

December 31                                    1997                1996
-----------------------------------------------------------------------------
                                                                (Unaudited)
Noninterest-bearing demand               $          4,899    $          5,417
Interest-bearing demand                            13,601              13,810
Savings accounts                                    8,037               8,815
Certificates of $100,000 or more                    6,798               6,439
Other certificates of deposit                      47,284              45,780
                                          ---------------     ---------------

    Total                                $         80,619    $         80,261
                                          ===============     ===============



Certificates maturing in years ending December 31
    1998                               $         25,977
    1999                                         20,482
    2000                                          6,864
    2001                                            759
                                        ---------------

                                       $         54,082
                                        ===============


Deposits from related parties held by the Bank at December 31, 1997 totaled $860,000.

NOTE 7 -- SHORT-TERM BORROWINGS

December 31                                         1997            1996
---------------------------------------------------------------------------
                                                                 (Unaudited)
U.S. Treasury demand notes                    $        386    $        314
Federal funds purchased                                                725
                                               -----------     -----------

    Total short-term borrowings               $        386    $      1,039
                                               ===========     ===========

Farmers State Bancorp
Notes to Consolidated Financial Statements
(Table Dollar Amounts in Thousands)


NOTE 8 -- INCOME TAX

December 31                                                            1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)       (Unaudited)
Income tax expense
    Currently payable
        Federal                                                  $           452   $          500   $           424
        State                                                                 76               82                65
    Deferred
        Federal                                                               23              (1)                 7
        State                                                                  3                                  1
                                                                  --------------    -------------    --------------
               Total income tax expense                          $           554   $          581   $           497
                                                                  ==============    =============    ==============

Reconciliation of federal statutory to actual tax expense
    Federal statutory income tax at 34%                          $           540   $          559   $           489
    State income tax                                                          52               54                44
    Tax exempt interest                                                     (39)             (36)              (35)
    Other                                                                      1                4               (1)
                                                                  --------------    -------------    --------------
               Actual tax expense                                $           554   $          581   $           497
                                                                  ==============    =============    ==============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

December 31                                     1997           1996
----------------------------------------------------------------------
                                                           (Unaudited)
Assets
    Allowance for loan losses               $       207    $       207
                                             ----------     ----------

Liabilities
    Depreciation                                     66             60
    Accretion of investment discounts                29             23
    Pension plan                                     28             19
    Securities available for sale                    38             32
    Other                                            32             28
                                             ----------     ----------
           Total liabilities                        193            162
                                             ----------     ----------

                                            $        14    $        45
                                            ===========     ==========

No valuation allowance was necessary at any time during 1997, 1996 and 1995.

NOTE 9 -- EMPLOYEE BENEFITS

The Company's defined-benefit pension plan covers substantially all of its employees. The benefits are based primarily on years of service and employees' pay near retirement. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Pension expense was $27,000 for 1997, $29,000 for 1996 (unaudited) and $21,000 for 1995 (unaudited).

The following table sets forth the plan's funded status and amounts recognized in the consolidated balance sheet:

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

December 31                                                                              1997             1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                       (Unaudited)
Actuarial present value of
    Accumulated benefit obligation including vested benefits of $665 and
    $565                                                                            $          724  $           625
                                                                                     =============   ==============

    Projected benefit obligation for service rendered to date                       $        (867)  $         (732)
Plan assets at fair value, primarily insurance investments contracts,
    Company stock and Bank interest-bearing deposits                                           943              845
                                                                                     -------------   --------------
Plan assets in excess of projected benefit obligation                                           76              113
Unrecognized net loss from experience different than that assumed                              100               43
Unrecognized net asset at September 30, 1991 being recognized over 20
    years                                                                                     (93)            (100)
                                                                                     -------------   --------------

Prepaid pension cost included in other assets                                       $           83  $            56
                                                                                     =============   ==============

Plan assets at estimated fair value related to the Company
    Company common stock                                                            $           62  $            52
    Bank interest-bearing deposits                                                             159              108

December 31                                                              1997            1996             1995
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)     (Unaudited)
Pension expense includes the following components
    Service cost - benefits earned during the year                  $           31  $           32  $            24
    Interest cost on projected benefit obligation                               54              52               47
    Actual return on plan assets                                              (54)            (51)             (51)
    Net amortization and deferral                                              (4)             (4)                1
                                                                     -------------   -------------   --------------

                                                                    $           27  $           29  $            21
                                                                     =============   =============   ==============

Assumptions used in the accounting were
    Discount rate                                                            7.50%           7.50%            8.25%
    Rate of increase in compensation                                         3.00%           3.00%            3.00%
    Expected long-term rate of return on assets                              6.00%           6.00%            6.00%

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Company has a retirement savings 401(k) plan in which substantially all employees may participate. Beginning in 1997, the Company matches employees' contributions at the rate of 100 percent for the first 3 percent of base salary contributed by participants. The expense for this plan was $23,300 for 1997.

The Company also has an informal stock purchase plan under which the Company allows employees to purchase up to five shares of common stock of the Company on a quarterly basis. During 1997, 1996 (unaudited) and 1995 (unaudited), the Company sold 110, 94 and 102 shares, respectively, under the plan.

NOTE 10 -- POSTRETIREMENT PLAN

The Company sponsors a defined-benefit postretirement plan that covers both salaried and nonsalaried employees. The plan provides medical benefits to eligible retirees. Participants are eligible for full benefits upon retirement at age 62 and 15 years of service or age 65.

The Company continues to fund benefit costs on a pay-as-you-go basis, and for 1997, 1996 (unaudited) and 1995 (unaudited), the Company made benefit payments totaling $4,800, $4,000 and $3,800. The following table sets forth the plan's funded status, and amounts recognized in the consolidated balance sheet:

December 31                                                                              1997             1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                       (Unaudited)
Accumulated postretirement benefit obligation
    Fully eligible active participants                                              $           21  $            19
    Retirees                                                                                    43               42
    Other participants                                                                          83               70
                                                                                     -------------   --------------
        Accumulated postretirement benefit obligation                                          147              131
Unrecognized net gain from past experience different from that assumed and
    from changes in assumptions                                                                 43               53
Unrecognized transition obligation                                                           (110)            (117)
                                                                                     -------------   --------------

Accrued postretirement benefit cost                                                 $           80  $            67
                                                                                     =============   ==============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

December 31                                                              1997            1996             1995
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)     (Unaudited)
Service cost                                                        $            4  $            5  $             4
Interest cost on accumulated postretirement benefit obligation                   9               9               10
Net amortization of prior service cost                                         (2)             (2)              (2)
Amortization of transition obligation over 20 years                              7               8                8
                                                                     -------------   -------------   --------------

        Net periodic postretirement benefit cost                    $           18  $           20  $            20
                                                                     =============   =============   ==============

At December 31, 1997 and 1996 (unaudited), there were no plan assets. A 10.5% increase in the per capita cost of covered health care benefits was assumed for 1998; the rate was assumed to decrease gradually to 6.0% until 2007 and remain at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% for 1997. Increasing the assumed health care cost trend rates by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1997, by $1,000 and the aggregate of the service and interest cost components of postretirement expense for the year then ended by less than $1,000.


NOTE 11 -- COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Financial instruments whose contract amount represents credit risk as of December 31 were as follows:

                                               1997                  1996
-------------------------------------------------------------------------------
                                                                  (Unaudited)
Commitments to extend credit            $           5,440     $           5,342
Standby letters of credit                              55                    55

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Company and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company.

NOTE 12 -- DIVIDEND AND CAPITAL RESTRICTIONS

Without prior approval, current regulations allow the Bank to pay dividends to the Company not exceeding net profits (as defined) for the current year plus those for the previous two years. As a result of this restriction, net assets of the Bank not available for payment of dividends to the

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Company were approximately $8,766,000 as of December 31, 1997. Total net assets of the Bank at such date were $9,444,000. As a practical matter, the Bank restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

NOTE 13 -- MERGER OF COMPANY SUBSIDIARIES

During 1997, the Company merged its two subsidiaries, The Farmers State Bank in Union City, Ohio and The Farmers State Bank in Losantville, Indiana with The Farmers State Bank in Union City, Ohio being the remaining bank.

NOTE 14 -- REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and are assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At December 31, 1997 and 1996 (unaudited), the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since December 31, 1997 that management believes have changed the Bank's classification.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Bank's actual and required capital amounts and ratios are as follows:

                                                                      Required for               To be Well
                                                Actual              Adequate Capital1           Capitalized(1)
                                          -------------------      -------------------       ------------------
                                            Amount    Ratio          Amount    Ratio           Amount    Ratio
---------------------------------------------------------------------------------------------------------------
AS OF DECEMBER 31, 1997
Total capital1 (to risk-weighted
    assets) Bank                         $  10,115       17.1  %  $   4,732        8.0  %   $  5,919       10.0   %
Tier 1 capital1 (to risk-weighted
    assets) Bank                             9,370       15.8         2,366        4.0         3,549        6.0
Tier 1 capital1 (to average assets)
    Bank)                                    9,370       10.3         3,653        4.0         4,566        5.0

AS OF DECEMBER 31, 1996 (UNAUDITED)
Total capital1 (to risk-weighted
    assets) Bank                             9,947       17.5         4,556        8.0         5,695       10.0
Tier 1 capital1 (to risk-weighted
    assets) Bank                             9,233       16.2         2,278        4.0         3,417        6.0
Tier 1 capital1 (to average assets)
    Bank                                     9,233       10.1         3,655        4.0         4,568        5.0

(1)  As defined by regulatory agencies

NOTE 15 -- STOCK OPTION PLAN

Under the Company's stock option plan, which is accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, the Company grants eligible employees stock option awards which vest and become fully exercisable upon death, disability, retirement or Company reorganization (as defined). During 1996 (unaudited), the Company authorized the grant of options for up to 5,000 shares of the Company's common stock and granted options for 2,000 shares. The exercise price of each option was equal to the market price of the Company's stock on the date of grant; therefore, no compensation expense was recognized.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Although the Company has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Company had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using a present value calculation with the following assumptions:

                                                                1996
                                                           --------------
                                                             (Unaudited)
Risk-free interest rate                                          6.2%
Dividend yield                                                   4.1%

Weighted-average expected life of the options                 5.5 years

Under SFAS No. 123, compensation cost is recognized in the amount of the fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

<CAPTION
                                                           1997                 1996
                                                       -------------      ----------------
                                                                            (Unaudited)

Net income                        As reported         $        1,034     $           1,064
                                  Pro forma                    1,033                 1,063
Basic earnings per share          As reported                   6.63                  6.45
                                  Pro forma                     6.63                  6.45
Diluted earnings per share        As reported                   6.63                  6.45
                                  Pro forma                     6.63                  6.45

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The following is a summary of the status of the Company's stock option plan and changes in that plan as of and for the years ended December 31, 1997 and 1996.

Year Ended December 31                                           1997                             1996
-------------------------------------------------------------------------------------------------------------------
                                                                     Weighted-                        Weighted-
                                                                      Average                          Average
                     Options                           Shares     Exercise Price        Shares     Exercise Price
-------------------------------------------------------------------------------------------------------------------
                                                                                              (Unaudited)
Outstanding, beginning of year                          2,000           $54.50
Granted                                                                                  2,000               $54.50
                                                    -------------                    -------------

Outstanding, end of year                                2,000            54.50           2,000                54.50
                                                    =============                    =============

Options exercisable at year end                          ---                              ---
Weighted-average fair value of options granted
during the year                                                                                              $ 4.37

As of December 31, 1997, the options outstanding have a weighted-average remaining contractual life of 4.5 years.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 16 -- EARNINGS PER SHARE

Earnings per share were computed as follows:

                                                                                Year Ended December 31, 1997
                                                                         ------------------------------------------
                                                                                        Weighted-
                                                                                         Average        Per-Share
                                                                           Income         Shares          Amount
                                                                         -----------   ------------    ------------
BASIC EARNINGS PER SHARE
    Income available to common stockholders                             $      1,034        155,830   $        6.63

EFFECT OF DILUTIVE STOCK OPTIONS                                                                 60
                                                                         -----------   ------------

DILUTED EARNINGS PER SHARE
    Income available to common stockholders and assumed
        conversions                                                     $      1,034        155,890   $        6.63
                                                                         ===========   ============    ============

                                                                                Year Ended December 31, 1996
                                                                         ------------------------------------------
                                                                                        Weighted-
                                                                                         Average        Per-Share
                                                                           Income         Shares          Amount
                                                                         -----------   ------------    ------------
                                                                                        (Unaudited)
BASIC EARNINGS PER SHARE
    Income available to common stockholders                             $      1,064        164,936   $        6.45

EFFECT OF DILUTIVE STOCK OPTIONS                                                                ---
                                                                         -----------   ------------

DILUTED EARNINGS PER SHARE
    Income available to common stockholders and assumed                 $      1,064        164,936   $        6.45
        conversions
                                                                         ===========   ============    ============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Options to purchase 2,000 shares of common stock at $54.50 per share were outstanding at December 31, 1996, but were not included in the computation of diluted EPS because the options' exercise price equaled the average market price of the common shares.

                                                                                Year Ended December 31, 1995
                                                                         ------------------------------------------
                                                                                        Weighted-
                                                                                         Average        Per-Share
                                                                           Income         Shares          Amount
                                                                         -----------   ------------    ------------
                                                                                        (Unaudited)
BASIC EARNINGS PER SHARE
    Income available to common stockholders                             $        941        171,694   $        5.48

EFFECT OF DILUTIVE SECURITIES                                                                   ---
                                                                         -----------   ------------

DILUTED EARNINGS PER SHARE
    Income available to common stockholders and assumed                 $        941        171,694   $        5.48
        conversions
                                                                         ===========   ============    ============

NOTE 17 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

SECURITIES AND MORTGAGE-BACKED SECURITIES -- Fair values are based on quoted market prices.

LOANS -- The fair value for loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

DEPOSITS -- The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected maturities on such time deposits.

SHORT-TERM BORROWINGS -- Fair value approximates carrying value.

The estimated fair values of the Company's financial instruments are as follows:

                                                                 1997                            1996
                                                    ------------------------------   -----------------------------
                                                      Carrying                         Carrying          Fair
December 31                                            Amount         Fair Value        Amount           Value
------------------------------------------------------------------------------------------------------------------
                                                                                              (Unaudited)
ASSETS
    Cash and cash equivalents                      $        4,639   $        4,639  $        3,249  $        3,249
    Investment securities available for
sale                                                        7,184            7,184           5,965           5,965
    Investment securities held to maturity                 11,343           11,467          16,396          16,568
    Loans, net                                             65,183           65,520          63,018          63,293
    Interest receivable                                       881              881             942             942
LIABILITIES
    Deposits                                               80,619           81,200          80,261          80,785
    Short-term borrowings                                     386              386           1,039           1,039
    Interest payable                                          242              242             241             241

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 18 -- CONDENSED FINANCIAL INFORMATION (PARENT COMPANY ONLY)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

                                              CONDENSED BALANCE SHEET
December 31                                                                             1997              1996
-------------------------------------------------------------------------------------------------------------------
                                                                                                      (Unaudited)
ASSETS
    Cash                                                                           $           53   $            67
    Investment in common stock of subsidiary                                                9,444             9,294
    Other assets                                                                                7                33
                                                                                    -------------    --------------
        Total assets                                                               $        9,504   $         9,394
                                                                                    =============    ==============
STOCKHOLDERS' EQUITY                                                               $        9,504   $         9,394
                                                                                    =============    ==============

                                           CONDENSED STATEMENT OF INCOME
Year Ended December 31                                                 1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)      (Unaudited)
Income - dividends from subsidiary                               $           910   $          534   $           677
Expenses - other                                                              22               16                15
                                                                  --------------    -------------    --------------
Income before income tax and equity in undistributed
    income of subsidiary                                                     888              518               662
Income tax expense                                                           (9)              (5)               (6)
                                                                  --------------    -------------    --------------
Income before equity in undistributed income of subsidiary                   897              523               668
Equity in undistributed income of subsidiary                                 137              541               273
                                                                  --------------    -------------    --------------
Net Income                                                       $         1,034   $        1,064   $           941
                                                                  ==============    =============    ==============

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


                                         CONDENSED STATEMENT OF CASH FLOWS
Year Ended December 31                                                 1997             1996              1995
-------------------------------------------------------------------------------------------------------------------
                                                                                      (Unaudited)       (Unaudited)
Operating Activities
    Net income                                                   $         1,034   $        1,064   $           941
    Adjustments to reconcile net income to net cash
        provided by operating activities                                   (112)            (540)             (304)
                                                                  --------------    -------------    --------------
           Net cash provided by operating activities                         922              524               637
                                                                  --------------    -------------    --------------

Financing Activities
    Cash dividends                                                         (383)            (371)             (350)
    Sale of treasury stock                                                    12               10                16
    Purchase of treasury stock                                             (565)            (151)             (321)
                                                                  --------------    -------------    --------------
        Net cash used by financing activities                              (936)            (512)             (655)
                                                                  --------------    -------------    --------------

Net Change in Cash and Cash Equivalents                                     (14)               12              (18)

Cash and Cash Equivalents at Beginning of Year                                67               55                73
                                                                  --------------    -------------    --------------

Cash and Cash Equivalents at End of Year                         $            53   $           67   $            55
                                                                  ==============    =============    ==============

NOTE 19 - PROPOSED MERGER

On October 21, 1998, the Company agreed to merge with ANB Corporation located in Muncie, Indiana. Pursuant to the merger agreement, each share of Company common stock outstanding would be exchanged for 5.4 shares of ANB Corporation common stock. It is expected that the merger will be accounted for under the pooling-of-interests method of accounting. The proposed merger is subject to approval by the Company stockholders and regulatory agencies.

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 20 - UNAUDITED STATEMENTS

The consolidated financial statements at December 31, 1996 and for the years ended December 31, 1996 and 1995, have not been audited by independent auditors, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such years.

                             FARMERS STATE BANCORP
                      CONSOLIDATED CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                                  September 30,      December 31,
                                                                                      1998               1997
-------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents
     Cash and due from banks                                                    $      2,669,021  $       2,913,886
     Federal funds sold                                                                  675,000          1,725,000
                                                                                 ---------------   ----------------
       Total cash and cash equivalents                                                 3,344,021          4,638,886
   Investment securities
     Available for sale                                                               10,680,794          7,183,825
     Held to maturity (fair value of $10,348,000 and $11,467,000)                     10,186,706         11,343,052
                                                                                 ---------------   ----------------
       Total investment securities                                                    20,867,500         18,526,877
   Loans, net of allowance for loan losses of $985,492 and $1,108,747                 66,106,787         65,182,529
   Premises and equipment                                                              1,272,406          1,390,225
   Interest receivable                                                                 1,018,918            881,296
   Foreclosed assets                                                                      11,000             40,000
   Other assets                                                                          200,269            233,552
                                                                                 ---------------   ----------------
       Total assets                                                             $     92,820,901  $      90,893,365
                                                                                 ===============   ================

LIABILITIES
   Deposits
     Noninterest bearing                                                        $      4,390,507  $       4,899,200
     Interest bearing                                                                 77,767,864         75,720,226
                                                                                 ---------------   ----------------
       Total deposits                                                                 82,158,371         80,619,426
   Short-term borrowings                                                                 137,163            385,906
   Interest payable                                                                      275,284            241,973
   Other liabilities                                                                     218,171            141,758
                                                                                 ---------------   ----------------
       Total liabilities                                                              82,788,989         81,389,063
                                                                                 ---------------   ----------------

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock, $20 par value authorized and issued--172,500 shares                      3,450,000          3,450,000
   Additional paid-in capital                                                          1,589,201          1,588,568
   Retained earnings                                                                   5,837,677          5,395,765
   Treasury stock, at cost--18,692 and 18,625 shares in 1998 and 1997                (1,008,660)        (1,004,011)
   Accumulated other comprehensive income                                                163,694             73,980
                                                                                 ---------------   ----------------
       Total stockholders' equity                                                     10,031,912          9,504,302
                                                                                 ---------------   ----------------

       Total liabilities and stockholders' equity                               $     92,820,901  $      90,893,365
                                                                                 ===============   ================

See notes to consolidated condensed financial statements.

                             FARMERS STATE BANCORP
                   CONSOLIDATED CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                                         Nine Months Ended
                                                                                            September 30
                                                                                 ----------------------------------
                                                                                      1998               1997
-------------------------------------------------------------------------------------------------------------------
   INTEREST INCOME
     Loans receivable                                                           $      4,369,979  $       4,321,934
     Investment securities
       Taxable                                                                           830,198            880,440
       Tax exempt                                                                        103,305             83,756
     Federal funds sold                                                                   52,707             47,630
     Deposits with financial institutions                                                    ---              4,637
                                                                                 ---------------   ----------------
         Total interest income                                                         5,356,189          5,338,397
                                                                                 ---------------   ----------------

   INTEREST EXPENSE
     Deposits                                                                          2,691,324          2,654,141
     Short-term borrowings                                                                 7,143             12,192
                                                                                 ---------------   ----------------
         Total interest expense                                                        2,698,467          2,666,333
                                                                                 ---------------   ----------------

   NET INTEREST INCOME                                                                 2,657,722          2,672,064
     Provision for loan losses                                                            45,000             61,500
                                                                                 ---------------   ----------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                                    2,612,722          2,610,564
                                                                                 ---------------   ----------------

   OTHER INCOME
     Fiduciary activities                                                                  8,854             17,871
     Service charges on deposit accounts                                                 184,076            177,109
     Investment securities gains                                                             416                ---
     Other income                                                                         76,501             65,679
                                                                                 ---------------   ----------------
         Total other income                                                              269,847            260,659
                                                                                 ---------------   ----------------

   OTHER EXPENSES
     Salaries and employee benefits                                                      975,954            891,833
     Premises and equipment expenses                                                     260,621            242,403
     Directors' fees                                                                      46,500             72,000
     Deposit insurance expense                                                             7,392              5,412
     Franchise tax                                                                        45,635             91,792
     Printing and office supplies                                                         63,271             59,915
     Other expenses                                                                      334,312            316,301
                                                                                 ---------------   ----------------
         Total other expenses                                                          1,733,685          1,679,656
                                                                                 ---------------   ----------------

INCOME BEFORE INCOME TAX                                                               1,148,884          1,191,567
   Income tax                                                                            407,025            413,415
                                                                                 ---------------   ----------------

NET INCOME                                                                      $        741,859  $         778,152
                                                                                 ===============   ================

                                      F-31


                                                                                         Nine Months Ended
                                                                                            September 30
                                                                                 ----------------------------------
                                                                                      1998               1997
                                                                                 ----------------------------------
BASIC EARNINGS PER SHARE                                                        $           4.82  $            4.97
                                                                                 ===============   ================

DILUTED EARNINGS PER SHARE                                                      $           4.82  $            4.97
                                                                                 ===============   ================

See notes to consolidated condensed financial statements.

                             FARMERS STATE BANCORP
      CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                                                   Nine Months Ended September 30
                                                                                 ----------------------------------
                                                                                      1998               1997
-------------------------------------------------------------------------------------------------------------------
BALANCES, JANUARY 1                                                             $      9,504,302  $       9,394,072
Comprehensive income
   Net income                                                                            741,859            778,152
   Other comprehensive income, net of tax
     Unrealized gains on securities available for sale
       Unrealized holding gains (losses) arising during the period                        89,965            (9,643)
       Reclassification adjustment for gains included in net income                        (251)                ---
                                                                                 ---------------   ----------------
         Net unrealized gains (losses)                                                    89,714            (9,643)
                                                                                 ---------------   ----------------

     Comprehensive income                                                                831,573            768,509
Cash dividends ($1.95 and $1.80 per share)                                             (299,947)          (282,922)
Sale of treasury stock                                                                     3,814             10,373
Purchase of treasury stock                                                               (7,830)          (545,160)
                                                                                 ---------------   ----------------

BALANCES, SEPTEMBER 30                                                          $     10,031,912  $       9,344,872
                                                                                 ===============   ================

See notes to consolidated condensed financial statements.

                             FARMERS STATE BANCORP
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                                         Nine Months Ended
                                                                                            September 30
                                                                                 ----------------------------------
                                                                                      1998               1997
-------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                                   $        741,859  $         778,152
   Adjustments to reconcile net income to net cash provided by operating activities
     Investment securities amortization, net                                              27,383             74,680
     Provision for loan losses                                                            45,000             61,500
     Gain from sales of investment securities                                              (416)                ---
     Gain on sale of foreclosed assets                                                   (6,743)                ---
     Depreciation                                                                        136,238            128,763
     Net change in
       Interest receivable                                                             (137,622)          (106,843)
       Interest payable                                                                   33,311             26,930
       Other assets                                                                       71,393             37,812
       Other liabilities                                                                 (7,914)           (18,889)
                                                                                 ---------------   ----------------
         Net cash provided by operating activities                                       902,489            982,105
                                                                                 ---------------   ----------------

INVESTING ACTIVITIES
   Net change in interest-bearing deposits                                                    --          (350,000)
   Purchases of securities held to maturity                                          (1,000,000)           (96,287)
   Proceeds from maturities of securities held to maturity                             2,135,000          3,809,734
   Purchases of securities available for sale                                        (4,666,659)        (1,326,596)
   Proceeds from sale of securities available for sale                                   600,000                ---
   Proceeds from maturities of securities available for sale                             700,000          1,027,402
   Net change in loans                                                                 (992,252)        (3,148,614)
   Proceeds from sale of foreclosed assets                                                58,737                ---
   Purchases of premises and equipment                                                  (18,419)          (299,239)
                                                                                 ---------------   ----------------
         Net cash used by investing activities                                       (3,183,593)          (383,600)
                                                                                 ---------------   ----------------

FINANCING ACTIVITIES
   Net change in
     Noninterest bearing, interest-bearing demand and savings deposits                 (624,914)        (3,177,141)
     Certificates of deposit                                                           2,163,859          3,139,660
     Short-term borrowings                                                             (248,743)          (379,665)
   Cash dividends                                                                      (299,947)          (282,922)
   Sale of treasury stock                                                                  3,814             10,373
   Purchase of treasury stock                                                            (7,830)          (545,160)
                                                                                 ---------------   ----------------
         Net cash provided (used) by financing activities                                986,239        (1,234,855)
                                                                                 ---------------   ----------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                              (1,294,865)          (636,350)


                                      F-34


                                                                                         Nine Months Ended
                                                                                            September 30
                                                                                 ----------------------------------
                                                                                      1998               1997
                                                                                 ----------------------------------

Cash and Cash Equivalents, Beginning of Period                                         4,638,886          3,248,792
                                                                                 ---------------   ----------------

Cash and Cash Equivalents, End of Period                                        $      3,344,021  $       2,612,442
                                                                                 ===============   ================

Additional Cash Flows  Information
   Interest paid                                                                $      2,665,156  $       2,671,537
   Income tax paid                                                                       354,711            356,562

See notes to consolidated condensed financial statements.

                             FARMERS STATE BANCORP

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Farmers State Bancorp (Company) and its wholly owned subsidiary, The Farmers State Bank. A summary of significant accounting policies is set forth in Note 1 of Notes to Consolidated Financial Statements included in the 1997 financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

The interim consolidated financial statements at September 30, 1998, and for the nine months ended September 30, 1998 and 1997, have not been audited by independent accountants, but reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for such periods. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of those expected for the remainder of the year.

The Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. Comprehensive income includes unrealized gains on securities available for sale, net of tax. Accumulated other comprehensive income and income tax on such income reported are as follows:


                                                  Nine Months Ended
                                                     September 30
                                          ----------------------------------
                                               1998               1997
----------------------------------------------------------------------------
Accumulated other comprehensive income
   Balance, January 1                    $         73,980  $          61,391
   Net unrealized gains (losses)                   89,714            (9,643)
                                          ---------------   ----------------
   Balance, September 30                 $        163,694  $          51,748
                                          ===============   ================

Income tax expense (benefit)
   Unrealized holding gains              $         58,844  $         (6,325)

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 -- EARNINGS PER SHARE

         Earnings per share were computed as follows:

                                                                       Nine Months Ended September 30, 1998
                                                              -----------------------------------------------------
                                                                                    Weighted-
                                                                                     Average          Per-Share
                                                                  Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
   Income available to common stockholders                   $        741,859            153,822  $            4.82

EFFECT OF DILUTIVE STOCK OPTIONS                                                              95
                                                              ---------------    ---------------   ----------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders
         and assumed conversions                             $        741,859            153,917  $            4.82
                                                              ===============    ===============   ================



                                                                        Nine Months Ended September 30, 1997
                                                              -----------------------------------------------------
                                                                                    Weighted-
                                                                                     Average          Per-Share
                                                                  Income             Shares             Amount
-------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
   Income available to common stockholders                   $        778,152            156,494  $            4.97

EFFECT OF DILUTIVE STOCK OPTIONS                                                              37
                                                              ---------------    ---------------   ----------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders
         and assumed conversions                             $        778,152            156,531  $            4.97
                                                              ===============    ===============   ================

FARMERS STATE BANCORP
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 3 -- PROPOSED MERGER

On October 21, 1998, the Company agreed to merge with ANB Corporation located in Muncie, Indiana. Pursuant to the merger agreement, each share of Company common stock outstanding would be exchanged for 5.4 shares of ANB Corporation common stock. It is expected that the merger will be accounted for under the pooling-of-interests method of accounting. The proposed merger is subject to approval by the Company stockholders and regulatory agencies.

                                                                APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into effective as of the ____ day of October, 1998, by and between ANB CORPORATION ("ANB") and FARMERS STATE BANCORP ("Farmers").

                              W I T N E S S E T H:

         WHEREAS, ANB is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended ("BHC Act"), with its principal office located in Muncie, Delaware County, Indiana; and

         WHEREAS, Farmers is an Ohio corporation registered as a bank holding company under the BHC Act, with its principal office located in Union City, Darke County, Ohio; and

         WHEREAS, it is the desire of ANB and Farmers to affiliate through a corporate reorganization whereby Farmers will be merged with and into ANB; and

         WHEREAS, a majority of the entire Board of Directors of each of ANB and Farmers has approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ANB and Farmers hereby make this Agreement and prescribe the terms and conditions of the affiliation of ANB and Farmers and the mode of carrying such merger into effect as follows:

                                   SECTION 1

                                   THE MERGER

         1.01. General Description. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 10 hereof), Farmers shall be merged with and into and under the Articles of Incorporation of ANB ("Merger"). ANB shall survive the Merger ("Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

         1.02. Name, Officers and Management. The name of the Surviving Corporation shall be "ANB Corporation." Its principal office shall be located at 120 West Charles Street, Muncie, Indiana 47305. The officers of ANB serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified. The directors of ANB as of the Effective Time shall remain the directors of ANB, until such time as their successors have been duly elected and have been qualified. The directors of Farmers shall cease to be directors of Farmers as of the Effective Time and shall not become directors of ANB after the Effective Time.

         1.03. Articles of Incorporation and By-Laws. The Articles of Incorporation and By-Laws of ANB in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of ANB following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

         1.04. Assets and Liabilities. At the Effective Time, the title to all assets, real estate and other property owned by Farmers shall vest in ANB without reversion or impairment. At the Effective Time, all liabilities of Farmers shall be assumed by ANB.

         1.05. Tax-Free Reorganization. ANB and Farmers intend for the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended ("Code"), and for the Merger to be accounted for as a pooling-of-interest transaction. ANB and Farmers agree to cooperate and to take such action as may be reasonably necessary to achieve such results.

                                   SECTION 2

                                MANNER AND BASIS
                              OF EXCHANGE OF STOCK

         2.01. Exchange Ratio. (a) Upon and by virtue of the Merger becoming effective at the Effective Time and without any action on the part of ANB, Farmers or their respective shareholders, each issued and outstanding share of Farmers Common Stock (as defined in Section 4.03 hereof) shall be converted into the right to receive five and four-tenths (5.4) shares ("Exchange Ratio") of common stock of ANB, $1.00 stated value per share ("ANB Common Stock"). The Exchange Ratio shall be subject to adjustment, if any, pursuant to the provisions of Section 2.03 and Section 2.04 of this Agreement.

         (b) The shares of ANB Common Stock to be issued pursuant to Section 2.01(a), together with any cash payment in lieu of fractional shares, as provided below in Section 2.02, is referred to herein as the "Merger Consideration."

         (c) At the Effective Time, all of the shares of Farmers Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist. Stock certificates representing shares of Farmers Common Stock shall be deemed to evidence ownership of ANB Common Stock for all corporate purposes other than the payment of dividends or other distributions. Each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Farmers Common Stock ("Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon surrender of such Certificates in accordance with
Section 2.05 hereof.

         (d) At the Effective Time, each Share of Farmers Common Stock, if any, held in the treasury of Farmers or by any direct or indirect subsidiary of Farmers (other than Shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Farmers or the Bank in respect to a debt previously contracted) immediately prior to the Effective Time shall be canceled.

         2.02. No Fractional Shares. Certificates for fractional shares of ANB Common Stock shall not be issued for fractional interests resulting from application of the Exchange Ratio. Each shareholder of Farmers who would otherwise have been entitled to a fraction of a share of ANB Common Stock, upon surrender of all of his or her certificates representing shares of Farmers Common Stock, shall be paid in cash following the Effective Time an amount equal to (i) the average of the bid and ask price of the ANB Common Stock as of the trading day immediately preceding the Effective Date, multiplied by (ii) the fractional interest; provided, however, that the total cash consideration paid for fractional shares shall not exceed one percent (1%) of the total Merger Consideration.

         2.03. Recapitalization. If, between the date of this Agreement and the Effective Time, the record date occurs for the distribution or issuance by ANB of a stock dividend with respect to its shares of Common Stock, or a combination, subdivision, reclassification or split of ANB's issued and outstanding shares of common stock, such that the number of issued and outstanding shares of ANB Common Stock is increased or decreased, then the Exchange Ratio shall be adjusted so that Farmers' shareholders shall receive, in the aggregate, such number of shares of ANB Common Stock representing the same percentage of outstanding shares of ANB Common Stock at the Effective Time as would have been represented by the number of shares such shareholders would have received if any of the foregoing actions had not occurred.

         2.04. Share Adjustments. In the event that the number of shares of Farmers Common Stock presented for exchange pursuant to Section 2.05 hereof or otherwise issued and outstanding at the Effective Time shall be greater than the number of shares of Farmers Common Stock represented in Section 4.03(a) plus the number of shares set forth in Section 4.03(c) hereof as being outstanding as of the date hereof, then the Exchange Ratio shall be appropriately and proportionately decreased to take into account such additional issued and outstanding shares of Farmers Common Stock.

         2.05. Distribution of ANB Common Stock and Cash. (a) As soon as reasonably practicable after the Effective Time, ANB, or its duly appointed agent, shall mail to each Farmers shareholder a letter of transmittal providing instructions as to the transmittal to ANB of certificates representing shares of Farmers Common Stock and the issuance of shares of ANB Common Stock in exchange therefor pursuant to the terms of this Agreement.

         (b) Following the Effective Time, distribution of stock certificates representing shares of ANB Common Stock and any cash payment, without interest, for fractional shares, if any, shall be made by ANB to each former shareholder of Farmers within twenty (20) business days following delivery to ANB of the shareholder's certificate(s) representing its shares of Farmers Common Stock accompanied by a properly completed and executed letter of transmittal, all in form and substance reasonably satisfactory to ANB.

         (c) No dividends or other distributions otherwise payable subsequent to the Effective Time on shares of ANB Common Stock shall be paid to any Farmers shareholder entitled to receive the same until such shareholder has surrendered to ANB his or her Certificate or Certificates in exchange for a certificate or certificates representing ANB Common Stock. Upon surrender of the Certificates, there shall be paid in cash to the record holder of the new certificate or certificates evidencing shares of ANB Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such shares of ANB Common Stock.

         (d) ANB shall be entitled to rely upon the stock transfer books of Farmers to establish the persons entitled to receive shares of ANB Common Stock pursuant to this Agreement, which books shall be conclusive with respect to the ownership of shares of Farmers Common Stock.

         (e) With respect to any certificate for shares of Farmers Common Stock which has been lost, stolen or destroyed, ANB shall be authorized to issue common stock (or to pay cash as to fractional shares) to the registered owner of such certificate upon receipt by ANB of an agreement to indemnify ANB against loss from such lost, stolen or destroyed certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to ANB, and upon compliance by the Farmers shareholder with all other reasonable requirements of ANB in connection with lost, stolen or destroyed stock certificates.

         (f) Notwithstanding anything to the contrary contained herein, no Merger Consideration shall be delivered to a person who is an "affiliate"(as such term is used in Section 6.05 of this Agreement) of Farmers unless such "affiliate" has executed and delivered to ANB the agreement attached hereto as Exhibit A.

         2.06. Disclosure Schedule. Farmers has delivered to ANB a confidential disclosure schedule ("Disclosure Schedule"), executed by both Farmers and ANB concurrently with the delivery and execution of this Agreement. The Disclosure Schedule sets forth, among other things, items of disclosure which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Section 4 of this Agreement.

                                   SECTION 3

                            DISSENTING SHAREHOLDERS

         Shareholders of Farmers who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under Section 1701.84 of the Ohio Revised Code, as amended.

                                   SECTION 4

                   REPRESENTATIONS AND WARRANTIES OF FARMERS

         Farmers hereby represents and warrants to ANB with respect to itself and The Farmers State Bank of Union City ("Bank"), as its wholly-owned subsidiary, as follows:

         4.01. Organization and Authority. Farmers is an Ohio corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a registered bank holding company under the BHC Act. The Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Farmers and the Bank have full power and authority (corporate and otherwise) to own and lease their properties as presently owned and leased and to conduct their respective business in the manner and by the means utilized as of the date hereof. Except as set forth in the Disclosure Schedule, Farmers' only subsidiary is the Bank, and it owns no voting stock or equity securities of any corporation, partnership, association or other entity. The Bank does not have any subsidiaries. Farmers does not have a class of stock registered pursuant to Section 12, and is not subject to the reporting requirements, of the Securities Exchange Act of 1934, as amended ("1934 Act").

         4.02. Authorization. (a) Farmers has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof. This Agreement and its execution and delivery by Farmers and the Merger have been duly authorized and approved by the Board of Directors of Farmers and constitutes a valid and binding obligation of Farmers, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates Farmers' Articles of Incorporation or Code of Regulations or the Bank's Articles of Incorporation or Code of Regulations; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which Farmers or the Bank is a party or by which Farmers or the Bank is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party or any other adverse interest, upon any right, property or asset of Farmers or the Bank which would be material to Farmers or the Bank; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which Farmers or the Bank is bound or with respect to which Farmers or the Bank is to perform any duties or obligations or receive any rights or benefits.

         (c) Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, insurance and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, and except as set forth herein, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by Farmers.

         4.03. Capitalization. (a) The authorized capital stock of Farmers presently consists, and at the Effective Time will consist, of 172,500 shares of common stock, $20.00 par value per share, 153,808 shares of which are issued and, outstanding and after the exercise of outstanding stock options, 155,808 shares of which will be issued and outstanding ("Farmers Common Stock"). Such issued and outstanding shares of Farmers Common Stock have been duly and validly authorized by all necessary corporate action of Farmers, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Farmers shareholder. Except as set forth in the Disclosure Schedule, Farmers has no common stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Farmers Common Stock. On a consolidated basis as of June 30, 1998, Farmers had total capital of approximately $9,793,061, which consisted of common stock of $3,450,000, capital surplus of $1,589,201 and undivided profits of $5,762,250, including unrealized gains or losses on available-for-sale securities, less treasury stock of $1,008,660. Each share of Farmers Common Stock is entitled to one vote per share. A description of the Farmers Common Stock is contained in the Articles of Incorporation of Farmers, as amended, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

         (b) The authorized capital stock of the Bank presently consists, and at the Effective Time will consist, of 1,000 shares of common stock, $2,500.00 par value per share, all of which shares are issued and outstanding (the "Bank Common Stock"). Such issued and outstanding shares of Bank Common Stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former Bank shareholder. All of the issued and outstanding shares of Bank Common Stock are owned by Farmers free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights or claims of any other person, corporation or entity with respect thereto. The Bank has no common stock authorized, issued or outstanding other than as described in this
Section 4.03(b) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of Bank Common Stock. Each share of Bank Common Stock is entitled to one vote per share. A description of the Bank Common Stock is contained in the Articles of Incorporation of the Bank, as amended, as set forth in the Disclosure Schedule pursuant to Section 4.04 hereof.

         (c) Except as set forth in the Disclosure Schedule, Farmers is not a party to nor will it become bound by any options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Farmers Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Farmers. Farmers does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Farmers Common Stock.

         (d) The Bank is not a party to nor will it become bound by (i) any options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Bank Common Stock, or (ii) any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of the Bank. The Bank does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of Bank Common Stock.

         (e) Except as set forth in the Disclosure Schedule, Farmers has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of common stock.

         4.04. Organizational Documents. The Articles of Incorporation and Code of Regulations of Farmers and the Articles of Incorporation and Code of Regulations of the Bank, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement are included in the Disclosure Schedule.

         4.05. Compliance with Law. (a) Except as set forth in the Disclosure Schedule, neither Farmers nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capital of Farmers. Farmers and the Bank possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable to ANB at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

         (b) All agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of Farmers or the Bank which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, Farmers or the Bank, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the Disclosure Schedule. There are no uncured violations, or violations with respect to which refunds or restitutions may be required, cited in any examination report of Farmers or the Bank as a result of an examination by any regulatory agency or body, or set forth in any accountant's, auditor's or other report to Farmers or the Bank.

         (c) All of the existing offices and branches of Farmers and the Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements. The Bank has no approved but unopened offices or branches.

         4.06. Accuracy of Statements Made and Materials Provided to ANB. (a) No representation, warranty or other statement made, or any information provided, by Farmers or the Bank in this Agreement or the Disclosure Schedule (and any update thereto), and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by Farmers or the Bank to ANB through and including the Effective Time in connection with this Agreement or the Merger contemplated hereby (including, without limitation, any written information which has been or shall be supplied by Farmers and the Bank with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Farmers' shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

         (b) Any materials or information provided by Farmers or the Bank to ANB for use by ANB in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

         4.07. Litigation and Pending Proceedings. (a) Except as set forth in the Disclosure Schedule, there are no claims, actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Farmers and the Bank after due inquiry of the officers of Farmers and the Bank, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does Farmers or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation) against, by or affecting Farmers and the Bank.

         (b) Except as set forth in the Disclosure Schedule, neither Farmers nor the Bank is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of Farmers or the Bank, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the best knowledge of Farmers or the Bank after due inquiry of the officers of Farmers and the Bank, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

         4.08. Financial Statements and Reports. Farmers has delivered to ANB copies of the following financial statements and reports of Farmers and the Bank, including the notes thereto (collectively, the "Farmers Financial Statements"):

         (a) Consolidated Balance Sheets and the related Statements of Income and Statements of Changes in Shareholders' Equity of Farmers as of and for the years ended December 31, 1995, 1996 and 1997, and as of and for the fiscal quarters ended March 31, 1998 and June 30, 1998;

         (b) Consolidated Statements of Cash Flows of Farmers for the years ended December 31, 1995, 1996 and 1997, and as of and for the fiscal quarters ended March 31, 1998 and June 30, 1998;

         (c) Reports of Condition and Income ("Call Reports") for the Bank as of the close of business on December 31, 1994, 1995, 1996 and 1997 and as of and for the fiscal quarters ended March 31, 1998 and June 30, 1998; and

         (d) Financial Statements of Farmers on Form FRY-9 and Form FRY-9C filed with the Board of Governors of the Federal Reserve System at the close of business on December 31, 1996 and 1997.

         The Farmers Financial Statements are true, accurate and complete in all material respects and present fairly the financial position of Farmers and the Bank as of and at the dates shown and the results of operations for the periods covered thereby. The Farmers Financial Statements described in clauses (a) and
(b) above for completed fiscal years are compiled financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements. The Farmers Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts which inclusion or omission would render any of the Farmers Financial Statements false, misleading or inaccurate in any material respect.

         4.09. Properties, Contracts, Employees and Other Agreements. (a) Set forth in the Disclosure Schedule are true, accurate and complete copies of the following:

                  (i) A brief description and the location of all real property owned by Farmers and the Bank and the principal buildings and structures located thereon, together with a legal description of such real property, and each lease of real property to which Farmers or the Bank is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

                  (ii) All conditional sales contracts or other title retention agreements relating to Farmers or the Bank and agreements for the purchase of federal funds;

                  (iii) All agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of Farmers or the Bank which individually or in the aggregate:

                           (A) involve payment or receipt by Farmers or the Bank (other than disbursements of loan proceeds to customers, loan payments by customers or deposit accounts) of more than $10,000;

                           (B) involve payments based on profits of Farmers or the Bank;

                           (C) relate to the purchase of goods, products, supplies or services in excess of $10,000;

                           (D) were not made in the ordinary course of business; or

                           (E) may not be terminated without penalty within one (1) year from the date of this Agreement; and

                  (iv) The name and current annual salary of each director, officer and employee of Farmers and the Bank whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by Farmers and the Bank to or for the benefit of each such person for the year ended December 31, 1997, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

         (b) Farmers and the Bank have, prior to the date of this Agreement, provided or given access to ANB to the files and documentation of all borrowers of the Bank, or persons or entities that are or may become obligated to the Bank under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of the Bank, in excess of $10,000 individually or in the aggregate, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

         (c) Each of the agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule relating to this Section 4.09 and designated therein as material is valid and enforceable in accordance with its terms. Farmers and the Bank are, and to their respective knowledge after due inquiry of the officers of Farmers and the Bank, all other parties thereto are, in material compliance with the provisions thereof, and neither Farmers nor the Bank are, and to their respective knowledge after due inquiry of the officers of Farmers and the Bank, no other party thereto is, in default in the performance, observance or fulfillment of any material obligation, covenant or provision contained therein. Except as set forth in the Disclosure Schedule relating to this Section 4.09, none of the documents set forth or described in the Disclosure Schedule relating to this Section 4.09 and designated therein as material requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement. Other than as disclosed pursuant to this Section 4.09, no circumstances exist resulting from transactions effected or to be effected, from events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in the creation of any agreement, contract, obligation, commitment, arrangement, lease or document described in or contemplated by this Section 4.09.

         4.10. Absence of Undisclosed Liabilities. Except (i) as provided in the Farmers Financial Statements, (ii) as set forth in the Disclosure Schedule,
(iii) for unfunded loan commitments and obligations on letters of credit to customers of the Bank, and (iv) for obligations incurred in the ordinary course of business, neither Farmers nor the Bank has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $10,000 in annual expenditures individually, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license.

         4.11. Title to Assets. Except as otherwise described in this Section 4.11: (a) Farmers and the Bank have good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the Farmers Financial Statements as of December 31, 1997; good and marketable title to all personal property reflected in the Farmers Financial Statements as of December 31, 1997, other than personal property disposed of in the ordinary course of business since December 31, 1997; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which Farmers or the Bank purports to own or which Farmers or the Bank uses in its business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in their respective businesses; and good and marketable title to all property and assets acquired and not disposed of or leased since December 31, 1997. All of such properties and assets are owned by Farmers or the Bank free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the Disclosure Schedule; (ii) as specifically noted in the Farmers Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and

(v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to Farmers on a consolidated basis and which do not detract from the value or interfere with the present or contemplated use of any of the properties subject thereto or otherwise impair the use thereof for the purposes for which they are held or used. All real property owned or leased by Farmers or the Bank is in compliance with all applicable zoning and land use laws.

         (b) Farmers and the Bank have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"). There are no pending or, to the best knowledge of Farmers or the Bank, threatened claims, actions or proceedings by any local municipality, sewage district or other governmental entity against Farmers or the Bank with respect to the Environmental Laws, and there is no basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of Farmers or the Bank or the consummation of the Merger contemplated hereby. Neither Farmers nor the Bank is the owner, and has not been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal or any other remedial action under any Environmental Law. Farmers and the Bank owns, operates, leases and controls, and has owned, operated, leased and controlled, all real property in compliance with the Environmental Laws. Neither Farmers nor the Bank has any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

         (c) Neither Farmers nor the Bank: (i) is in default in any respect under any agreements pursuant to which it leases real or personal property; (ii) has any knowledge of a default under such agreements by any party thereto; and
(iii) has any knowledge of any event which, with notice or lapse of time or both, would constitute such a default.

         4.12. Loans and Investments. (a) Except as set forth in the Disclosure Schedule, there is no loan by Farmers or the Bank in excess of $10,000 that has been classified by management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. A loan watch list of the Bank dated as of October 19, 1998 and a list as of such date of all loans in excess of $10,000 which Bank has determined to be thirty (30) days or more past due as of September 30, 1998 with respect to principal or interest payments or has placed on nonaccrual status are set forth in the Disclosure Schedule.

         (b) All loans reflected in the Farmers Financial Statements as of December 31, 1997 and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 1997: (i) have been made for good, valuable and adequate consideration in the ordinary course of business;
(ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured, to the extent that Farmers and the Bank have a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming the Bank as the secured party or mortgagee.

         (c) The allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the Farmers Financial Statements are adequate under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

         (d) Except as set forth in the Disclosure Schedule, subject to the restrictions of Statement of Financial Accounting Standards No. 115, none of the investments reflected in the Farmers Financial Statements as of and for the period ended December 31, 1997 and none of the investments made by Farmers since December 31, 1997 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of Farmers to dispose freely of such investment at any time. Neither Farmers nor the Bank is a party to any repurchase agreements with respect to securities.

         (e) Set forth in the Disclosure Schedule is a true, accurate and complete list of all loans in which the Bank has any participation interest or which have been made with or through another financial institution on a recourse basis against the Bank.

         (f) Except as set forth in the Disclosure Schedule, and except for customer deposits and ordinary trade payables, neither Farmers nor the Bank has, nor will it have at the Effective Time, any indebtedness for borrowed money.

         4.13. Shareholder Rights Plan. Except as otherwise provided in this Agreement, the Disclosure Schedule and Farmers's Articles of Incorporation, Farmers does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Farmers or which may be considered an anti-takeover mechanism.

         4.14. Employee Benefit Plans. (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by Farmers or the Bank, whether written or oral; in which Farmers or the Bank participates as a participating employer; to which Farmers or the Bank contributes; with respect to which Farmers or the Bank acts as administrator, trustee or fiduciary (except as otherwise provided in this subsection (a)); or with respect to which Farmers or the Bank is a disqualified person, as defined in Section 4975(e)(2) of the Code or a party in interest, as defined in Section 3(14) of ERISA; whether written or oral; and including any such plans which have been terminated, merged into another plan, frozen or discontinued and with respect to which the applicable statute of limitations for the assessment of any tax under any provision of the Code or the bringing of any action by a former participant or beneficiary or the Department of Labor ("Department") under any provision of ERISA has not expired (collectively, "Farmers Plans"): (i) other than amendments to Farmers Plans which, by statute, or by rule, regulation or announcement issued by the Department or the Internal Revenue Service ("Service") are not yet required to be adopted because the deadline for adopting such amendments has not expired, all Farmers Plans have, on a continuous basis since their adoption, been maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department and Treasury Regulations promulgated thereunder; (ii) all Farmers Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and favorable determination letters have been timely received from the Service with respect to each such Farmers Plan stating that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations; (iii) except as set forth on the Disclosure Schedule, no Farmers Plan (or its related trust) holds any stock or other securities of Farmers or any related or affiliated person or entity;
(iv) neither Farmers nor the Bank has any liability to the Department or the Service with respect to any Farmers Plan; (v) Farmers has not engaged in any transaction that may subject Farmers, or any Farmers Plan, to a civil penalty imposed by Section 502 of ERISA; (vi) no non-exempt prohibited transaction (as defined in Section 406 of ERISA and as defined in Section 4975(c) of the Code) has occurred with respect to any Farmers Plan; (vii) each Farmers Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code has been and, if applicable, is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder; (viii) no participant or beneficiary or non-participating employee has been denied any benefit due or to become due under any Farmers Plan or has been misled as to his or her rights under any Farmers Plan; (ix) all obligations required to be performed by Farmers or the Bank under any provision of any Farmers Plan have been performed by them and they are not in default under or in violation of any provision of any Farmers Plan; (x) no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any Farmers Plan; (xi) there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or, to the knowledge of Farmers and the Bank after due inquiry, threatened, against Farmers or the Bank, with respect to any Farmers Plan or the assets of any Farmers Plan; and (xii) with respect to any

Farmers Plan sponsored, participated in or contributed to by Farmers or the Bank or with respect to which Farmers or the Bank is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, there has been, no violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed. The provisions of the following paragraphs of this subsection (a) shall not apply to a Farmers Plan which does not cover any employee of Farmers or the Bank: paragraphs (i),
(ii), (vii), (viii) and (x).

         (b) With regard to any Farmers Plan intended to be qualified under
Section 401(a) of the Code, no director, officer, employee or agent of Farmers or the Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, the Service could revoke or deny that plan's qualification under Section 401(a) of the Code or the exemption under
Section 501(a) of the Code for any trust related to such Plan.

         (c) Farmers has provided to ANB in the Disclosure Schedule true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a summary of the material terms, of all of the following (including all plans and programs which have been terminated): (i) pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and all summary plan amendments thereto and all summary plan descriptions thereof (including any modifications thereto); (ii) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings; (iii) all executive and other incentive compensation plans, programs and agreements; (iv) all group insurance and health contracts, policies or plans; and (v) all other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by Farmers or the Bank for its current or former directors, officers or employees.

         (d) Except as set forth on the Disclosure Schedule, no current or former director, officer or employee of Farmers or the Bank is entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with Farmers, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of the Code with respect thereto.

         (e) With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by Farmers or the Bank, in which Farmers or the Bank participates as a participating employer or to which Farmers or the Bank contributes, no director, officer, employee or agent of Farmers or the Bank has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on Farmers or the Bank under Code Section 4980B(a). With respect to all such plans, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by Farmers or the Bank.

         (f) Except as otherwise provided in the Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon Farmers or the Bank and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other person.

         4.15. Obligations to Employees. All accrued obligations and liabilities of and all payments by Farmers and the Bank, and all Farmers Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by Farmers and the Bank in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare, retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by Farmers or the Bank for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the Farmers Plans. All obligations and liabilities of Farmers and the Bank, whether arising by operation of law, by contract or by past custom or practice, for all other forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid to the extent required by applicable law or by the plan or contract, and adequate actuarial accruals and reserves for payment therefor have been and are being made by Farmers and the Bank in accordance with generally accepted accounting and actuarial principles applied on a consistent basis. All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all material respects in the Farmers Financial Statements and the books, statements and records of Farmers and the Bank.

         4.16. Taxes, Returns and Reports. (a) Except as set forth in the Disclosure Schedule, Farmers has since January 1, 1995 (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid all taxes, assessments and other governmental charges due or claimed to be due upon it and the Bank or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes in the Farmers Financial Statements as of December 31, 1997 is adequate to cover all of Farmers's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to December 31, 1997. Neither Farmers nor Bank has, nor will either of them have, any liability for taxes of any nature for or with respect to the operation of its respective businesses, including the business of any subsidiary, or ownership of their assets, including the assets of any subsidiary, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent Farmers Financial Statements (as hereinafter defined). Neither Farmers nor the Bank is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of Farmers have been audited by any taxing authority during the past five (5) years.

         (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Farmers or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury regulation Section 1.280G-1) under any employment, severance or terminated agreement, other compensation arrangement or

Farmers Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         4.17. Deposit Insurance. The deposits of the Bank are insured to the fullest extent provided by applicable law by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, and Farmers and the Bank have paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

         4.18. Insurance. Set forth in the Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by Farmers or the Bank on the date hereof or with respect to which Farmers or the Bank pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due, and a true, accurate and complete copy thereof has been made available to ANB prior to the date hereof.

         4.19. Books and Records. The books and records of Farmers and the Bank are in all material respects complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of Farmers and the Bank set forth in the Farmers Financial Statements.

         4.20. Broker's, Finder's or Other Fees. Except as set forth in the Disclosure Schedule and except for reasonable fees of Farmers' attorneys, accountants, and the financial advisor described in Section 8.02(i), all of which shall be paid by Farmers prior to the Effective Time, no agent, broker or other person acting on behalf of Farmers or the Bank or under any authority of Farmers or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

         4.21. Disclosure Schedule and Documents. All written data, documents, materials and information referred to in this Agreement and delivered by Farmers or the Bank pursuant to or in connection with the Disclosure Schedule are true, accurate and complete in all material respects as of the date hereof and with respect to such items delivered subsequent to the date hereof or with any update to the Disclosure Schedule, will be true, accurate and complete in all material respects on the date of delivery thereof.

         4.22. Interim Events. Except (i) in connection with the Bank becoming a member of the Federal Home Loan Bank of Cincinnati, (ii) as set forth in the Disclosure Schedule, or (iii) as otherwise permitted hereunder, since December 31, 1997, neither Farmers nor the Bank has:

         (a) Suffered any changes having an adverse impact on the financial condition, results of operations, business, assets or capital of Farmers or the Bank in excess of $25,000 individually or in the aggregate, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the Bank's market area;

         (b) Suffered any damage, destruction or loss to any of its properties, whether or not covered by insurance, in excess of $25,000 individually or in the aggregate, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the Bank's market area;

         (c) Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof;

         (d) Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

         (e) Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of Farmers or the Bank;

         (f) Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

         (g) Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

         (h) Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

         (i) Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

         (j) Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Farmers or the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business;

         (k) Except as set forth in the Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

         (l) Entered into any transaction, contract or commitment other than in the ordinary course of business;

         (m) Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

         (n) Conducted its business in any manner other than substantially as it was being conducted through December 31, 1997.

         4.23. Regulatory Filings. Farmers or the Bank have filed and will continue to file in a timely manner all filings with all federal and state regulatory agencies and authorities as required by applicable law. All such filings with federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

         4.24. Contracts. Neither Farmers nor the Bank is in default under or in breach of or, to the knowledge of Farmers or the Bank, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation, which breach or default would reasonably be expected to have a material adverse effect on the financial condition, results of operation, business, assets or capital of Farmers or the Bank.

         4.25. No Third Party Options. Except as set forth in the Disclosure Schedule, there are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of Farmers or the Bank.

         4.26. Indemnification Agreements. (a) Except as set forth in the Disclosure Schedule, neither Farmers nor the Bank is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Code of Regulations of Farmers and the Articles of Incorporation and Code of Regulations of the Bank.

         (b) No claims have been made against or filed with Farmers or the Bank nor have, to the knowledge of Farmers and the Bank after due inquiry of the officers of Farmers and the Bank, any claims been threatened against Farmers or the Bank, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of Farmers or the Bank.

         4.27. Pooling of Interests; Tax-Free Reorganization. Farmers has no reason to believe that the Merger will not qualify as a "pooling of interests" for accounting purposes or a tax-free reorganization within the meaning of
Section 368(a) of the Code.

         4.28 Trust Administration. The Bank has properly administered all accounts for which it acts as a fiduciary or agent, custodian, personal representative, guardian, conservator or investment adviser in accordance with the terms of the governing documents and applicable state and federal law. Neither Farmers, the Bank nor any director, officer or employee of Farmers or the Bank acting on behalf of Farmers or the Bank has committed any breach of trust with regard to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such fiduciary or agency account.

         4.29 Year 2000. Neither Farmers nor the Bank has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is used in the Federal Reserve System's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4, 1998). Farmers has disclosed to ANB a complete and accurate copy of Farmers' plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness; and December, 1997, entitled "Safety & Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect Farmers and the Bank. Between the date of this Agreement and the Effective Time, Farmers shall use commercially reasonable efforts to implement such plan.

         4.30 Oral Opinion of Financial Advisor. The Board of Directors of Farmers, at a duly constituted and held meeting at which a quorum was present throughout, has been orally informed by a financial advisor described in Section 8.02(i) that the terms of the Merger are fair to the shareholders of Farmers from a financial point of view.

         4.31. Representations and Warranties at the Effective Time. All representations and warranties of Farmers and the Bank contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

                                   SECTION 5

                     REPRESENTATIONS AND WARRANTIES OF ANB

         ANB represents and warrants to Farmers as follows:

         5.01. Organization and Authority. ANB is a corporation duly organized and validly existing under the laws of the State of Indiana, is a registered bank holding company under the BHC Act, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. ANB's common stock is registered pursuant to Section 12, and ANB is subject to the reporting requirements, of the 1934 Act.

         5.02. Authorization. (a) ANB has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in
Section 8.01 hereof. This Agreement and its execution and delivery by ANB have been duly authorized by its Board of Directors. This Agreement constitutes a valid and binding obligation of ANB subject to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

         (b) Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates ANB's Articles of Incorporation or By-Laws; (ii) conflicts with or violates in any material respect any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which ANB is a party or by which ANB is subject or bound and which is material to ANB on a consolidated basis.

         (c) Other than in connection or in compliance with applicable federal and state banking, securities and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation by ANB of the Merger contemplated by this Agreement.

         5.03. Capitalization. The authorized capital stock of ANB as of the date hereof consists of 250,000 shares of preferred stock, no par value per share, none of which were issued and outstanding as of June 30, 1998, and 20,000,000 shares of common stock, $1.00 stated value per share, of which approximately 4,564,884 shares were issued and outstanding as of June 30, 1998. Such issued and outstanding shares of ANB common stock have been duly and validly authorized by all necessary corporate action of ANB, are validly issued, fully paid and nonassessable, and have not been issued in violation of any pre-emptive rights of any present or former ANB shareholders. All of the issued and outstanding shares of common stock of ANB's subsidiaries are owned by ANB free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other person, corporation or entity with respect thereto. ANB has no other authorized common stock. On a consolidated basis as of June 30, 1998, ANB had total shareholders' equity of approximately $58.9 million, which consisted of common stock of $4.6 million, capital surplus of $8.2 million, capital surplus - stock options of $0.3 million, retained earnings of $44.6 million, and accumulated other comprehensive income $1.2 million.

         5.04. Organizational Documents. The Articles of Incorporation and By-Laws of ANB in force as of the date of this Agreement have been delivered to Farmers and represent true, accurate and complete copies of such corporate documents of ANB in effect as of the date of this Agreement.

         5.05. Compliance With Law. Neither ANB nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted or could result in the violation of any local, state, federal or foreign law, statute, rule, regulation, ordinance, order, restriction or requirement or of any order, injunction, judgment, writ or decree of any court or government agency or body, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB and its subsidiaries on a consolidated basis. ANB and each of its subsidiaries possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption.

         5.06. Regulatory Filings. ANB and each of its subsidiaries have filed and will continue to file in a timely manner all required filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, all reports on Form 8, Form 8-K, Form 10-K and Form 10-Q and proxy statements, and with all other federal and state regulatory agencies as required by applicable law. All filings by ANB with the SEC and with all other federal and state regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

         5.07. Litigation and Pending Proceedings. (a) There are no claims, actions, suits, proceedings, investigations or arbitrations pending or, to the knowledge of ANB after due inquiry of the officers of ANB and its subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does ANB have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against, by or affecting ANB or its subsidiaries which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB on a consolidated basis, or which would prevent the performance of this Agreement, declare the same unlawful or cause the rescission hereof.

         (b) Pending Proceedings. Neither ANB nor any of its subsidiaries is:
(i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority having a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB on a consolidated basis; (ii) presently charged with or, to the knowledge of ANB, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance, the violation of which could have a material adverse effect on the financial condition, results of operation, business, assets or capitalization of ANB on a consolidated basis; or (iii) the subject of any pending or, to the knowledge of ANB after due inquiry of the officers of ANB and its subsidiaries, threatened proceeding by any government regulatory agency or authority having jurisdiction over its business, assets, capital, properties or operations, the violation of which could have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB on a consolidated basis.

         5.08. Financial Statements and Reports. (a) ANB or its agents have delivered to Farmers copies of the following financial statements and reports of ANB and its subsidiaries (collectively, the "ANB Financial Statements"):

                  (i) Consolidated Balance Sheets and related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of ANB as of and for the years ended December 31, 1995, 1996 and 1997, and for the fiscal quarters ended March 31, 1998 and June 30, 1998; and

                  (ii) Consolidated Statements of Cash Flows of ANB for the years ended December 31, 1995, 1996 and 1997.

         (b) The ANB Financial Statements are true, accurate and complete in all material respects and present fairly the consolidated financial positions of ANB and its subsidiaries as of and at the dates shown and the consolidated results of operations for the periods covered thereby. The ANB Financial Statements described in clauses (i) and (ii) above, which consist of fiscal year-end information, are audited financial statements and have been prepared in conformance with generally accepted accounting principles applied on a consistent basis except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements. The ANB Financial Statements do not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render the ANB Financial Statements false, misleading or inaccurate in any material respect.

         5.09. Shares to be Issued in Merger. The shares of ANB common stock which Farmers shareholders will be entitled to receive upon consummation of the Merger pursuant to this Agreement will, at the Effective Time, be duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid and nonassessable and will have been registered under the Securities Act of 1933, as amended ("1933 Act") and listed for trading on the NASDAQ National Market System.

         5.10. Shareholder Approval. Approval by ANB's shareholders of the Merger or any other actions contemplated by this Agreement is not required.

         5.11. Absence of Changes. Since December 31, 1997, there has not been any change in the financial condition, the results of operations or the business of ANB and its subsidiaries which would have a material adverse effect on ANB, on a consolidated basis, except as disclosed by ANB since December 31, 1997 in its periodic reports filed with the SEC under the 1934 Act prior to the date of this Agreement, other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in ANB's market area.

         5.12. Accuracy of Statements Made to Farmers. No representation, warranty or other statement made, or any information provided, by ANB in this Agreement, and no written report, statement, list, certificate, materials or other written information furnished or to be furnished by ANB to Farmers through and including the Effective Time in connection with this Agreement or the Merger (including, without limitation, any written information which has been or shall be supplied by ANB with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus and registration statement relating to the Merger), contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is mailed to Farmers's shareholders) any untrue or misleading statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading.

         5.13. Contracts. ANB and each of its subsidiaries has performed in all material respects all obligations required to be performed by them under all agreements which are material to ANB on a consolidated basis, and neither ANB nor any of its subsidiaries, to the knowledge of ANB, is in default under or in breach of, in any material respect, any agreement which is material to ANB on a consolidated basis.

         5.14. Regulatory Approvals. To the knowledge of ANB after due inquiry of the officers of ANB, there currently exists no reason why the granting of any of the state or federal regulatory approvals required for consummation of the Merger would reasonably be expected to be denied or unduly delayed.

         5.15. Shareholder Rights Plan. Except as otherwise provided in this Agreement, filings made with the SEC under the 1934 Act, or ANB's Articles of Incorporation, ANB does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of ANB or which may be considered an anti-takeover mechanism.

         5.16. Books and Records. The books and records of ANB are in all material respects complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of ANB as set forth in the ANB Financial Statements.

         5.17. Accuracy of Information. All written data, documents, materials and information referred to in this Agreement and delivered by ANB pursuant to or in connection with the Agreement are true, accurate and complete in all material respects as of the date hereof and with respect to such items delivered subsequent to the date hereof will be true, accurate and complete in all material respects on the date of delivery thereof.

         5.18. Indemnification Agreements. (a) ANB is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of ANB.

         (b) No claims have been made against or filed with ANB nor have, to the knowledge of ANB after due inquiry of the officers of ANB, any claims been threatened against ANB, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of ANB.

         5.19 Year 2000. ANB has not received, nor reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is used in the Federal Reserve System's Supervision and Regulation Letter No. SR 98-3
(SUP), dated March 4, 1998). ANB has disclosed to Farmers a complete and accurate copy of ANB' plan, including an estimate of the anticipated associated costs, for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness; and December, 1997, entitled "Safety & Soundness Guidelines

Concerning the Year 2000 Business Risk," as such issues affect ANB. Between the date of this Agreement and the Effective Time, ANB shall use commercially reasonable efforts to implement such plan.

         5.20 Due Diligence. ANB has no knowledge of any violation by Farmers or the Bank of any representation or warranty set forth or made in this Agreement. Notwithstanding anything in this Agreement to the contrary, this representation by ANB is made only as of the date of this Agreement.

         5.21. Representations and Warranties at the Effective Date. All representations and warranties of ANB contained herein shall be true, accurate and complete in all material respects on and as of the Effective Time as though made or given at such time.

                                   SECTION 6

                              COVENANTS OF FARMERS

         Farmers covenants and agrees with ANB, and covenants and agrees to cause the Bank, to act as follows:

         6.01. Shareholder Approval. (a) Subject to Section 6.06(b) hereof, Farmers shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and Code of Regulations of Farmers at the earliest practicable date following receipt by ANB of all required regulatory approvals. Subject to
Section 6.06(b) hereof, the Board of Directors of Farmers shall recommend to Farmers' shareholders that such shareholders approve this Agreement and the Merger contemplated hereby and shall solicit proxies voting in favor of this Agreement from Farmers' shareholders.

         (b) Farmers shall cause the Bank to submit this Agreement to its shareholder for ratification and confirmation by written consent or at a meeting to be called and held in accordance with applicable and the Articles of Incorporation and By-Laws of Bank at the earliest possible date, and the Board of Directors of the Bank shall recommend to the shareholder of the Bank that such shareholder ratify and confirm this Agreement.

         6.02. Other Approvals. (a) Farmers and the Bank shall proceed expeditiously, cooperate fully and use its best efforts to assist ANB in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         (b) Farmers and the Bank shall cooperate with ANB in and shall take all necessary action to effectuate the disposition of the Farmers Plans, as provided in Section 7.03 hereof. Farmers shall be responsible for and shall pay all costs and expenses associated with such dispositions.

         (c) Farmers and the Bank shall use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the Disclosure Schedule and designated therein as material.

         6.03. Conduct of Business. (a) Except as set forth in the Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, neither Farmers nor the Bank shall, without the prior written consent of ANB:

                  (i) make any changes in its capital stock accounts (including, without limitation, any stock split, stock dividend, recapitalization or reclassification);

                  (ii) authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

                  (iii) distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders except that
                           (A) the Bank may pay cash dividends to Farmers in the ordinary course of business for payment of reasonable and necessary business and operating expenses of Farmers and to provide funds for Farmers's dividends to its shareholders in accordance with this

                           Agreement and (B) Farmers may pay to its shareholders its usual and customary quarterly cash dividend of no greater than seventy cents ($0.70) per share at approximately the same times during each quarter which it has historically declared and paid such dividends; provided, however, that Farmers and ANB shall cooperate with each other to coordinate the record and payment dates of their respective dividends for the quarter in which the Effective Time occurs such that Farmers' shareholders shall receive a quarterly dividend from either Farmers or ANB but not from both during or with respect to such quarter;

                  (iv)     redeem any of its outstanding shares of common stock;

                  (v) merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

                  (vi) purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

                  (vii) make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

                  (viii) except for the disposition in the ordinary course of business of other real estate owned, acquire or dispose of any property or asset constituting a capital investment in excess of $10,000 individually or $25,000 in the aggregate;

                  (ix) except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Farmers or the Bank of government deposits; (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) otherwise incurred in the ordinary course of the conduct of its business, subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;

                  (x) promote to a new position or increase the rate of compensation (except for promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of Farmers or the Bank;

                  (xi) execute, create, institute, modify, amend or terminate (except with respect to any amendments to the Farmers Plans required by law, rule or regulation) any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of Farmers or the Bank; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

                  (xii) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of Farmers or the Bank;

                  (xiii) hire or employ any new or additional employees of Farmers or the Bank, except those which are reasonably necessary for the proper operation of their respective businesses;

                  (xiv) elect or appoint any officers or directors of Farmers or the Bank who are not presently serving in such capacities;

                  (xv) amend, modify or restate Farmers' or the Bank's Articles of Incorporation or By-Laws from those in effect on the date of this Agreement and as delivered to ANB hereunder;

                  (xvi) give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber; or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets, of Farmers or the Bank, or enter into any agreement or commitment relative to the foregoing;

                  (xvii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects Farmers' or the Bank's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

                  (xviii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

                  (xix) issue, or authorize the issuance of, any securities convertible into or exchangeable for shares of Farmers Common Stock or Bank Common Stock;

                  (xx) except for obligations disclosed within this Agreement or the Disclosure Statement, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the Farmers Financial Statements or the Subsequent Farmers Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $10,000;

                  (xxi) open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches;

                  (xxii) pay or commit to pay any management or consulting or other similar type of fees; or

                  (xxiii) enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 6.03(a)(vii) hereof and legal, accounting and fees related to the Merger) requiring payments by Farmers or the Bank which exceed $10,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

         (b) Farmers and the Bank shall maintain, or cause to be maintained, in full force and effect, insurance on their assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by Farmers and the Bank as of the date of this Agreement.

         6.04. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, Farmers and the Bank shall: (a) carry on their business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organization intact, keep available the services of the present officers and employees and preserve their present relationships with customers and persons having business dealings with it; (c) maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted, and maintain insurance upon such properties and assets in amounts and kinds comparable to that in effect on the date of this Agreement; (d) maintain their books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of their business; and (e) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which either of them is a party or by which either of them is or may be subject or bound which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets, or capital of Farmers or the Bank.

         6.05. Restrictions Regarding Affiliates. Farmers shall, within thirty
(30) days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide ANB with a list identifying each person who may be deemed to be an affiliate of Farmers for purposes of Rule 145 under the 1933 Act. On or prior to the date of this Agreement, Farmers shall use its best efforts to cause each director, executive officer and other person who may be deemed to be such an affiliate of Farmers to deliver to ANB on or prior to the date of this Agreement a written agreement, substantially in the form as attached hereto as Exhibit A, providing that such person: (a) shall not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of Farmers Common Stock directly or indirectly owned or held by such person during the thirty (30) day period prior to the Effective Time; and (b) will not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of ANB Common Stock to be received by such person pursuant to this Agreement: (i) until such time as financial results covering at least 30 days of combined operations of ANB and Farmers have been published as and when required and within the meaning of
Section 201.01 of the SEC's Codification of Financial Reporting Policies, and
(ii) unless such sales are pursuant to an effective Registration Statement under the 1933 Act or pursuant to Rule 145 under the 1933 Act or another exemption from registration under the 1933 Act.

         6.06. Other Negotiations. (a) Subject to Section 6.06(b) hereof, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of ANB, neither Farmers nor the Bank shall permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to Farmers or the Bank or to which Farmers or the Bank may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions"). Farmers and the Bank shall promptly communicate to ANB the terms of any proposal or offer which either of them may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to the initiation of any Acquisition Transaction or discussions with respect thereto.

         (b) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as provided herein, Farmers or the Bank may engage, and may permit and authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning an unsolicited offer made or to be made by such third party with respect to an Acquisition Transaction only with the prior written approval of ANB, which approval shall be provided to Farmers promptly upon receipt by ANB of
(i) a letter from Farmers signed by at least a majority of its Board of Directors then in office indicating that Farmers has received an unsolicited offer regarding an Acquisition Transaction which the Board of Directors of Farmers considers, in the exercise of its fiduciary duties as a Board, to be substantially superior to the then current offer of ANB pursuant to this Agreement, and (ii) certified resolutions of the Board of Directors of Farmers which provide that such Board, after consultation with legal counsel to Farmers, has determined that the fiduciary duties of the Board require it to consider and, in light of such duties, take such other actions with respect to such unsolicited offer as may be necessary or appropriate. Such approval may, in all other instances, be provided to Farmers when and if ANB shall, in its sole discretion, determine. This Section 6.06 shall not authorize Farmers or the Bank, or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations relative to an Acquisition Transaction with a third party. Upon Farmers' execution or acceptance of any agreement or letter of intent regarding an Acquisition Transaction with a party other than ANB, Farmers shall immediately pay to ANB in immediately available funds the amount of One Million Dollars ($1,000,000.00) as ANB's sole and exclusive remedy against Farmers and the Bank under this Agreement. The provisions of this Section 6.06(b) shall in no way limit ANB's rights or remedies against any person or entity not a party to this Agreement.

         6.07. Press Releases. Except as required by law, neither Farmers nor the Bank shall issue any press or news releases or make any other public announcements or disclosures relating to the Merger without the prior consent of ANB following delivery of a final copy of such press or news release, which consent shall not be unreasonably withheld.

         6.08. Disclosure Schedule Update. Farmers shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective

Time, the Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of Farmers contained herein materially incorrect, untrue or misleading.

         6.09. Information, Access Thereto, Confidentiality. (a) ANB and its respective representatives and agents shall, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of Farmers and the Bank. ANB and its respective representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of Farmers and the Bank and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of Farmers and the Bank. Upon request, Farmers and the Bank shall furnish ANB or its respective representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by ANB which has been or is developed by Farmers or the Bank, their auditors, accountants or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by Farmers or the Bank of any claim of attorney-client privilege), and will permit ANB and its respective representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for Farmers and the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to ANB or its respective representatives or agents. No investigation by ANB shall affect the representations and warranties made by Farmers or the Bank herein. Any confidential information or trade secrets received by ANB or its representatives or agents in the course of such examination shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by ANB or, at Farmers' request, returned to Farmers in the event this Agreement is terminated as provided in Section 10 hereof. This Section 6.09 shall not require the disclosure of any information to ANB which would be prohibited by law.

         (b) The Confidentiality Agreement between ANB and Farmers dated August 17, 1998 shall remain in full force and effect, except as modified by the provisions of this Agreement, until the Merger is consummated.

         6.10. Subsequent Farmers Financial Statements. (a) As soon as reasonably available after the date of this Agreement, Farmers shall deliver to ANB the monthly unaudited consolidated balance sheets and profit and loss statements of Farmers prepared for its internal use, Bank's Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent Farmers Financial Statements"). The Subsequent Farmers Financial Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent Farmers Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

         (b) The Bank shall make additional provisions prior to December 31, 1998 to its allowance for loan losses in order to increase such allowance as reflected in the consolidated financial statements of Farmers as of that date to be included in the registration Statement by up to $300,000.00 compared to the amount of the Bank's allowance for loan losses at September 30, 1998 in the Call Reports, in order to make the Bank allowance equal to the amount that would result from the consistent application of procedures and standards utilized by ANB's other banking subsidiaries. Any such additional provision and additional allowance (up to $300,000.00) that the Bank may make pursuant to this Section 6.10(b) shall not be construed as evidence that the Call Reports, other Farmers Financial Statements, or any other provision in this Agreement were not as represented and warranted pursuant to Section 4.08 or any other provision of this Agreement or give ANB any right to terminate this Agreement pursuant to
Section 9.01(b)(v) hereof.

         6.11. Employee Benefits. Neither the terms of Section 7.03 hereof nor the provision of any employee benefits by ANB or any of its subsidiaries to employees of Farmers shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Farmers; or (b) prohibit or restrict ANB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

         6.12. Disposition of Farmers Tax-Qualified Plans. (a) Farmers and the Bank shall take all necessary corporate action to carry out the provisions of this Section 6.12 and of Section 7.04, Section 7.16, and Section 8.01(m) of this Agreement.

         (b) ANB and its counsel shall be supplied with copies of all documents, certificates, filings and other writings prepared by or on behalf of Farmers or the Bank in connection with the carrying out of the provisions of this Section 6.12, Section 7.04, Section 7.16, and Section 8.01(m) of this Agreement.

         6.13. Environmental Reports. Farmers shall, at ANB's expense, cooperate with an environmental consulting firm designated by ANB in connection with the conduct by such firm of a phase one environmental investigation on all real property owned or leased by Farmers or its subsidiaries as of the date of this Agreement, and any real property acquired or leased by Farmers or its subsidiaries after the date of this Agreement.

         6.14. Data Processing Software. Farmers will cause the value of all software used in connection with its data processing function and carried on its books to be written to zero by December 31, 1998.

         6.15 Employee Vacation Expenses. Prior to December 31, 1998, Farmers will charge as an expense the value of accrued but unused vacation days, as determined in accordance with its vacation policy in place as of the date of this Agreement.

                                   SECTION 7

                                COVENANTS OF ANB

         ANB covenants and agrees with Farmers as follows:

         7.01. Approvals. ANB shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Merger. ANB shall file all bank holding company and bank regulatory applications as soon as practicable after the execution of this Agreement. ANB shall provide to Farmers' counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. ANB shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to ANB, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

         7.02. SEC Registration. ANB shall file with the SEC as soon as practicable after the execution of this Agreement a Registration Statement on an appropriate form under the 1933 Act covering the shares of ANB Common Stock to be issued pursuant to this Agreement and shall use its best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement". The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to ANB and Farmers, prepared for use in connection with the meeting of shareholders of Farmers referred to in Section
6.01 of this Agreement, all in accordance with the rules and regulations of the SEC. ANB shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all Blue Sky exemptions, authorizations, consents or approvals required for the issuance of ANB Common Stock. In advance of filing the Registration Statement and all other filings described in Section
7.01 herein, ANB shall provide Farmers and its counsel with a copy of the Registration Statement and each such other filing and provide an opportunity to comment thereon. ANB shall take all such action as is necessary to qualify the ANB Common

Stock to be issued pursuant to this Agreement for quotation in NASDAQ-NMS, effective upon notice of issuance.

         7.03. Employee Benefit Plans. (a) At such time as ANB shall determine, in its sole discretion, but in no event later than January 1, 2000, ANB will make available to the employees of Farmers and the Bank who continue as employees of any subsidiary of ANB after the Effective Time and, further, subject to Section 7.03(b), (c) and (d) hereof, substantially the same employee benefits on substantially the same terms and conditions that ANB may offer to similarly situated officers and employees of its banking subsidiaries from time to time. Until such time as the employees of Farmers and the Bank become covered by the ANB welfare benefit plans, the employees of Farmers and the Bank shall remain covered by their respective welfare benefit plans, subject to the terms of such plans. Notwithstanding any provision herein to the contrary, the Farmers State Bank of Union City Policy Concerning Medical Insurance Payments for Retirees and Disabled Employees and the Farmers State Bank Group Life Insurance Plan shall be terminated, effective December 31, 1999. At such time as the officers of the Bank cease being covered by a group health insurance plan for which the employer pays 100% of the premium, ANB shall cause the Bank to increase by $2,000.00 the annual salary of each officer of the Bank identified in the Disclosure Schedule.

         (b) Subject to the provisions of subsection (c) hereof, years of service (as defined in the applicable ANB plan) of an officer or employee of Farmers or the Bank prior to the Effective Time shall be credited, effective as of the date on which such employees become covered by a particular ANB plan, to each such officer or employee eligible for coverage under Section 7.03(a) hereof for purposes of: (i) eligibility under ANB's employee welfare benefit plans; and
(ii) eligibility and vesting, but not for purposes of benefit accrual or contributions, under the ANB Pension Plan or under the ANB 401(k) Plan. Subject to the provisions of Section 7.16 hereof, those officers and employees of Farmers or the Bank who otherwise meet the eligibility requirements of the ANB Pension Plan or ANB 401(k) Plan based upon their age and years of service with Farmers or the Bank and ANB, shall become participants thereunder on the Disposition Date (as defined in Section 7.16). Those officers or employees who do not meet the eligibility requirements of the ANB Pension Plan or ANB 401(k) Plan on such date shall become participants thereunder on the first plan entry date under the ANB Pension Plan or ANB 401(k) Plan, as the case may be, which coincides with or next follows the date on which such eligibility requirements are satisfied.

         (c) No employee of Farmers or the Bank serving as of the Effective Time shall be subject to any pre-existing condition limitation under any of ANB's welfare benefit plans if such officer, employee or individual was not subject to any pre-existing condition limitation under the corresponding Farmers welfare benefit plan on the day immediately preceding the day he becomes a participant in the ANB welfare benefit plans pursuant to Section 7.03(a) hereof.

         (d) Neither the terms of this Section 7.03 nor the provision of any employee benefits by ANB or any of its subsidiaries to employees of Farmers or the Bank shall: (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of Farmers or the Bank; or (ii) prohibit or restrict ANB or its subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

         (e) ANB shall take any and all actions necessary to effectuate the disposition of the Farmers Plans provided by this Section 7.03 and Section 7.16 hereof.

         (f) Until the Effective Time, Farmers and its counsel shall be supplied with copies of all documents, certificates, filings and other writings prepared by or on behalf of Farmers or the Bank in connection with the carrying out of the provisions of this Section 7.16 and of Sections 7.03 and 7.04.

         7.04. Disposition of Farmers Directors Deferred Compensation Plan. The Farmers State Bank Directors' Deferred Compensation Plan shall be merged with and into the ANB Corporation Directors' Deferred Compensation Plan, effective as of the Effective Time.

         7.05. Authorization of ANB Common Stock. The Board of Directors of ANB shall, prior to the Effective Time, authorize the issuance of the required number of shares of ANB Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Merger contemplated hereby.

         7.06. Press Releases. Except as required by law, ANB shall not issue any press or news releases or make any other public announcements or disclosures relating primarily to Farmers with respect to the Merger without the prior consent of Farmers following delivery of a final copy of such press or news release, which consent shall not be unreasonably withheld.

         7.07. Indemnification. From and after the Effective Time, ANB shall assume and honor any obligations as provided for and permitted by applicable federal and state law which Farmers had immediately prior to the Effective Time with respect to the indemnification of each person who is on the date hereof, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Farmers or was serving at the request of Farmers as a director or officer of any domestic or foreign corporation, joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") arising out of applicable law or out of Farmers' Articles of Incorporation or Code of Regulations in effect at the Effective Time against any and all losses in connection with or arising out of any claim which is based upon, arises out of or in any way relates to any actual or alleged act or omission occurring at or prior to the Effective Time in the Indemnitee's capacity as a director or officer (whether elected or appointed), of Farmers. Indemnification of officers and directors of the Bank following the Effective Time will be provided to the same extent it is provided from time to time to other persons working in similar capacities for ANB or its subsidiaries following the Effective Time.

         7.08 Board of Directors After Effective Time. Immediately following the Effective Time, the Board of Directors of the Bank shall consist of the Board of Directors of the Bank who are serving as directors of the Bank immediately prior to the Effective Time and one designee of ANB.

         7.09 Election of Director. Within ninety (90) days after the Effective Time, ANB shall expand its Board of Directors by one member and elect a mutually acceptable representative of the Board of Directors of Farmers (as it is constituted immediately prior to the Effective Time) to fill such vacancy.

         7.10 Other Agreements. ANB shall promptly disclose to Farmers all agreements, including letters of intent, and negotiations which it has disclosed to its subsidiaries that it has or may have which will cause the present shareholders of ANB to either (i) own less than 51% of the outstanding voting shares of ANB or (ii) lack the ability to elect a majority of the Board of Directors of ANB.

         7.11 Conduct of Business. (a) On and after the date of this Agreement and until the Effective Time or until this Agreement shall be terminated as herein provided, ANB shall not, without the prior written consent of Farmers:

                  (i) amend, modify or restate ANB's Articles of Incorporation from those in effect on the date of this Agreement and as delivered to Farmers hereunder;

                  (ii) fail to continue to make additions to in accordance with past practices and to otherwise maintain in all respects ANB's reserve for loan and lease losses, or any other reserve account, in accordance with safe, sound, and prudent banking practices and in accordance with generally accepted accounting principles applied on a consistent basis;

                  (iii) fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due;

         (b) ANB and its subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on their assets, properties and operations, fidelity coverage and directors' and officers' liability insurance on their directors, officers and employees in such amounts and with regard to such liabilities and hazards as are currently insured by ANB as of the date of this Agreement.

         7.12. Preservation of Business. On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, ANB shall: (a) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; and (b) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance with all material respects with all statutes, laws, rules and regulations applicable to it.

         7.13. Disclosure Update. ANB shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, any information with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of ANB contained herein materially incorrect, untrue or misleading.

         7.14. Confidentiality Agreement. The Confidentiality Agreement between ANB and Farmers dated August 17, 1998 shall remain in full force and effect, except as modified by the provisions of this Agreement, until the Merger is consummated.

         7.15. Subsequent ANB Statements. ANB shall provide or make available to Farmers any reports filed by ANB on its behalf with the SEC under the 1934 Act subsequent to the date of this Agreement, including Forms 8-K's, 10-Q's and 10-K (collectively, the financial statements included therein shall be referred to in this Agreement as the "Subsequent ANB Statements"). The Subsequent ANB Statements shall be prepared on a basis consistent with past accounting practices and generally accepted accounting principles applied on a consistent basis to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented. The Subsequent ANB Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

         7.16 Disposition of Farmers Tax-Qualified Plans. ANB shall take all necessary corporate action to effectuate the disposition of the tax-qualified plans sponsored by Farmers and Bank (collectively, "Farmers Plans") as provided in this Section 7.16 and Section 7.03 hereof.

         (a) Merger of Farmers 401(k) Plan. The Farmers State Bank of Union City, Ohio Employees' 401(k) Plan ("Farmers 401(k) Plan") shall be merged with and into the ANB Corporation Savings and Incentive Plan ("ANB 401(k) Plan"). All account balances maintained under the Farmers 401(k) Plan shall continue to be fully vested on the day on which the Effective Time occurs. From the date of this Agreement through the Disposition Date (as defined below), Farmers and the Bank may continue to make contributions to the Farmers 401(k) Plan so long as such contributions are comparable in amount to any past contributions to such plan.

         (b) Disposition of Farmers Pension Plan. All benefits accrued under the Farmers State Bank of Union City, Ohio Employees' Pension Plan ("Farmers Pension Plan") shall be fully vested on the day on which the Effective Time occurs, and participants shall continue to accrue benefits thereunder through the Disposition Date. The Farmers Pension Plan shall either be terminated and all vested accrued benefits distributed or it shall be merged into the ANB Corporation Employees' Pension Plan ("ANB Pension Plan"), at the discretion of the Board of Directors of ANB. Farmers and the Bank shall not make any contributions to the Farmers Pension Plan with respect to the computation period thereunder which ends on the Disposition Date (as defined below) without the prior consent of ANB.

         (c) Effective Date of Disposition of Farmers Plans. The disposition of the Farmers 401(k) Plan and Farmers Pension Plan, as described in the preceding provisions of this Section 7.16, shall be effective as of the later of December 31, 1999 or the last day of the month in which the Effective Time occurs ("Disposition Date"). Provided, however, that notwithstanding any other provision of this Section 7.16, if the Effective Time occurs before December 31, 1999, the Farmers 401(k) Plan and Farmers Pension Plan shall nevertheless be continued until December 31, 1999. Effective on and after the Disposition Date, the employees of Farmers and the Bank can become participants under the ANB 401(k) Plan and the ANB Pension Plan in accordance with the provisions of
Section 7.03(b) hereof.

         (d) Conditions Precedent to Disposition of Farmers Plans. Prior to the Disposition Date for the Farmers 401(k) Plan and Farmers Pension Plan, ANB and Farmers shall have received a determination letter from the Internal Revenue Service in form and content satisfactory to ANB and its counsel, to the following:

                  (i) The ANB 401(k) Plan, upon the merger of the Farmers 401(k) Plan with and into the ANB 401(k) Plan, will be qualified under Section 401(a) of the Code; and

                  (ii) Either (A) the ANB Pension Plan, upon the merger of the Farmers Pension Plan with and into the ANB Pension Plan, will be qualified under Section 401(a) of the Code; or (B) the Farmers Pension Plan will be qualified under Section 401(a) of the Code upon its termination.

         Additionally, prior to the Disposition Date for the Farmers Pension Plan, if the Farmers Pension Plan is to be terminated, the approval of the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of ERISA shall have been applied for and obtained.

         7.17. Pooling Actions. Neither ANB nor any of its subsidiaries or affiliates shall take any action that would prevent the Merger from qualifying for pooling of interests accounting treatment.

                                   SECTION 8

                       CONDITIONS PRECEDENT TO THE MERGER

         8.01. ANB. The obligation of ANB to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by ANB:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of Farmers and the Bank contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time.

         (b) Covenants. Each of the covenants and agreements of Farmers and the Bank shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. ANB shall have received from Farmers and the Bank at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to ANB, set forth in Section 11.02(b) hereof.

         (d) Registration Statement Effective. ANB shall have registered its shares of Common Stock to be issued to shareholders of Farmers in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ANB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

         (e) Regulatory Approvals. The Board of Governors of the Federal Reserve System ("Federal Reserve"), and the Ohio Division of Financial Institutions shall have authorized and approved or not objected to the Merger on terms and conditions satisfactory to ANB. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained on terms and conditions satisfactory to ANB.

         (f) Shareholder Approval. The shareholders of Farmers shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation.

         (g) Officers' Certificate. Farmers shall have delivered to ANB a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) all the representations and warranties of Farmers and the Bank are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of Farmers and the Bank have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) Farmers and the Bank have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

         (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, or such other law firm reasonably acceptable to the parties hereto, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Farmers, except with respect to cash received by Farmers' shareholders: (i) for fractional shares resulting from application of the Exchange Ratio; or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

         (i) Affiliate Agreements. ANB shall have received from Farmers: (i) a list identifying each affiliate of Farmers in accordance with Section 6.05 hereof dated as of the Effective Time; and (ii) from each affiliate of Farmers, the agreements dated as of the date of this Agreement contemplated by Section
6.05 hereof.

         (j) Shareholders' Equity. As of the last day of the month immediately preceding the Effective Time, the shareholders' equity of Farmers shall be not less than that amount as of December 31, 1997 (calculated with any adjustments for the Bank's addition to its loan loss reserve taken pursuant to Section 6.10(b) and for FASB No. 115 removed), as reflected on

Farmers' Financial Statements as of such date and as determined in accordance with generally accepted accounting principles applied on a consistent basis. Such amount of shareholders' equity shall be calculated after all liability accruals and payments have been made for all legal, accounting, investment banking, environmental and other professional or advisors' fees of Farmers and all expenses of Farmers relating to the Merger incurred as of and through the date of such financial statements.

         (k) Accounting Treatment. The Merger qualifies for pooling-of-interest accounting treatment for ANB.

         (l) Environmental Report. The environmental reports obtained pursuant to Section 6.13 shall not require any further investigation procedures with respect to potential liabilities which would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, assets, or capital of Farmers or the Bank.

         (m) Stock Options. All options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Farmers Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Farmers, by which Farmers is or may become bound, shall have been exercised, expired, or terminated. In addition, the Farmers State Bancorp Employee Stock Option Plan shall have been terminated.

         8.02. Farmers. The obligation of Farmers to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by Farmers:

         (a) Representations and Warranties at Effective Time. Each of the representations and warranties of ANB contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time.

         (b) Covenants. Each of the covenants and agreements of ANB shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

         (c) Deliveries at Closing. Farmers shall have received from ANB at the Closing the items and documents, in form and content reasonably satisfactory to Farmers, listed in Section 11.02(a) hereof.

         (d) Registration Statement Effective. ANB shall have registered its shares of Common Stock to be issued to shareholders of Farmers in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by ANB. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened. In addition, such shares of ANB Common Stock shall be listed on the NASDAQ National Market System.

         (e) Regulatory Approvals. The Federal Reserve and the Ohio Division of Financial Institutions shall have authorized and approved or not objected to the Merger. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger contemplated by this Agreement shall have been obtained.

         (f) Shareholder Approval. The shareholders of Farmers shall have approved and adopted this Agreement as required by applicable law and Farmers' Articles of Incorporation.

         (g) Officers' Certificate. ANB shall have delivered to Farmers a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) all the representations and warranties of ANB are true, accurate and correct in all material respects on and as of the Effective Time; (ii) all the covenants of ANB have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) ANB has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

         (h) Tax Opinion. The respective Boards of Directors of the parties to this Agreement shall have received a written opinion of the law firm of Krieg DeVault Alexander & Capehart, dated as of the Effective Time, in form and content satisfactory to the parties hereto, to the effect that the Merger to be effected pursuant to this Agreement should constitute a tax-free reorganization under the Code (as described in Section 1.06 hereof) to each party hereto and to the shareholders of Farmers, except with respect to cash received by Farmers' shareholders: (i) for fractional shares resulting from application of the Exchange Ratio; or (ii) pursuant to the exercise of dissenters' rights as described in Section 3 hereof.

         (i) Fairness Opinion. Farmers shall have received from City Securities Corporation or another reputable financial advisor a written fairness opinion stating that the terms of the Merger are fair to the shareholders of Farmers from a financial point of view. Such written fairness opinion shall (i) be dated as of the date not later than the mailing date of the proxy statement - prospectus relating to the Merger to be mailed to the shareholders of Farmers, and (ii) be included as an exhibit to such proxy statement - prospectus.

                                   SECTION 9

                             TERMINATION OF MERGER

         9.01. Manner of Termination. This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by ANB to Farmers, or by Farmers to ANB, as follows:

         (a)      By ANB or Farmers, if:

                  (i) the Merger contemplated by this Agreement has not been consummated by September 30, 1999; or

                  (ii) the Agreement and the Merger are not approved by the requisite vote of the shareholders of Farmers at the Special Meeting of Shareholders of Farmers; or

                  (iii) the respective Boards of Directors of ANB and Farmers mutually agree to terminate this Agreement.

         (b)      By ANB, if:

                  (i) any item, event or information set forth in any supplement, amendment or update to the Disclosure Schedule has had or would be expected to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Farmers or the Bank; or

                  (ii) there has been a misrepresentation or a breach of any warranty by or on the part of Farmers in its representations and warranties set forth in this Agreement which has had or would be expected to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Farmers or the Bank; provided, however, that in the event of any inaccuracy in the representations and warranties contained in Section
                           4.03 hereof relative to the number of issued and outstanding shares of capital stock of Farmers, ANB shall have the absolute right to terminate this Agreement without regard to the materiality of any such inaccuracy; or

                  (iii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of Farmers or the Bank which could reasonably be expected to have a material adverse effect on the economic value of the Merger to ANB; or

                  (iv) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any claim, litigation or proceeding against ANB, Farmers, or any subsidiary of ANB or Farmers, or any director or officer of any of such entities (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of Farmers or the Bank; or

                  (v) there has been a material adverse change in the business, assets, capitalization, financial condition or results of operations of Farmers or the Bank as of the Effective Time as compared to that in existence as of December 31, 1997 other than any change resulting primarily by reason of changes in banking laws or regulations (or interpretations thereof), changes in the general level of interest rates or changes in economic, financial or market conditions affecting the banking industry generally in the Bank's market area; or

                  (vi) Farmers' Board of Directors have failed to approve and recommend this Agreement or the Merger, or have withdrawn or modified in any manner adverse to ANB its approval or recommendation of this Agreement or the Merger or shall have resolved or publicly announced an intention to do either of the foregoing.

         (c)      By Farmers, if:

                  (i) there has been a misrepresentation or a breach of any warranty by or on the part of ANB in its representations and warranties set forth in this Agreement which has had or would be expected to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of ANB; or

                  (ii) there has been a breach of or failure to comply with any covenant set forth in this Agreement by or on the part of ANB which has had or would be expected to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of ANB; or

                  (iii) it shall reasonably determine that the Merger contemplated by this Agreement has become inadvisable or impracticable by reason of commencement or threat of any material claim, litigation or proceeding against ANB (A) relating to this Agreement or the Merger or (B) which is likely to have a material adverse effect on the business, assets, capitalization, financial condition or results of operations of ANB on a consolidated basis; or

                  (iv) ANB shall enter into an agreement, including a letter of intent, which will cause the present shareholders of ANB to either (A) own less than 51% of the outstanding voting shares of ANB or (B) lack the ability to elect a majority of the Board of Directors of ANB; or

                  (v) its Board of Directors so determines by a majority vote of members of its entire board, at any time during the five-day period commencing on the Valuation Date (the "Effective Termination Date") that both of the following conditions are satisfied:

                           (A) The ANB Market Value on the Valuation Date shall be less than an amount equal to $18.00, adjusted as indicated in the last sentence of this Section 9.01(c)(v) and

                           (B) (1) the number (the "ANB Ratio") obtained by dividing the ANB Market Value on the Valuation Date by $24.00 shall be less than
                                    (2) the number obtained by dividing the
                                    Final Index Price by the Initial Index Price and subtracting .200 from the quotient in this clause (B)(2) (the "Index Ratio");

subject, however, to the following three sentences. If Farmers elects to exercise its termination right pursuant to this Section 9.01(c)(v), it shall give prompt written notice thereof to ANB; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, ANB shall have the option to increase the consideration to be received by the holders of Farmers Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 5.4 multiplied by $24.00, adjusted as indicated in the last sentence of this Section 9.01(c)(v), and the denominator of which is the ANB Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 5.4 and the denominator of which is the ANB Ratio. If ANB so elects it shall give, within such five-day period, written notice to Farmers of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 9.01(c)(v) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

         For purposes of this Section 9.01(c)(v), the following terms shall have the meanings indicated below:

"Final Index Price" means the sum of the numbers obtained by multiplying (i) the quotient obtained by dividing (a) the Final Price of each company comprising the Index Group by (b) the closing price of the common stock of each company comprising the Index Group, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this agreement, by
(ii) the applicable weighting.

"Final Price" with respect to any company belonging to the Index Group means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 30 trading days ending on the Valuation Date.

"Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Transaction proposal involving any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

         HOLDING COMPANY                               WEIGHTING
         ---------------                               ---------
         (1) Belmont Bancorp                              4.02%
         (2) First Busey Corp.                            8.48%
         (3) Capitol Bancorp Ltd.                         3.57%
         (4) Community Financial Corp.                    0.95%
         (5) CoVest Bancshares Inc.                       1.71%
         (6) Farmers Capital Bank Corp.                   8.42%
         (7) First Oak Brook Bancshares                   2.05%
         (8) Franklin Bank NA                             0.96%
         (9) German American Bancorp                      5.12%
         (10) Lakeland Financial Corp.                    1.23%
         (11) Merchants Bancorp Inc.                      3.92%

         (12) Michigan Financial Corp.                    6.83%
         (13) Mahoning National Bancorp Inc.              6.50%
         (14) Northern States Financial Corp.             3.85%
         (15) Oak Hill Financial Inc.                     2.53%
         (16) Old Second Bancorp Inc.                     4.40%
         (17) Ohio Valley Banc Corp.                      3.63%
         (18) Peoples Bancorp Inc.                        4.61%
         (19) Premier Financial Bancorp Inc.              3.23%
         (20) Princeton National Bancorp                  2.18%
         (21) Peoples Bank of Indianapolis                2.91%
         (22) Second Bancorp Inc.                         5.17%
         (23) Shoreline Financial Corp.                   8.23%
         (24) Success Bancshares Inc.                     0.56%
         (25) S.Y. Bancorp Inc.                           4.92%

"Initial Index Price" means 1.00.

"ANB Market Value" shall mean the average of the high asked price of a share of ANB Common Stock, as reported on the Nasdaq Stock Market National Market System for the 30 consecutive trading days immediately preceding the Valuation Date.

"Valuation Date" means the day of expiration of the last waiting period with respect to any of the required regulatory approvals, as contemplated in Section
8.0 1(e).

"Acquisition Transaction" means (x) a merger, consolidation, share exchange or any similar transaction, involving the subject company, (y) a purchase, lease or other acquisition of all or substantially all of the assets of the subject company or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of the subject company; provided, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only the subject company and/or its subsidiaries.

         If ANB or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 9.01(c)(v). insert

         9.02. Effect of Termination. Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of ANB, Farmers and the Bank and their respective directors, officers, employees, agents and shareholders, except as provided in compliance with the confidentiality provisions of this Agreement set forth in Section 6.09 and the payment of expenses set forth in Section 12.09 hereof.

                                   SECTION 10

                          EFFECTIVE TIME OF THE MERGER

         Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day and at the time specified in the Articles of Merger of Farmers with and into ANB as filed with the Indiana Secretary of State ("Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time shall occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Section 8 of this Agreement and
(b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

                                   SECTION 11

                                    CLOSING

         11.01. Closing Date and Place. So long as all conditions precedent set forth in Section 8 hereof have been satisfied and fulfilled, the closing of the Merger ("Closing") shall take place on the Effective Time at a location to be reasonably determined by ANB.

         11.02. Deliveries. (a) At the Closing, ANB shall deliver to Farmers the following:

                  (i) an opinion of its counsel dated as of the Effective Time and in form and substance reasonably satisfactory to Farmers;

                  (ii) the officers' certificate contemplated by Section 8.02(h) hereof;

                  (iii) copies of all approvals by government regulatory agencies necessary to consummate the Merger;

                  (iv) copies of the resolutions of the Board of Directors of ANB certified by the Secretary of ANB relative to the approval of this Agreement and the Merger; and

                  (v) such other documents as Farmers or its legal counsel may reasonably request.

         (b)      At the Closing, Farmers shall deliver to ANB the following:

                  (i) an opinion of its legal counsel dated as of the Effective Time and in form and substance reasonably satisfactory to ANB;

                  (ii) the officers' certificate contemplated by Section 8.01(g) hereof;

                  (iii) a list of Farmers' shareholders as of the Effective Time certified by the President and Secretary of Farmers;

                  (iv) copies of the resolutions adopted by the Board of Directors and shareholders of Farmers certified by the Secretary of Farmers relative to the approval of this Agreement and the Merger; and

                  (v) copies of the resolutions adopted by the Board of Directors and shareholder certified by the Cashier of the Bank relative to the ratification of this Agreement and the Merger;

                  (vi) such other documents as ANB or its legal counsel may reasonably request.

                                   SECTION 12

                                 MISCELLANEOUS

         12.01. Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that no such extension, waiver or amendment agreed to after authorization of this Agreement by the shareholders of Farmers shall affect the rights of such shareholders in any manner which is materially adverse to such shareholders. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons except as specifically set forth in this Agreement, including, but not limited to, Sections 7.03 and 7.09 hereof.

         12.02. Waiver; Amendment. (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this

Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

         (b) This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

         12.03. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include telecopier communication) and shall be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:


If to ANB:                                 with a copy to (which shall not
                                           constitute notice):

ANB Corporation                            Krieg DeVault Alexander & Capehart
120 West Charles Street                    One Indiana Square, Suite 2800
Muncie, Indiana  47305                     Indianapolis, Indiana 46204-2017
ATTN: James R. Schrecongost                ATTN:  John W. Tanselle, Esq.
Telephone:  (765)747-7600                  Telephone:  (317) 238-6216
Telecopier:  (765)741-0290                 Telecopier:  (317) 636-1507

If to Farmers:                             with a copy to (which shall not
                                           constitute notice):
Farmers State Bancorp of Union City,
Ohio                                       Ice Miller Donadio & Ryan
101 East Elm Street                        One American Square, Box 82001
Union City, Ohio  45390-1711               Indianapolis, IN 46282-0002
ATTN: James L. Davis                       ATTN: Thomas H. Ristine
Telephone: (937) 968-3141                  Telephone: (317) 236-2278
Telecopier: (937) 968-7287                 Telecopier: (317) 236-2100
or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective:
(a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

         12.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

         12.05. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         12.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

         12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law.

         12.08. Entire Agreement. This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitutes the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, shall terminate and shall be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         12.09 Survival of Representations, Warranties or Covenants. Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties shall survive the Effective Time or the earlier termination of this Agreement, and thereafter ANB, Farmers and the Bank, and all the respective directors, officers and employees of ANB, Farmers and the Bank shall have no further liability with respect thereto, except for fraud or for false or misleading statements made intentionally and knowingly in connection with such representations, warranties and covenants or except as otherwise provided by law, whether statutory, common law or otherwise. The covenants contained in Sections 2.05, 6.12, 7.03, 7.04, 7.07, 7.09, 7.16 and 12.10 shall survive the Effective Time.

         12.10. Expenses. ANB shall pay its expenses incidental to the Merger contemplated hereby. Farmers shall pay its expenses incidental to the Merger contemplated hereby; provided, however, that the expenses related to the tax opinion contemplated by Sections 8.01(h) and 8.02(h) hereof shall be paid by ANB. In addition, if Farmers terminates this Agreement pursuant to Section 9.01(c)(v), Farmers shall promptly pay to ANB upon receipt of an invoice 1/2 of the documented out-of-pocket expenses of ANB incidental to the Merger set forth in such invoice.

         12.11 Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" shall mean any day except Saturday and Sunday when American National Bank and Trust Company in Muncie, the lead bank of ANB, is open for the transaction of business.

         12.12 Disclosure Schedule. The Disclosure Schedule attached hereto is intended to be and hereby is specifically made a part of this Agreement.

         IN WITNESS WHEREOF, ANB and Farmers have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

                                       ANB CORPORATION



                                       By: /s/ James R. Schrecongost
                                           ------------------------------------
                                           James R. Schrecongost, Vice Chairman
                                             President and CEO
ATTEST:


By: /s/ James W. Convy
   ----------------------------------
     James W. Convy, Secretary


                                       FARMERS STATE BANCORP


                                       By: /s/ C. Daniel Wright
                                          ----------------------------------
                                           C. Daniel Wright, Chairman

                                       By: /s/ Errol Klem
                                          ----------------------------------
                                           Errol Klem, President

                                       By: /s/ James L. Davis
                                          ----------------------------------
                                           James L. Davis, Executive Vice
                                             President and CEO

                              SCHEDULE OF EXHIBITS
                              --------------------



Exhibit A -       Form of Undertaking and Agreement of Affiliates

                                                               Exhibit A
                                                               ---------

                     UNDERTAKING AND AGREEMENT OF AFFILIATE
                     --------------------------------------

         In connection with the affiliation of Farmers State Bancorp ("Farmers") and ANB Corporation ("ANB") pursuant to the merger of Farmers into ANB ("Merger"), as contemplated by that certain Agreement and Plan of Merger, dated _____________, 1998 ("Agreement"), by and between ANB and Farmers, the undersigned has been advised by Farmers that the undersigned may be an affiliate of Farmers for purposes of Rule 145 under the Securities Act of 1933, as amended ("Act"). In consideration of the issuance to the undersigned of shares of ANB Common Stock in connection with the Merger and in accordance with the terms of the Agreement, each of the undersigned hereby undertakes, covenants and agrees that he or she: (a) shall not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk (collectively, a "Sale") with respect to the shares of Farmers Common Stock directly or indirectly owned or held by the undersigned during the thirty (30) day period prior to the effective date of the Merger; (b) shall update this Undertaking and Agreement as true, accurate and complete as of the effective date of the Merger; and (c) shall not sell, pledge, transfer, dispose of or otherwise reduce his or her market risk with respect to the shares of ANB Common Stock to be received by the undersigned pursuant to the
Agreement: (i) until such time as financial results covering at least thirty
(30) days of combined operations of ANB and Farmers have been published within the meaning of Section 201.01 of the Securities and Exchange Commission's Codification of the Financial Reporting Policies; and (ii) unless any and all Sales of such shares of ANB Common Stock are made in a manner and to the extent permitted by Rule 145 under the Act or are made pursuant to an effective registration statement under, or an exemption from the registration requirements of, the Act.

         IN WITNESS WHEREOF, the undersigned has executed this Undertaking and Agreement of Affiliate as of this _______ day of _______________, 1998.


                                         ------------------------------------
                                                      (Signature)

                                         ------------------------------------
                                                     (Printed Name)

                                         ------------------------------------
                                                  (Signature - Spouse)

                                         ------------------------------------
                                                      (Printed Name)

                                                                Exhibit B
                                                                ---------

________________, 1998



Farmers State Bancorp
101 East Elm Street
Union City, Ohio  45390-1711

Ladies and Gentlemen:

         We have acted as special counsel to ANB Corporation ("ANB"), an Indiana corporation with its principal executive office located in Muncie, Indiana in connection with the affiliation of ANB and Farmers State Bancorp ("Farmers") pursuant to the merger of Farmers into ANB ("Merger"), all in accordance with the terms of the Agreement of Affiliation and Merger, dated ________________, 1998 ("Agreement"), by and between ANB and Farmers.

         This opinion of counsel ("Opinion Letter") is provided to you pursuant to Section 11.02(a)(i) of the Agreement. The capitalized terms used in this Opinion Letter which are not defined above or elsewhere herein shall have the same meanings ascribed to them in the Agreement or in the Accord (as defined below).

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Indiana and the Federal Law of the United States of America.

         In rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of originals, certified to our satisfaction, of
(a) the Agreement; (b) the Articles of Incorporation and By-Laws, as amended, of ANB; (c) the Certificate of Existence, dated , 1998, issued by the Indiana Secretary of State with respect to ANB;

(d) the letter of the Federal Reserve Bank of Chicago, dated , 1998, with respect to the status of ANB under the Bank Holding Company Act of 1956, as amended; (e) certificates executed by ANB's Secretary or other authorized officers; (f) orders, approval letters and other written or verbal communications of government regulatory authorities or agencies; and (g) such other records of ANB as we have deemed relevant. We have made such investigation of facts and law and have done such other things as we have determined are necessary for the purpose of issuing the following opinions.

         Based upon and subject to the foregoing and the qualifications stated herein, it is our opinion as of the date hereof that:

1. ANB is (a) a corporation duly organized and validly existing under the laws of the State of Indiana; (b) a bank holding company registered under the Bank Holding Company Act of 1956, as amended; and (c) duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary and where failure to be so qualified would have a material adverse effect on ANB on a consolidated basis.

2. ANB has the requisite corporate power and authority to own or lease its properties as owned or leased, and to conduct its business as conducted, on the date hereof.

3. ANB has the requisite corporate power and authority to enter into and perform its obligations under the Agreement, and the execution, delivery and performance of the Agreement by ANB have been authorized and approved by all necessary corporate action of ANB. The Agreement is enforceable against ANB.

4. The execution, delivery and performance of the Agreement by ANB and the consummation of the Merger (a) do not violate any presently existing provision of any law, rule or regulation applicable to, or any judgment, order or decree which is, to the Actual Knowledge of our Primary Lawyer Group, binding upon, ANB; (b) do not conflict with any provision of the Articles of Incorporation or By-laws, as amended, of ANB; and (c) do not conflict with or constitute a default under any indenture or agreement which is, to the Actual Knowledge of our Primary Lawyer Group, binding upon ANB and material to ANB on a consolidated basis.

5. All necessary approvals from the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions relating to Farmers with respect to the Merger have been obtained, and no further authorization from the foregoing governmental regulatory authorities or any other regulatory authority is required prior to consummation of the Merger.

6. The shares of ANB Common Stock to be issued to the shareholders of Farmers in the Merger (a) have been registered under the Securities Act of 1933, as amended, and the registration statement covering such shares has been declared effective by the Securities and Exchange Commission ("SEC") and, to the Actual Knowledge of our Primary Lawyer Group, no stop order suspending the effectiveness of the registration statement has been issued by the SEC; (b) will, when issued to the shareholders of Farmers pursuant to the Agreement, be in compliance with all applicable "Blue Sky" filings, notices or exemptions; (c) have been duly and validly authorized by all necessary corporate action of ANB; and (d) will, when issued to the shareholders of Farmers pursuant to the Agreement, be validly issued, fully paid and nonassessable.

         The General Qualifications of the Accord apply to the opinions set forth in this Opinion Letter. The opinion expressed in paragraph 1(a) of this Opinion Letter is based solely upon the Certificate of Existence issued by the Indiana Secretary of State referenced above, and the opinion expressed in paragraph 1(b) of this Opinion Letter is based solely upon the letter from the Federal Reserve Bank of Chicago also referenced above.

         We hereby confirm to you that, to the Actual Knowledge of our Primary Lawyer Group, there is no action, suit, proceeding, arbitration or mediation pending or overtly threatened in writing against ANB before or by any court, governmental body or otherwise which (a) seeks to affect the enforceability of the Agreement or challenge the validity or propriety of the Merger and (b) is likely, if decided adversely to ANB, to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of ANB on a consolidated basis.

         For purposes of this Opinion Letter, our Primary Lawyer Group consists of John W. Tanselle, Angela Craney Vaughan and ____________________________.

         This Opinion Letter is rendered to you solely for your benefit, pursuant to Section 12.02(a)(i) of the Agreement in connection with the Merger, and may be relied upon by you only in connection therewith and may not, except to the extent authorized by the Accord, be used or relied upon by any other person or entity for any purpose whatsoever without, in each instance, our prior express written consent. Moreover, we assume no professional responsibility to any other person whatsoever.

                                            Very truly yours,





                                            KRIEG DeVAULT ALEXANDER & CAPEHART

                                                                Exhibit C
                                                                ---------


__________________, 1998


ANB Corporation
120 West Charles Street
Muncie, Indiana  47305

Ladies and Gentlemen:

         We have acted as special counsel to Farmers State Bancorp ("Farmers"), an Ohio corporation with its principal executive office located in Union City, Ohio, in connection with the Agreement and Plan of Merger ("Agreement") dated ____________ ___, 1998 by and between Farmers and ANB Corporation ("ANB"). The Agreement contemplates, among other matters, the merger of Farmers into ANB ("Merger").

         This opinion of counsel ("Opinion Letter") is provided to you pursuant to Section 12.02(b)(i) of the Agreement. Capitalized terms used in this Opinion Letter which are not defined above or elsewhere herein shall have the same meanings ascribed to them in the Agreement.

         This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord ("Accord") of the American Bar Association Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Law of the State of Illinois and the Federal Law of the United States of America.

         In rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of originals, certified to our satisfaction, of
(a) the Agreement; (b) the Articles of Incorporation and By-Laws, as amended, of Farmers; (c) the Certificate of Good Standing, dated ______________, 1998, issued by the Ohio Secretary of State with respect to

Farmers; (d) the letter of the Federal Reserve Bank of _____________, dated ____________, 1998, with respect to the status of Farmers under the Bank Holding Company Act of 1956, as amended; (e) the corporate minute books, records of corporate proceedings and stock transfer records of Farmers; and (f) such other records of Farmers as we have deemed relevant. We have made such investigation of facts and law and have done such other things as we have determined are necessary for the purpose of issuing the following opinions.

         Based upon and subject to the foregoing and the qualifications stated below, we are of the opinion that:

1. Farmers is: (a) a corporation duly organized and validly existing under the laws of the State of Ohio; (b) a bank holding company registered under the Bank Holding Company Act of 1956, as amended; and (c) duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary and where failure to be so qualified would have a material adverse effect on Farmers on a consolidated basis.

2. Farmers State Bank of Union City, Ohio is (a) an Ohio banking corporation duly organized and validly existing under the [Ohio Financial Institutions Act]; and (b) duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary and where failure to be so qualified would have a material adverse effect on the Bank.

3. Farmers has the requisite corporate power and authority to own or lease its properties as owned or leased, and to conduct its business as conducted, on the date hereof.

4. Farmers has the corporate power and authority to enter into and perform its obligations under the Agreement, and the execution, delivery and performance of the Agreement by Farmers have been authorized and approved by all necessary corporate action of Farmers. The Agreement is enforceable against Farmers.

5. The execution, delivery and performance of the Agreement by Farmers and the consummation of the Merger: (a) do not violate any presently existing provision of any law, rule or regulation applicable to, or any judgment, order or decree which is, to the

         Actual Knowledge of our Primary Lawyer Group, binding upon, Farmers;
         (b) do not conflict with any provision of the Certificates of Incorporation or By-Laws, as amended, of Farmers; and (c) do not conflict with or constitute a default under or breach of any indenture or agreement which is, to the Actual Knowledge of our Primary Lawyer Group, binding upon Farmers and which is material to Farmers on a consolidated basis.

6. (a) The authorized capital stock of Farmers consists of: _____________ shares of $_______ par value common stock, __________ of which shares are validly issued and outstanding ("Common Stock") and an additional _________ of which are subject to outstanding options to purchase. There are no other authorized or outstanding shares of capital stock of Farmers.

         (b) All of the outstanding shares of Common Stock: (i) have been duly and validly authorized by all necessary corporate action of Farmers, are validly issued and outstanding, fully paid and nonassessable; and
         (ii) have not been issued in violation of any pre-emptive rights of any present or former Farmers shareholder.

         (c) There are no (i) options, warrants, commitments, agreements, calls, claims or rights binding upon Farmers relating to the issuance, purchase or acquisition of any authorized but unissued or any outstanding shares of capital stock of Farmers, other than the outstanding options to purchase _____________ shares of Farmers common stock; (ii) commitments or agreements binding upon Farmers relating to the authorization or issuance of any class of equity securities of Farmers other than its shares of common stock presently authorized, issued and outstanding; or (iii) issued or outstanding securities which entitle the holder thereof to convert or exchange such securities into or for shares of capital stock of Farmers.

7. All of the outstanding shares of common stock of [Farmers State Bank] are owned by Farmers free and clear of all liens, pledges, charges, encumbrances, restrictions, security interests, options and pre-emptive rights and all other rights or claims of any person, corporation or entity.

8. All necessary approvals from the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions relating to Farmers with respect to the Merger have been obtained, and no further authorization from the foregoing governmental regulatory authorities is required prior to consummation of the Merger.

         We hereby advise you that no information has come to the attention of our Primary Lawyer Group which causes us to believe that the Registration Statement filed with the Securities and Exchange Commission and the Proxy Statement-Prospectus mailed to the shareholders of Farmers relating to the Merger (other than the financial statements and other financial data and related schedules therein and all information relating to or supplied by ANB, whether included or incorporated by reference therein, as to which we express no view) at the time that the Registration Statement became effective and at the time that the Proxy Statement-Prospectus was first mailed to shareholders of Farmers contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

         We hereby confirm to you that, to the Actual Knowledge of our Primary Lawyer Group, there is no action, suit, proceeding, arbitration or mediation pending or overtly threatened in writing against Farmers before or by any court, governmental authority or otherwise which (a) seeks to affect the enforceability of the Agreement or challenge the validity or propriety of the Merger or (b) which is likely, to our knowledge, if decided adversely to Farmers to have a material adverse effect on the financial condition, results of operations, business, assets or capitalization of Farmers on a consolidated basis.

         The General Qualifications of the Accord apply to the opinions set forth in this Opinion Letter. For purposes of this Opinion Letter, our Primary Lawyer Group consists of
___________.

         This Opinion Letter is rendered to you solely for your benefit, pursuant to Section 12.02(b)(i) of the Agreement in connection with the Merger, and may be relied upon by you only in connection therewith and may not, except to the extent authorized by the Accord, be used or relied upon by any other person or entity for any purpose whatsoever without, in each instance, our prior express written consent. Moreover, we assume no professional responsibility to any other person whatsoever.
                                                     Very truly yours,
                                                     ICE MILLER DONADIO & RYAN

                                                                APPENDIX B

         1701.84   DISSENTING SHAREHOLDERS ENTITLED TO RELIEF. -- The
following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:
         (A) Shareholders of the domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;
         (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;
         (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;
         (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;
         (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code. (Last amended by H.B. 495, L. `96, eff. 10-4-96.)
         1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATIONS; PROCEDURES. -- (A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
         (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by his as the fair cash value of the shares.
         (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division
(A)(2) of this section.
         (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.
         (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each now certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting holder of such holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificates shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
         (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation maybe the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of the share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder had dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertified securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
         (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as to the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share of the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no even shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.
         (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:
         (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
         (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholder rescind their adoption, of the action involved;
         (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;
         (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section within the period provided in that division.
         (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.
         (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

                                                                APPENDIX C


February  ___, 1999

Board of Directors
Farmers State Bancorp
101 East Elm Street
Union City, Ohio 45390-1771

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point view, to the common shareholders of Farmers State Bancorp (the "Company"), Union City, Ohio of the terms of the Agreement and Plan of Merger ("Merger Agreement"), dated October 21, 1998, by and between ANB Corporation ("ANB") and the Company. The terms of the Merger Agreement result in the merger of the Company with and into ANB in exchange for 5.4 ANB shares for each share of the Company. ANB will be the surviving bank and will continue to carry on its banking business in substantially the same manner as before the merger.

City Securities Corporation ("CSC") is a recognized investment banking firm. CSC is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, CSC performed a review and analysis of the historic performance of the Company and its wholly owned subsidiary, Farmers State Bank ("the Bank") contained in: (1) the Company's compiled annual report for the year ended December 31, 1997; Consolidated Reports of Condition and Income FFIEC Form 034 of the Bank for the years ended 1993 - 1997 and for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and (3) Uniform Bank Performance Report of the Bank for December 31, 1997. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of the opinion. In review of the aforementioned information, we have taken into account our

Board of Directors
Farmers State Bancorp
February ___, 1999


assessment of general market and financial conditions, our experience in other transactions and our knowledge of the banking industry generally.

For the purposes of this opinion, CSC reviewed and analyzed the historic performance of ANB contained in: (1) the audited annual reports for the years ended December 31, 1995 -1997; (2) Form 10-Q of ANB for the period ended September 30, 1998, 1997 and 1996; and (3) certain other available information relative to ANB.

We have not compiled, reviewed or audited the financial statements of the Company or ANB, nor have we independently verified any of the other information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or ANB.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by shareholders of the Company under the Merger Agreement is fair from a financial point of view.

City Securities Corporation

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation provide that the Registrant will indemnify any person who is or was a director, officer or employee of the Registrant or of any other corporation for which he is or was serving in any capacity at the request of the Registrant against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of the Registrant is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Board of Directors of the Registrant or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration
Statement:

         2        Agreement and Plan of Merger (included as Appendix A to
                  Prospectus)

         3(i) Articles of Incorporation of the Registrant, as amended (Incorporated by reference to Exhibit 3.01 of the Registrant's Annual Report on Form 10-K For the fiscal year ended December 31, 1995)

         3(ii) By-Laws of the Registrant, as amended (Incorporated by reference to Exhibit 3.02 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

         4 The description of ANB's Common Stock (Incorporated herein by reference to Registrant's Registration Statement on Form 8-A dated December 6, 1990, including any amendment or report filed for the purpose of updating such description).

         5        Opinion of Krieg DeVault Alexander & Capehart, LLP re:
                  legality

         8 Tax Opinion of Krieg DeVault Alexander & Capehart, LLP copy re: certain federal income tax matters

         10.01 ANB Corporation Stock Option Plan (Incorporated herein by reference to Exhibit 4.3 of Form S-8 Registration Statement, Commission File No. 33-95868 filed on August 18, 1995).

         10.02 Nonqualified Stock Option Plan of ANB Corporation for Former Directors of Muncie Federal Savings and Loan Association (Incorporated herein by reference to Exhibit 28 of the Registrant's Form 10-Q as of March 31, 1991).

         10.03 Agreement to Merge by and between American National Bank and Trust Company and Muncie Federal Savings Bank dated June 16, 1992 (Incorporated herein by reference to Exhibit 10.12 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1992).

         10.04 1993 Amended and Restated Employment Agreement dated September 7, 1993 by and among James R. Schrecongost, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.13 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

         10.05 1993 Amended and Restated Employment Agreement dated September 7, 1993 by and among Lloyd M. Townsend, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

         10.06 1993 Amended and Restated Employment Agreement dated September 7, 1993 by and among Larry E. Thomas, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

         10.07 1993 Amended and Restated Employment Agreement dated September 7, 1993 by and among David W. Spade, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.16 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

         10.08 1993 Amended and Restated Employment Agreement dated September 8, 1993 by and among Paul L. Sehnert, Jr., ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.17 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993).

         10.09 1994 Amended and Restated Employment Agreement dated November 30, 1994 by and among Christ L. Talley, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

         10.10 1994 Amended and Restated Employment Agreement dated November 10, 1994 by and among Philip R. Hirschfeld, ANB Corporation and a subsidiary of ANB Corporation (Incorporated herein by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994).

         10.11 ANB Corporation 1995 Stock Option Plan (Incorporated herein by reference to Exhibit 4.3 of Form S-8 Registration Statement, Commission File No. 33-95866 filed on August 18, 1995).

         10.12 ANB Corporation 1996 Directors' Stock Option Plan (Incorporation herein by reference to Exhibit 10.13 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996).

         10.13. Employment Agreement dated December 1, 1997 by and among Jerome J. Gassen, ANB Corporation and a subsidiary of ANB Corporation (Incorporated by reference to Exhibit 10.13 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

         10.14 Employment and Noncompetition Agreement dated September 16, 1997 by and among R. Michael Miner, ANB Corporation and a subsidiary of ANB Corporation (Incorporated by reference to Exhibit 10.14 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

         10.15 Employment and Noncompetition Agreement dated October 17, 1997 by and among Mark W. Cremonie, ANB Corporation and a subsidiary of ANB Corporation (Incorporated by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

         21 Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997).

         23.01 Consent of Krieg DeVault Alexander & Capehart, LLP (included in Opinion of Krieg DeVault Alexander & Capehart, LLP re: legality at Exhibit 5)

         23.02    Consent of Olive LLP

         23.03    Consent of City Securities Corporation

         99.01    Form of Proxy

ITEM 22.  UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  (2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muncie, State of Indiana, on January 25, 1999.

                                       ANB CORPORATION


                                       By: /s/ JAMES R. SCHRECONGOST
                                          James R. Schrecongost, Vice Chairman,
                                          President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of January 25, 1999.

Name                                                Title
----                                                -----

/s/ Kelly N. Stanley
-------------------------------       Chairman of the Board of Directors
Kelly N. Stanley


 /s/ JAMES R. SCHRECONGOST
-------------------------------       Vice Chairman, President and Chief
James R. Schrecongost                 Executive Officer


 /s/ LARRY E. THOMAS
-------------------------------       Treasurer (Chief Financial Officer and
Larry E. Thomas                       Principal Accounting Officer)


/s/ Ben E. Delk
-------------------------------       Director
Ben E. Delk


/s/ Madelyn K. Ferris
-------------------------------       Director
Madelyn K. Ferris


-------------------------------       Director
R. David Hoover

-------------------------------       Director
William L. Peterson


-------------------------------       Director
Donald A. Ross


/s/ Chris L. Talley
-------------------------------       Director
Chris L. Talley


/s/ Leon V. Towne
-------------------------------       Director
Leon V. Towne